Exhibit 10.3
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.
AMENDMENT NUMBER EIGHT
to the
MASTER REPURCHASE AGREEMENT
Dated as of June 3, 2020,
among
HOME POINT FINANCIAL CORPORATION,
MORGAN STANLEY BANK. N.A.,
and
MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC
This AMENDMENT NUMBER EIGHT (this “Amendment”) is made this 4th day of March, 2022, among HOME POINT FINANCIAL CORPORATION, a New Jersey corporation, as seller (“Seller”), MORGAN STANLEY BANK, N.A., a national banking association, as buyer (“Buyer”) and MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as agent for the Buyer (“Agent”), to the Master Repurchase Agreement, dated as of June 3, 2020, as amended by that certain Amendment Number One to the Master Repurchase Agreement, dated as of August 14, 2020, by that certain Amendment Number Two to the Master Repurchase Agreement, dated as of November 18, 2020, by that certain Amendment Number Three to the Master Repurchase Agreement, dated as of December 23, 2020 and effective as of January 5, 2021, by that certain Amendment Number Four to the Master Repurchase Agreement, dated as of February 11, 2021, by that certain Amendment Number Five to the Master Repurchase Agreement, dated as of March 10, 2021, by that certain Amendment Number Six to the Master Repurchase Agreement, dated as of June 29, 2021, and by that certain Amendment Number Seven to the Master Repurchase Agreement, dated as of December 23, 2021 (as further amended, modified or supplemented from time to time, the “Agreement”), among Seller, Buyer and Agent, as such agreement may be further amended from time to time. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.
RECITALS
WHEREAS, Seller, Buyer and Agent have agreed to amend the Agreement as more specifically set forth herein; and
WHEREAS, as of the date hereof, Seller represents to Buyer and Agent that Seller is in full compliance with all of the terms and conditions of the Agreement and each other Repurchase Document and no Default or Event of Default has occurred and is continuing under the Agreement or any other Repurchase Document.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:

Section 1.    Amendment. Effective as of the Amendment Effective Date, the Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Exhibit A hereto.
Section 2.    Effective Date. This Amendment shall become effective as of the date (the “Amendment Effective Date”) that the Agent shall have received counterparts hereof duly executed by each of the parties hereto.
Section 3.    Fees and Expenses. Seller agrees to pay to Buyer and Agent all reasonable out-of-pocket costs and expenses incurred by Buyer or Agent in connection with this Amendment (including all reasonable fees and out-of-pocket costs and expenses of Buyer’s or Agent’s legal counsel) in accordance with Section 14.04 and 14.06 of the Agreement.
Section 4.    Representations. Seller hereby represents to Buyer and Agent that as of the date hereof, Seller is in full compliance with all of the terms and conditions of the Agreement and each other Repurchase Document and no Default or Event of Default has occurred and is continuing under the Agreement or any other Repurchase Document.
Section 5.    Binding Effect; Governing Law. THIS AMENDMENT SHALL BE BINDING AND INURE TO THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND PERMITTED ASSIGNS. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL GOVERN).
Section 6.    Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.
Section 7.    Limited Effect. Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby. The parties hereto have entered into this Amendment solely to amend the terms of the Agreement and do not intend this Amendment or the transactions contemplated hereby to be, and this Amendment and the transactions contemplated hereby shall not be construed to be, a novation of any of the obligations owing by Seller or any other party under or in connection with the Agreement or any of the other Transaction Documents. It is the intention and agreement of each of the parties hereto that (i) the perfection and priority of all security interests securing the payment of the Repurchase Obligations of the parties under the Agreement are preserved, (ii) the liens and security interests granted under the Agreement continue in full force and effect, and (iii) any reference to the Agreement in any such Transaction Documents shall be deemed to reference to this Amendment.
[Signature Page Follows]

2

IN WITNESS WHEREOF, Sellers, Buyer and Agent have caused this Amendment to be executed and delivered by their duly authorized officers as of the date set forth above.

HOME POINT FINANCIAL CORPORATION, as Seller

By:	/s/ Maria Fregosi

Name:	Maria Fregosi
Title:	Chief Investment Officer

1

MORGAN STANLEY BANK, N.A., as Buyer

By:	/s/ Darius Houseal

Name:	Darius Houseal
Title:	Authorized Signatory

Morgan Stanley Bank, N.A.
1585 Broadway, 24th Floor
New York, New York 10036
Attention: [***]
Telephone No.: [***]
Fax: [***]
Email: [***]

With a copy to:

One Utah Center
201 South Main Street
Salt Lake City, Utah 84111

With a copy to:

Morgan Stanley Bank, N.A.
1 New York Plaza, 41st Floor
New York, New York 10004
Attention: [***]
Telephone: [***]
Email: [***]

2

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, as Agent

By:	/s/ Michael A. Calandra, Jr.

Name:	Michael A. Calandra, Jr.
Title:	Authorized Signatory

Morgan Stanley Mortgage Capital Holdings LLC
1585 Broadway, 24th Floor
New York, New York 10036
Attention: [***]
Telephone No.: [***]
Fax: [***]
Email: [***]

3

EXHIBIT A

[see attached]

CONFORMED COPY through:
Amendment No. 1, dated 8/14/2020
Amendment No. 2, dated 11/18/2020
Amendment No. 3, dated 12/23/2020 and effective as of 1/5/2021
Amendment No. 4, dated 2/11/2021
Amendment No. 5, dated 3/10/2021
Amendment No. 6, dated 6/29/2021
Amendment No. 7, dated 12/23/2021
Amendment No. 8, dated 3/4/2022

MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT

Dated as of June 3, 2020

HOME POINT FINANCIAL CORPORATION,
the Seller,
MORGAN STANLEY BANK, N.A.,
the Buyer
and
MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC,
the Agent

TABLE OF CONTENTS
Page
Section 1.    Definitions and Accounting Matters    1
1.01    Certain Defined Terms.    1
1.02    Accounting Terms and Determinations    29
1.03    Interpretation    29
Section 2.    No Commitment, Initiation of Transactions, Confirmation    30
2.01    No Commitment    30
2.02    Transaction Request Procedure (Transactions other than Wet-Ink Transactions)    31
2.03    Transaction Request Procedure (Wet-Ink Transactions)    32
2.04    [Reserved.]    33
2.05    Repurchase and Repurchase Price    33
2.06    Conversion of Applicable Interest Rates    35
2.07    Margin Maintenance    36
Section 3.    Payments; Requirements of Law; Commitment Fee, Non-Utilization Fee, Etc.    36
3.01    Payments    36
3.02    Requirements of Law    38
3.03    Commitment Fee    39
3.04    Non-Utilization Fee    39
Section 4.    Purchased Items    40
4.01    Purchased Items; Security Interest    40
4.02    Further Documentation    42
4.03    Changes in Locations, Name, etc    42
4.04    The Buyer’s Appointment as Attorney-in-Fact    42
4.05    Performance by The Buyer of The Seller’s Repurchase Obligations    44
4.06    Proceeds    44
4.07    Remedies    44
4.08    Limitation on Duties Regarding Preservation of Purchased Items    45
4.09    Powers Coupled with an Interest    45
4.10    Release of Security Interest    45
4.11    Cash Reporting    46
4.12    Taxes; Tax Treatment    46
Section 5.    Conditions Precedent    48
5.01    Conditions Precedent to Initial Transaction    48
5.02    Conditions Precedent to all Transactions    49
Section 6.    Representations and Warranties    52
6.01    Legal Name    52
6.02    Existence    52
6.03    Financial Condition    52
6.04    Litigation    53
6.05    No Breach    53
6.06    Action    53
6.07    Approvals    54
6.08    Margin Regulations    54
6.09    Taxes    54
-i-

6.10    Investment Company Act    54
6.11    Purchased Items; Security    54
6.12    Chief Executive Office/Jurisdiction of Organization    55
6.13    Location of Books and Records    55
6.14    Hedging    55
6.15    True and Complete Disclosure    55
6.16    Tangible Net Worth    56
6.17    ERISA    56
6.18    Delivery of Mortgage Loans    56
6.19    Subsidiaries    56
6.20    Regulatory Status    56
6.21    Takeout Commitments; Takeout Assignments    57
6.22    No Prohibited Persons.    57
6.23    Identification of Servicer(s)    57
6.24    Solvency    57
6.25    Massachusetts Subprime Loans, Nevada Subprime Loans and Loans Subject to Consent or Other Orders    58
6.26    [Reserved]    58
6.27    True Sales    58
6.28    Anti-Money Laundering Laws    58
6.29    No Burdensome Restrictions    58
6.30    Origination and Acquisition of Mortgage Loans    58
6.31    No Broker    58
Section 7.    Covenants of the Seller    59
7.01    Financial Statements    59
7.02    Litigation    61
7.03    Existence, etc.    61
7.04    Prohibition of Fundamental Changes    62
7.05    Margin Deficiency    62
7.06    Notices    62
7.07    Interest Rate Protection Agreements    63
7.08    Reports    63
7.09    Underwriting Guidelines    63
7.10    Transactions with Affiliates    64
7.11    Limitation on Liens    64
7.12    Limitation on Guarantees    64
7.13    Limitation on Distributions    64
7.14    Maintenance of Tangible Net Worth    64
7.15    Maintenance of Ratio of Total Indebtedness to Tangible Net Worth    65
7.16    Maintenance of Profitability    65
7.17    Servicer; Servicing File    65
7.18    Maintenance of Liquidity    65
7.19    Required Filings    65
7.20    No Adverse Selection    65
7.22    Remittance of Prepayments in Full    65
7.23    Agency Approvals    66
7.24    [Reserved].    66
7.25    Maintenance of Property; Insurance    66
7.26    MERS Designated Mortgage Loans    66
7.27    Loan Purchase Agreements    66
7.28    Reserved    66
7.29    Power of Attorney    66
7.30    Quality Control    66
-ii-

7.31    Maintenance of Papers, Records and Files    67
7.32    Taxes, Etc.    67
7.33    Reserved    68
7.34    MERS    68
7.35    Maintenance of Financial Covenants and Reporting Requirements    68
7.36    FHA/VA/RHS Loans    68
7.37    Protection of the Buyer’s Interests in the Purchased Loans    68
7.38    Division of Limited Liability Company    68
Section 8.    Events of Default.    69
Section 9.    Remedies Upon Default    73
Section 10.    No Duty of The Buyer    74
Section 11.    Recognition of the US Special Resolution Regimes    74
Section 12.    Reserved    74
Section 13.    The Agent    74
13.01    Appointment    74
13.02    Duties of Agent    75
13.03    Delegation of Duties    75
13.04    Exculpatory Provisions    75
13.05    Reliance by Agent    75
13.06    Notices    76
13.07    Non Reliance by Buyer    76
13.08    Indemnification    77
13.09    Successor Agent    77
Section 14.    Miscellaneous    77
14.01    Delay Not Waiver; Remedies Are Cumulative    77
14.02    Notices    78
14.03    Use of Employee Plan Assets    78
14.04    Indemnification and Expenses    78
14.05    Waiver of Redemption and Deficiency Rights    80
14.06    Reimbursement    80
14.07    Termination and Survival    80
14.08    Severability    81
14.09    Amendments and Waivers    81
14.10    Assignments and Participations    82
14.11    Successors and Assigns    83
14.12    Reserved    83
14.13    Captions    84
14.14    Counterparts    84
14.15    Governing Law; Repurchase Agreement Constitutes Security Agreement    84
14.16    Reserved    84
14.17    Electronic Signatures    84
14.18    Submission To Jurisdiction; Waivers    84
14.19    WAIVER OF JURY TRIAL    85
14.20    Acknowledgments    85
14.21    Hypothecation or Pledge of Purchased Items    85
14.22    Servicing    85
14.23    Periodic Due Diligence Review    88
-iii-

14.24    [Reserved]    89
14.25    Set-Off    89
14.26    Single Agreement    90
14.27    Intent    90
14.28    Confidentiality    91
14.29    Entire Agreement    92

-iv-

SCHEDULES

SCHEDULE 1    Representations and Warranties re: Eligible Mortgage Loans
SCHEDULE 2    Filing Jurisdictions and Offices
SCHEDULE 3    Previous Names, Assumed Names or Trade Names used by the Seller
SCHEDULE 4    Cooperative Mortgage Loan Documents
SCHEDULE 5    Information for Servicer Reports
SCHEDULE 6    Excluded States

EXHIBITS

EXHIBIT A    Takeout Investors
EXHIBIT B    Underwriting Guidelines
EXHIBIT C    Form of Servicer Notice
EXHIBIT D    Form of Takeout Assignment
EXHIBIT E    Form of Assignment and Acceptance
EXHIBIT F    Form of Takeout Proceeds Identification Letter
EXHIBIT G    [RESERVED]
EXHIBIT H    Form of Compliance Certificate

-v-

MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT
MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT, dated as of June 3, 2020 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Repurchase Agreement”), by and between HOME POINT FINANCIAL CORPORATION, a New Jersey corporation (the “Seller”), MORGAN STANLEY BANK, N.A., a national banking association (the “Buyer”) and MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as agent for the Buyer (together with any successor agent appointed from time to time in accordance with the terms of Section 13.09, the “Agent”).
RECITALS
Buyer shall, with respect to the Committed Amount, and may, with respect to the Uncommitted Amount, from time to time, upon the terms and conditions set forth herein, agree to enter into transactions in which Seller transfers to Buyer Eligible Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Purchased Loans at a date certain, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction,” and, unless otherwise agreed in writing, shall be governed by this Repurchase Agreement.
Section 1.    Definitions and Accounting Matters.
1.01    Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Repurchase Agreement in the singular to have the same meanings when used in the plural and vice versa):
“1934 Act” shall mean the Securities and Exchange Act of 1934, as amended from time to time.
“Acceptable State” shall mean any state other than those listed on Schedule 6 as such Schedule may be amended, revised or otherwise modified from time to time by mutual written agreement (which may be via email) between the Buyer and the Seller.
“Accepted Servicing Practices” shall mean with respect to any Mortgage Loan, those accepted and prudent mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions that service mortgage loans of the same type as the Eligible Mortgage Loans in the jurisdiction where the related Mortgaged Property is located, and, to the extent related to Agency Mortgage Loans, which are in accordance with the applicable FHA Regulations, VA Regulations, RHS, Ginnie Mae, Freddie Mac or Fannie Mae servicing practices and procedures for MBS pool mortgages, as defined in the applicable FHA, VA, RHS, Ginnie Mae, Freddie Mac and Fannie Mae servicing guides including future updates, and in a manner at least equal in quality to the servicing the Seller or the Seller’s designee provides to mortgage loans which it owns in its own portfolio.
“Accrual Period” shall mean (a) with respect to any Payment Date as to which the Non-Utilization Fee is calculated, the period beginning on a Payment Date and ending on the day before the third following Payment Date, and (b) with respect to the Termination Date, the period beginning on the last Payment Date as to which a Non-Utilization Fee was calculated and ending on the day before the Termination Date.

“Affiliate” shall mean with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person; provided that other than the Seller and its Subsidiaries, no other portfolio company of Stone Point Capital LLC or its Affiliates shall be deemed an Affiliate of Seller. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
“Agency” shall mean Fannie Mae, Freddie Mac, Ginnie Mae, FHA, VA, RHS and any other government mortgage loan program acceptable to the Buyer (or the Agent on the Buyer’s behalf) or any successors thereto.
“Agency Approvals” shall mean approval by the Agencies as an approved issuer in good standing, as more particularly defined in Section 6.07(b) hereof.
“Agency Guide” shall mean, with respect to Fannie Mae securities and Fannie Mae eligible Mortgage Loans, the Fannie Mae Selling Guide and the Fannie Mae Servicing Guide, with respect to Freddie Mac securities and Freddie Mac eligible Mortgage Loans, the Freddie Mac Sellers’ and Servicers’ Guide; and with respect to any other Agency, the relevant guide or guidelines or regulations, in each case including all exhibits thereto, as such guide may be amended, supplemented or otherwise modified from time to time.
“Agency Mortgage Loan” shall mean a Mortgage Loan which is eligible to be sold to Fannie Mae or Freddie Mac or which is a FHA Loan, VA Loan or RHS Loan, or is otherwise eligible to be sold to, or insured by, any other Agency pursuant to any mortgage loan program acceptable to Buyer.
“Agency Renovation Loan” shall mean any Agency Mortgage Loan that is an FHA §203(h) Loan, an FHA §203(k) Loan, a Fannie Mae HomeStyle Loan, or any other Agency Mortgage Loan originated in accordance with an Agency program for construction, renovation or rehabilitation of the related Mortgaged Property.
“Agent” shall have the meaning set forth in the preamble to this Repurchase Agreement.
“Aggregate Utilization Ratio” for any Accrual Period shall mean, as of any date of determination, the ratio obtained by dividing (i) the sum of the Purchase Prices outstanding on each date during such Accrual Period by (ii) the sum of the Maximum Amount in effect on each day during such Accrual Period.
“ALTA” shall mean the American Land Title Association.
“Applicable Law” shall mean, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.
“Applicable Pricing Spread” shall mean, for each Type of Eligible Mortgage Loan, the applicable pricing spread set forth in the Pricing Side Letter.

“Applicable Purchase Rate” shall mean, for each Type of Eligible Mortgage Loan, the applicable purchase rate set forth in the Pricing Side Letter.
“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.
“Assignment and Acceptance” shall have the meaning set forth in Section 14.10(a) hereof.
“Assignment of Mortgage” shall mean, with respect to any mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related mortgaged property is located to reflect the assignment and pledge of the mortgage.
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of a Calculation Period pursuant to this Repurchase Agreement as of such date.
“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.
“Benchmark” shall mean, initially, Term SOFR; provided that, if a Benchmark Transition Event and the Benchmark Replacement Date with respect thereto have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.06(a).
“Benchmark Floor” shall have the meaning set forth in the Pricing Side Letter.
“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Buyer (or the Agent on behalf of the Buyer) on the applicable Benchmark Replacement Date:
(1)    the sum of: (a) either of (i) Compounded SOFR or (ii) Daily Simple SOFR, as selected by the Buyer (or the Agent on behalf of the Buyer) to be the then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for the applicable repurchase facility market and (b) the applicable Benchmark Replacement Adjustment;
(2)     the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment; or
(3)    the sum of: (a) the alternate rate of interest that has been selected by the Buyer (or the Agent on behalf of the Buyer) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated secured financings or securitizations relating to the relevant asset class, as applicable at such time and (b) the Benchmark Replacement Adjustment.

If at any time the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) of this definition would be less than the Benchmark Floor, the Benchmark Replacement will be deemed to be the Benchmark Floor for the purposes of this Repurchase Agreement.
“Benchmark Replacement Adjustment” shall mean the first alternative set forth in the order below that can be determined by the Buyer (or the Agent on behalf of the Buyer) as of the Benchmark Replacement Date:
(1)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; or
(2)    the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Buyer (or the Agent on behalf of the Buyer) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable at such time.
“Benchmark Replacement Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including but not limited to changes to the definition of “Business Day,” the definition of “Calculation Period,” timing and frequency of determining rates and making payments of Price Differential, timing of transaction requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Buyer (or the Agent on behalf of the Buyer) decides may be appropriate to reflect the adoption and implementation of such rate and to permit the administration thereof by the Buyer (or the Agent on behalf of the Buyer) in a manner substantially consistent with market practice (or, if the Buyer (or the Agent on behalf of the Buyer) decides that adoption of any portion of such market practice is not administratively feasible or if the Buyer (or the Agent on behalf of the Buyer) determines that no market practice for the administration of such rate exists, in such other manner of administration as the Buyer (or the Agent on behalf of the Buyer) determines is reasonably necessary in connection with the administration of this Repurchase Agreement).
“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Best’s” shall mean Best’s Key Rating Guide, as the same shall be amended from time to time.
“BHC Act Affiliate” shall have the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
“Blocked Account” shall have the meaning set forth in Section 3.01(b) hereof.
“Blocked Account Agreement” shall mean the collection account control agreement to be entered into by the Buyer, the Agent, the Seller and the related depository bank in form and substance acceptable to Buyer with respect to the Blocked

Account, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a legal holiday in the State of New York, the State of Texas or the State of Michigan, or (iii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed.
“Buyer” shall have the meaning provided in the introductory paragraph hereto.
“Calculation Period” shall mean, with respect to any Transaction, (a) initially, the period commencing on the related Purchase Date to but excluding the first day of the following calendar month; and (b) thereafter, each period commencing on the first day of the calendar month to and including the last day of such calendar month. Notwithstanding the foregoing, no Calculation Period may end after the Termination Date.
“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Repurchase Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.
“Cash Equivalents” shall mean (a) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of [***] or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of [***], (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within [***] after the day of acquisition, (e) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of [***] or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.
“Change of Control” shall mean, with respect to Seller, Home Point Capital Inc., ceasing to own directly or indirectly more than [***] of the Equity Interests in and to Seller. For purposes of this definition, “Equity Interests” means, with respect to the Seller, all shares, interests, participations or other equivalents in the equity of the Seller, including common stock, preferred stock, warrants, membership interests, partnership interests, limited partnership interests, convertible debentures, other debt securities which include voting rights in the Seller referred to, and any and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.
“Closing Agent” shall mean, with respect to any Wet-Ink Transaction, an entity reasonably satisfactory to the Buyer (which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated) to which the proceeds of such Wet-Ink Transaction are to be wired pursuant to the instructions of the Seller. Unless the Buyer notifies the Seller (electronically or in writing) that a Closing Agent is unsatisfactory, each Closing Agent utilized by the Seller shall be deemed satisfactory; provided, that the Buyer shall instruct the Custodian that no funds shall be transferred to the account of any Closing Agent after the date that is five (5) Business Days following the date that notice is delivered to the Seller that such Closing Agent is unsatisfactory, and provided, further, that the Recognized Value shall be deemed to be zero with respect to each Mortgage Loan, for so long as such Mortgage Loan is a Wet-Ink Mortgage Loan, as to which the proceeds of such Mortgage Loan were wired to a Closing Agent with respect to which the Buyer has notified the Seller at any time (both before and after the related Purchase Date without regard to the five (5) Business Day period referenced above) that such Closing Agent is not satisfactory.
“Code” shall mean the Internal Revenue Code of 1986.
“Commitment Fee” shall have the meaning assigned thereto in the Pricing Side Letter.
“Committed Amount” shall have the meaning assigned thereto in the Pricing Side Letter.
“Compliance Certificate” shall have the meaning set forth in Section 7.01 hereof.
“Compounded SOFR” shall mean the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which, for example, may be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Calculation Period or compounded in advance) being established by the Buyer (or the Agent on behalf of the Buyer) in accordance with:
(1)    the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(2)    if, and to the extent that, the Buyer (or the Agent on behalf of the Buyer) determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Buyer (or the Agent on behalf of the Buyer) giving due consideration to any industry-accepted market practice for similar U.S. dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable at such time.

“Confirmation” shall mean, with respect to any Transaction, a confirmation of such Transaction by the Buyer (or the Agent) delivered pursuant to Section 2.02.
“Contractual Obligation” shall mean as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any provision of any security issued by such Person.
“Cooperative Corporation” shall mean the cooperative apartment corporation that holds legal title to a Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.
“Cooperative Mortgage Loan” shall mean a Mortgage Loan that is secured by a first lien on a perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.
“Cooperative Mortgage Loan Documents” shall mean the documents listed on Schedule 4 attached hereto, if applicable, or as otherwise mutually agreed.
“Cooperative Mortgage Note” shall mean the original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a Cooperative Mortgage Loan.
“Cooperative Project” shall mean all real property owned by a Cooperative Corporation in the State of New York including the land, separate dwelling units and all common elements.
“Cooperative Shares” shall mean the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.
“Cooperative Unit” shall mean a specific unit in a Cooperative Project.
“Corresponding Tenor” shall mean, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Custodial and Disbursement Agreement” shall mean the Custodial and Disbursement Agreement, dated as of the date hereof, among the Seller, the Custodian, the Disbursement Agent, the Agent and the Buyer, as the same shall be amended, restated, supplemented or otherwise modified and in effect from time to time, and any other custodial agreement entered into pursuant to this Repurchase Agreement.
“Custodian” shall mean U.S. Bank National Association, as custodian under the Custodial and Disbursement Agreement, and its successors and permitted assigns thereunder.
“Cut-Off Date” shall mean the first day of the month in which the related Purchase Date occurs.
“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Buyer (or the Agent on behalf of the Buyer) in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans at such times; provided that, if the Buyer (or the Agent on behalf of the Buyer) decides that any such convention is not administratively feasible for the Buyer, then the Buyer (or the Agent on behalf of the Buyer) may establish another convention in its reasonable discretion.
“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.
“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Disbursement Account” shall mean that certain deposit account established pursuant to the Custodial and Disbursement Agreement and subject to the Disbursement Account Control Agreement.
“Disbursement Account Control Agreement” shall mean a blocked account control agreement entered into among the Buyer, the Agent, the Disbursement Agent and the Seller with respect to the Disbursement Account (as defined in the Custodial and Disbursement Agreement).
“Disbursement Agent” shall mean U.S. Bank National Association, as disbursement agent under the Custodial and Disbursement Agreement, and its successors and permitted assigns thereunder.
“Dollars” and “$” shall mean lawful money of the United States of America.
“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.
“Due Diligence Review” shall mean the performance by the Buyer (or the Agent on behalf of the Buyer) of any or all of the reviews permitted under Section 14.23 hereof with respect to any or all of the Purchased Loans, as desired by the Buyer and the Agent from time to time.
“Early Repurchase Date” shall have the meaning provided in Section 2.05(e) hereof.
“Early Monthly Payment Amount” shall have the meaning provided in Section 3.01(a).
“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 5.01 hereof shall have been satisfied.
“Eighth Amendment Effective Date” shall mean March 4, 2022.
“Electronic Agent” shall mean Merscorp Holdings, Inc., as electronic agent under the Electronic Tracking Agreement, and its successors and permitted assigns thereunder.
“Electronic Tracking Agreement” shall mean the Electronic Tracking Agreement, dated as of June 3, 2020, among the Seller, the Buyer, the Agent, the

Electronic Agent and MERS, as the same shall be amended, restated, supplemented or otherwise modified from time to time.
“Eligible Mortgage Loans” shall have the meaning assigned thereto in the Pricing Side Letter.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” shall mean any Person which, together with the Seller, is treated as a single employer under Section 414(b) or (c) of the Code or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as a single employer described in Section 414(b), (c), (m), or (o) of the Code.
“Escrow Payments” shall mean with respect to any Mortgage Loan, the amounts constituting ground rents, Taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.
“Eurocurrency Liabilities” shall have the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Event of Default” shall have the meaning provided in Section 8 hereof.
“Exception” shall have the meaning specified in the Custodial and Disbursement Agreement.
“Exception Report” shall mean the portion of the Mortgage Loan Schedule and Exception Report detailing Exceptions in respect of each Mortgage Loan.
“Excess Proceeds” shall have the meaning provided in Section 2.05(d) hereof.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to or required to be withheld from a payment to the Buyer (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the recipient being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of the Buyer, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Buyer with respect to an applicable interest in each Transaction pursuant to a law in effect on the date on which the Buyer acquires such interest in such Transactions or the Buyer changes its lending office, except, in each case, to the extent such Taxes were payable to either such Buyer’s assignor immediately before such Buyer became a party hereto (c) Taxes attributable to Buyer’s failure to comply with Section 4.12(e), and (d) U.S. federal withholding Taxes imposed under FATCA.
“Fannie Mae” shall mean the Federal National Mortgage Association, or any successor thereto.
“Fannie Mae HomeStyle Loan” shall mean a Mortgage Loan that fully conforms to Fannie Mae’s HomeStyle Renovation mortgage loan program and is referred to as a “HomeStyle® Renovation Mortgage” by Fannie Mae.

“FATCA” shall mean sections 1471 through 1474 of the Code, as of the date of this Repurchase Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Code.
“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Buyer from three federal funds brokers of recognized standing selected by it.
“FHA” shall mean the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.
“FHA Approved Mortgagee” shall mean an institution which is approved by FHA to act as servicer and mortgagee of record pursuant to FHA Regulations.
“FHA Insurance Contract” shall mean the contractual obligation of FHA respecting the insurance of an FHA Loan pursuant to the National Housing Act, as amended.
“FHA Loan” shall mean a Mortgage Loan that is the subject of an FHA Insurance Contract as evidenced by a Mortgage Insurance Certificate.
“FHA Regulations” shall mean the regulations promulgated by HUD under the National Housing Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, Circulars, Notices and Mortgagee Letters.
“FHA Streamline Loan” shall mean a FHA Loan originated pursuant to the FHA Streamline Refinance” program in compliance with FHA Regulations, including HUD Handbook 4155.1.6.C.
“FHA §203(h) Loan” shall mean a closed-end first lien FHA Loan with the following characteristics:
(a)    a portion of the proceeds of which will be used for the purpose of acquiring, rehabilitating or repairing the related single family property;
(b)    which satisfies the applicable requirements of Section 203(h) of the National Housing Act and any applicable regulations; and
the payment of which is insured by the FHA under the National Housing Act or with respect to which a current binding and enforceable commitment for such insurance has been issued by the FHA.

“FHA §203(k) Loan” shall mean a closed-end first lien FHA Loan with the following characteristics:
(c)    a portion of the proceeds of which will be used for the purpose of rehabilitating or repairing the related single family property;
(d)    which satisfies the definition of “rehabilitation loan” under 24 C.F.R. 203.50(a); and
(e)    the payment of which is insured by the FHA under the National Housing Act or with respect to which a current binding and enforceable commitment for such insurance has been issued by the FHA.
“FICO Score” shall mean the credit score provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores.
“FMV Adjustments” shall mean adjustments to the capitalized value of Seller’s servicing rights resulting from changes in valuation inputs for assumptions used in the valuation model.
“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation, or any successor thereto.
“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.
“Ginnie Mae” shall mean the Government National Mortgage Association, or any successor thereto.
“Governmental Authority” shall mean any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator, accounting board or authority having jurisdiction over the Seller, any of its Subsidiaries or any of its properties.
“Gross Margin” shall mean with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note.
“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent Taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by the Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Income” shall mean, with respect to any Purchased Loan at any time, any principal and/or interest thereon and all dividends, sale proceeds (including, without limitation, any proceeds from the liquidation or securitization of such Purchased Loan or other disposition thereof), rent and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any Escrow Payment or any commitment fees, origination fees and/or servicing fees accrued in respect of periods on or after the initial Purchase Date with respect to such Purchased Loan.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller under any Repurchase Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indebtedness” shall mean, for any Person without duplication: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days after the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) indebtedness of general partnerships of which such Person is a general partner.
“Insurance Proceeds” shall mean with respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.
“Insured Depository Institution” shall have the meaning ascribed to such term by Section 1813(c)(2) of Title 12 of the United States Code, as amended from time to time.
“Intangible Assets” shall mean the excess of the cost over book value of assets acquired, patents, trademarks, trade names, copyrights, franchises and other intangible assets (excluding in any event the value of any residual securities and the value of any owned or purchased mortgage servicing rights).
“Interest Rate Adjustment Date” shall mean with respect to each adjustable rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Note Interest Rate is adjusted.
“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Purchased Loans, any short sale of US Treasury Securities, futures contract, mortgage related security, eurodollar futures contract, options related contract, interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by the Seller.
“Laws” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.
“Liquidity” shall mean with respect to any Person, the sum of (i) its unrestricted cash, plus (ii) its unrestricted Cash Equivalents, plus (iii) the aggregate amount of unused capacity available to such Person (taking into account applicable haircuts) under committed mortgage loan warehouse and servicer advance facilities for which such Person has unencumbered eligible collateral to pledge thereunder.
“Loan Guaranty Certificate” shall mean, with respect to any VA Loan, the physical or electronic certificate evidencing the VA Loan Guaranty Agreement.
“Loan Loss Reserves” shall mean funds held by the Seller to cover potential losses in connection with the mortgage loans owned in the Seller’s portfolio, including without limitation any amounts required to be maintained and held as a loan loss reserve in accordance with GAAP and any other regulatory requirement applicable to the Seller.
“Loan-to-Value Ratio” or “LTV” shall mean with respect to any Mortgage Loan, as of any date of determination, (i) with respect to any Agency Mortgage Loan, the loan to value ratio of such Mortgage Loan as determined in accordance with the Agency Guides of the Agency which is insuring or guaranteeing such Mortgage Loan or to which such Mortgage Loan is eligible to be sold, or (ii) with respect to any Mortgage Loan that is not an Agency Mortgage Loan, the ratio of (a) the outstanding principal amount of such Mortgage Loan, to (b) the Property Value of the Mortgaged Property securing such Mortgage Loan.
“Margin Base” shall mean the aggregate Recognized Value of all Purchased Loans.
“Margin Deficiency” shall have the meaning provided in Section 2.07(b) hereof.
“Margin Threshold” shall mean an amount equal to [***].
“Market Value” shall mean, as of any date with respect to any Eligible Mortgage Loan or Purchased Loan, the price at which such Eligible Mortgage Loan or Purchased Loan could readily be sold as determined by the Agent in its sole good faith discretion, which price may be determined to be zero. The Agent’s determination of Market Value shall be conclusive upon the parties absent manifest error on the part of the Agent.
“Massachusetts Subprime Loan” shall mean a Mortgage Loan to a Mortgagor with a FICO Score of [***] or less at the time of origination if such Mortgage Loan is secured by a residence located in Massachusetts or made to a Mortgagor whose primary residence is in Massachusetts.

“Master Trust Receipt” shall have the meaning provided thereto in the Custodial and Disbursement Agreement.
“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, or financial condition of any Person, (b) the ability of the any Person to perform its obligations under any of the Repurchase Documents to which it is a party, (c) the validity, legality, binding effect, or enforceability of any of the Repurchase Documents or any security interest granted thereunder, (d) the rights and remedies of the Buyer under any of the Repurchase Documents, (e) the timely payment of the Repurchase Price or the Price Differential on the Transactions or other amounts payable in connection therewith or (f) the Purchased Items taken as a whole.
“Maximum Amount” shall have the meaning assigned thereto in the Pricing Side Letter.
“MBA Method of Delinquency” shall mean the methodology used by the Mortgage Bankers Association for calculating the delinquency of mortgage loans. For the avoidance of doubt, in applying the MBA Method of Delinquency, a Mortgage Loan is considered “30 Days Delinquent” if the monthly payment is not received prior to the close of business on the day that immediately precedes the due date on which the next monthly payment is due. For example, a mortgage loan will be considered sixty (60) Days Delinquent if the monthly payment originally due on May 1 is not received by the close of business on June 30.
“MERS” shall mean Mortgage Electronic Registration Systems, Inc. and its successors in interest.
“MERS Designated Mortgage Loan” shall have the meaning assigned to such term in Section 3 of the Electronic Tracking Agreement.
“MERS Procedures Manual” shall mean the MERS Procedures Manual attached as Exhibit B to the Electronic Tracking Agreement, as it may be amended, supplemented or otherwise modified from time to time.
“MERS® System” shall mean the Electronic Agent’s mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.
“Minimum Price Differential” means, for each Accrual Period, the amount obtained by daily application of the Pricing Rate to an amount equal to sixty percent (60%) of the Maximum Amount in effect for each day in such Accrual Period.
“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Mortgage Loan as adjusted in accordance with changes in the Mortgage Note Interest Rate pursuant to the provisions of the Mortgage Note for an adjustable rate Mortgage Loan.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage” shall mean the mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on the fee in real property securing the Mortgage Note.
“Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Insurance Certificate” shall mean the physical or electronic certificate evidencing an FHA Insurance Contract.
“Mortgage Loan” shall mean a mortgage loan which the Seller has sold to the Buyer pursuant hereto and which the Custodian has been instructed to hold for the Buyer pursuant to the Custodial and Disbursement Agreement, and which Mortgage Loan includes, without limitation, (i) a Mortgage Note and related Mortgage, (ii) all right, title and interest of the Seller in and to the Mortgaged Property covered by such Mortgage and (iii) the related Servicing Rights.
“Mortgage Loan Data File” shall mean a computer-readable file containing information with respect to each Purchased Loan, to be delivered by the Seller to the Agent pursuant to Section 2.02(a) hereof, the data fields of which are identified on Annex 1 to the Custodial and Disbursement Agreement.
“Mortgage Loan Documents” shall mean, with respect to each Purchased Loan, the documents comprising the Mortgage File for such Purchased Loan, as applicable.
“Mortgage Loan Issue” shall mean, with respect to any Purchased Loan, a breach of the representations and warranties set forth in Section 6.11(a), Section 6.25, or Schedule 1, which, to the extent such representations and warranties prove to have been incorrect, untrue, or false or intentionally misleading in any material respect with respect to one or more individual Purchased Loans (and not all Purchased Loans collectively) shall be considered solely for the purpose of determining the Recognized Value of the Purchased Loans; unless (i) the Seller shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by the Buyer in its sole discretion to be materially false or misleading on a regular basis.
“Mortgage Loan Schedule” shall have the meaning assigned thereto in the Custodial and Disbursement Agreement.
“Mortgage Loan Schedule and Exception Report” shall mean the mortgage loan schedule and exception report prepared by the Custodian pursuant to the Custodial and Disbursement Agreement.
“Mortgage Note” shall mean the original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a Mortgage Loan.
“Mortgage Note Index” shall mean with respect to each adjustable rate Mortgage Loan, the index set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.
“Mortgage Note Interest Rate” shall mean the annual rate of interest borne on the Mortgage Note, which shall be adjusted from time to time with respect to adjustable rate Mortgage Loans.
“Mortgage Note Interest Rate Cap” shall mean with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Note Interest Rate adjustment as set forth in the related Mortgage Note.
“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note or, in the case of any Cooperative Mortgage Loan, the Cooperative Shares and the Proprietary Lease.
“Mortgagee” shall mean the Seller or any subsequent holder of a Mortgage Loan.
“Mortgagor” shall mean the obligor on a Mortgage Note.
“MS&Co.” shall mean Morgan Stanley & Co. LLC, a registered broker-dealer.
“MS Indebtedness” shall mean any indebtedness of the Seller hereunder and under any other arrangement (other than this Repurchase Agreement) between the Seller on the one hand and the Buyer or an Affiliate of the Buyer on the other hand (including, without limitation, the amount of any loans, interest due and default interest, termination payments, hedging costs, structuring or other facility fees and expenses).
“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been (or were required to be made) within the last six (6) years or are currently required to be made by the Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.
“Net Income” shall mean, for any period, the net income of the Seller for such period as determined in accordance with GAAP, excluding FMV Adjustments.
“Nevada Subprime Loan” shall mean a Mortgage Loan to a Mortgagor with a FICO Score of [***] or less at the time of origination if such Mortgage Loan is secured by a residence located in Nevada or made to a Mortgagor whose primary residence is in Nevada.
“Non-QM Mortgage Loan” shall mean a Mortgage Loan that is not a “qualified mortgage” as defined by 12 CFR 1026.43(e) because either (i) the debt-to-income ratio of the related Mortgagor is greater than forty-three percent (43%) or (ii) such Mortgage Loan is an “interest-only” Mortgage Loan.
“Non-Utilization Fee” shall have the meaning provided in Section 3.04 hereof.
“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC-Administered Sanction” shall have the meaning set forth in Section 6.22 hereof.
“Origination Date” shall mean, with respect to each Mortgage Loan, the date of the Mortgage Note relating to such Mortgage Loan, unless such information is not provided by the Seller with respect to such Mortgage Loan.
“Other Connection Taxes” means, with respect to any Buyer, Taxes imposed as a result of a present or former connection between such Buyer and the jurisdiction imposing such Tax (other than connections arising from such Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Repurchase Document, or sold or assigned an interest in any Purchased Item or Repurchase Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Repurchase Document.
“Participant Register” shall have the meaning provided in Section 14.10(d) hereof.
“Payment Date” shall mean, with respect to each Transaction, the sixth (6th) Business Day of each calendar month, commencing with the first such date after the related Purchase Date.
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).
“Plan” shall mean an employee pension benefit plan established or maintained by the Seller or any ERISA Affiliate and subject to Title IV of ERISA, other than a Multiemployer Plan.
“PMI Policy” or “Primary Insurance Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer.
“Post-Default Rate” shall have the meaning assigned thereto in the Pricing Side Letter.
“Predatory Lending Practices” shall mean any and all underwriting and lending policies, procedures and practices defined or enumerated in any local or municipal ordinance or regulation or any state or federal regulation or statute prohibiting, limiting or otherwise relating to the protection of consumers from such policies, procedures and practices. Such policies, practices and procedures may include, without limitation, charging excessive loan, broker, and closing fees, charging excessive rates of loan interest, making loans without regard to a consumer’s ability to re-pay the loan, refinancing loans with no material benefit to the consumer, charging fees for services not actually performed, discriminating against consumers on the basis of race, gender, or age, failing to make proper disclosures to the consumer of the consumer’s rights under federal and state law, and any other predatory lending policy, practice or procedure as defined by ordinance, regulation or statute.
“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Requirements of Law relating to money laundering or terrorism, including without limitation, the USA PATRIOT Act and all regulations and executive orders promulgated with respect to money laundering or terrorism, including, without limitation, those promulgated by the OFAC.

“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, in during the continuation of an Event of Default, the daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction, calculated on the basis of a three hundred sixty (360) day year and the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by the Seller to the Buyer, prior to such date, with respect to such Transaction).
“Pricing Rate” shall have the meaning assigned thereto in the Pricing Side Letter.
“Pricing Side Letter” shall mean the pricing side letter, dated as of the date hereof, among the Seller, the Buyer and the Agent, as the same may be amended, supplemented or modified from time to time.
“Prime Jumbo Mortgage Loan” shall mean a Mortgage Loan where the original outstanding principal amount of such Mortgage Loan exceeds the eligibility limits for purchases by Freddie Mac or Fannie Mae, but which otherwise would be eligible to be sold to Fannie Mae or Freddie Mac.
“Principal” shall have the meaning assigned thereto in Annex I.
“Prohibited Person” shall have the meaning set forth in Section 6.22 hereof.
“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Proprietary Lease” shall mean a lease on (or occupancy agreement with respect to) a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares or the Seller in such Cooperative Unit.
“Purchase Advice” shall have the meaning provided in Section 2.05(d) hereof.
“Purchase Advice Deficiency” shall have the meaning provided in Section 2.05(d) hereof.
“Purchase Date” shall mean the date on which a Transaction is entered into hereunder.
“Purchase Price” shall mean, with respect to each Purchased Loan, (i) on each Purchase Date therefor, an amount equal to the lesser of (a) the product of (x) the Applicable Purchase Rate times (y) the Market Value of such Purchased Loan, and (b) the product of (x) the Applicable Purchase Rate times (y) the outstanding principal balance of such Purchased Loan on such Purchase Date and (ii) thereafter, such amount decreased by the amount of any payments made by the Seller hereunder that are applied in reduction of such amount.
“Purchased Items” shall have the meaning provided in Section 4.01(b) hereof.
“Purchased Loans” shall mean the Mortgage Loans sold by the Seller on a servicing-released basis to the Buyer, in Transactions hereunder that have not been repurchased by the Seller in accordance with the terms of this Agreement (together with any additional Mortgage Loans transferred pursuant to Section 2.07) together with the related Records, the related Servicing Rights (which, for the avoidance of doubt, were sold by the Seller and purchased by the Buyer on the related Purchase Date), the related Takeout Commitment, if any, and with respect to each Mortgage Loan, any related FHA Insurance Contract, any related VA Loan Guaranty Agreement, any related Rural Housing Service Guaranty, the Seller’s rights under any related escrow letter and/or insured closing letter, the Seller’s rights under any takeout commitment related to the Mortgage Loans and other Purchased Items with respect to the Mortgage Loans, such other property, rights, titles or interest as are specified on a Transaction Request, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing.
“Qualified Insurer” means an insurance company acceptable to Fannie Mae.
“Qualified Mortgage” shall mean a “qualified mortgage” as such term is defined under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, and any regulations, rulings, interpretations or orders promulgated by any Governmental Authority thereunder.
“Qualified Originator” shall mean the Seller or a correspondent of the Seller approved by the Seller in accordance with the Seller’s correspondent approval process.
“Recognition Agreement” shall mean, with respect to a Cooperative Mortgage Loan, an agreement executed by a Cooperative Corporation which, among other things, acknowledges the lien of the Mortgage on the Mortgaged Property in question.
“Recognized Value” shall mean, with respect to each Purchased Loan the lesser of (a) the Applicable Purchase Rate of the Market Value of such Purchased Loan and (b) the Applicable Purchase Rate of the outstanding principal balance of such Purchased Loan. Recognized Value shall be zero with respect to each Purchased Loan that is not an Eligible Mortgage Loan.
“Records” shall mean, with respect to any Purchased Loan, all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by the Seller or any other person or entity on behalf of the Seller or the Custodian with respect to a Purchased Loan. Records shall include without limitation, the Mortgage Notes, any Mortgages, the Mortgage Loan Documents, the Servicing File, the Servicing Records and any other instruments necessary to document or service a Mortgage Loan that is a Purchased Loan, including, without limitation, the complete payment and modification history of each Purchased Loan.
“Reference Time” shall mean, with respect to any setting of the then-current Benchmark, (1) if such Benchmark is Term SOFR, the time set forth in the definition of Term SOFR, and (2) if such Benchmark is not Term SOFR, the time determined by the Buyer (or the Agent on behalf of the Buyer) in accordance with the Benchmark Replacement Conforming Changes.
“Register” shall have the meaning provided in Section 14.10(d) hereof.
“Related Credit Enhancement” shall have the meaning assigned to such term in Section 4.01(c).
“Regulation T, U or X” shall mean Regulation T, U or X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Remittance Amount” shall have the meaning provided in Section 2.05(d) hereof.
“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived by regulation (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(c) of the Code).
“Repurchase Agreement” shall have the meaning assigned in the introductory paragraph hereof.
“Repurchase Date” shall mean with respect to any Purchased Items the earliest to occur of (i) the Termination Date, (ii) any Early Repurchase Date, or (iii) any other date set forth in any Transaction Request, pursuant to the terms of this Repurchase Agreement.
“Repurchase Documents” shall mean, collectively, this Repurchase Agreement, the Custodial and Disbursement Agreement, the Pricing Side Letter, the Electronic Tracking Agreement, each Transaction Request, each Confirmation, if any, the Blocked Account Agreement, the Disbursement Account Control Agreement, any Servicer Notice, and any other related account control agreement.
“Repurchase Obligations” shall mean (a) all of the Seller’s obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities (including, without limitation, the obligation to pay the Commitment Fee, Non-Utilization Fee and any other fees and expenses hereunder) of the Seller to the Buyer, its Affiliates, Custodian or any other Person arising under, or in connection with, the Repurchase Documents or directly related to the Purchased Loans, whether now existing or hereafter arising; (b) any and all sums paid by the Buyer or on behalf of the Buyer following an Event of Default pursuant to the Repurchase Documents in order to preserve any Purchased Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of the Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Loan, or of any exercise by the Buyer, the Agent or any Affiliate of the Buyer of any of their respective rights under the Repurchase Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of the Seller’s indemnity obligations to the Buyer and the Agent pursuant to the Repurchase Documents.
“Repurchase Price” shall mean, with respect to each Purchased Loan, the price at which such Purchased Loan is to be transferred from the Buyer or its designee (including the Custodian) to the Seller upon termination of the related Transaction on the Repurchase Date, which price will be determined in each case as the sum of the unpaid Purchase Price related to such Purchased Loan, the amount of any accrued and unpaid Price Differential that has accrued with respect to such Transaction and the amount of any fees or expenses due and payable under the Repurchase Documents.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including, without duplication, Prescribed Laws and all laws with respect to unfair and deceptive lending practices and Predatory Lending Practices), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” shall mean, as to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.
“RHS Loan” shall mean a Mortgage Loan originated in accordance with the Rural Housing Service Section 502 Single Family Housing Guaranteed Loan Program, which Mortgage Loan is subject to a Rural Housing Service Guaranty and eligible for delivery to an Agency for inclusion in a loan pool securitized.
“Rural Housing Service” or “RHS” shall mean the Rural Housing Service of the USDA.
“Rural Housing Service Approved Lender” shall mean a lender which is approved by Rural Housing Service to act as a lender in connection with the origination of RHS Loans.
“Rural Housing Service Guaranty” shall mean with respect to a RHS Loan, the agreements evidencing the guaranty of such Loan by the Rural Housing Service.
“Rural Housing Service Regulations” shall mean the regulations, guidelines, instructions, policies and procedures adopted and implemented by the Rural Housing Service and applicable to (i) the origination and servicing of RHS Loans and (ii) the issuance and validity of Rural Housing Service Guaranties, in each case as such regulations, guidelines, instructions, policies and procedures may be revised or modified and in effect from time to time.
“Section 404 Notice” shall mean the notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., to be delivered by a creditor that is an owner or an assignee of a mortgage loan to the related Mortgagor within thirty (30) days after the date on which such mortgage loan is sold or assigned to such creditor.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
“Security Agreement” shall mean the specific security agreement creating a security interest on and pledge of the Cooperative Shares and the appurtenant Proprietary Lease securing a Cooperative Mortgage Loan.
“Seller” shall have the meaning provided in the introductory paragraph hereof.
“Servicer” shall have the meaning provided in Section 14.22(d) hereof.

“Servicer Account” shall mean those certain custodial accounts established by a Servicer under the applicable Servicing Agreement and Servicer Notice for the benefit of the Buyer into which all Income collected by such Servicer on the Purchased Items serviced by such Servicer is remitted.
“Servicer Notice and Agreement” shall have the meaning provided in Section 14.22(d) hereof.
“Servicer Report” shall mean a list (in computer readable form) of Purchased Loans serviced by the Servicer, providing as to each such Purchased Loan the applicable information specified in Schedule 5 to this Repurchase Agreement.
“Servicer Termination Event” shall mean the occurrence of any of the following (a) any event of default (howsoever defined) by the Servicer under the Servicing Agreement, (b) a breach by Servicer of the Servicer Notice, (c) the Servicer’s FHA servicing eligibility is suspended, revoked or becomes subject to an investigation by the FHA or (d) the occurrence of an Event of Default that has not been waived.
“Servicing Agreement” shall have the meaning provided in Section 14.22(d) hereof.
“Servicing File” shall mean with respect to each Mortgage Loan, the file retained by or on behalf of the Seller consisting of originals of all documents in the Mortgage File which are not delivered to a Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial and Disbursement Agreement and all Servicing Records.
“Servicing Records” shall have the meaning provided in Section 14.22(c) hereof.
“Servicing Rights” shall mean contractual, possessory or other rights of the Seller or any other Person to service or subservice a Mortgage Loan, whether arising under the Servicing Agreement, the Custodial and Disbursement Agreement or otherwise, to administer or service a Purchased Loan or to possess related Servicing Records.
“Settlement Date” shall mean, with respect to any Purchased Loan, the actual date on which the Takeout Price for such Purchased Loan is received by the Buyer, for the benefit of the Buyer, or the Seller pursuant to a Takeout Commitment or on which the purchase price paid for such Purchased Loan by the Takeout Investor is otherwise received by the Buyer, for the benefit of the Buyer, or the Seller.
“SOFR” shall mean, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of such benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website.
“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more

Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“System” shall mean all hardware or software, or any system consisting of one or more thereof, including, without limitation, any and all enhancements, upgrades, customizations, modifications and the like utilized by any Person for the benefit of such Person to perform its obligations and to administer and track, store, process, provide, and where appropriate, insert, true and accurate dates and calculations for dates and spans with respect to the Mortgage Loans.
“Takeout Assignment” shall mean an assignment executed by the Seller, whereby the Seller irrevocably assigns its rights and obligations under a Takeout Commitment, and which assignment shall be substantially in the form and content of Exhibit D hereto.
“Takeout Commitment” shall mean a trade confirmation from a Takeout Investor to the Seller confirming the details of a forward trade between the Takeout Investor (as the buyer) and the Seller (as the seller) constituting a valid, binding and enforceable mandatory delivery commitment by a Takeout Investor to purchase on the anticipated Settlement Date and at a given Takeout Price described therein, and with respect to any Takeout Commitment related to Prime Jumbo Mortgage Loans or Non-QM Mortgage Loans, approved by the Buyer.
“Takeout Investor” shall mean a securities broker-dealer, Agency or other institution set forth on Exhibit A attached hereto or such other institution as mutually agreed in writing (which may be via email) by the Agent and the Seller.
“Takeout Price” shall mean as to each Takeout Commitment the purchase price (expressed as a percentage of par) set forth therein.
“Takeout Proceeds” shall mean as to each Purchased Loan which is subject to a Takeout Commitment, the actual amount of proceeds delivered to the Buyer, for the account of the Buyer, by the applicable Takeout Investor for the purchase of such Purchased Loan.
“Takeout Proceeds Identification Letter” shall mean a takeout proceeds identification letter, substantially in the form of Exhibit F hereto.
“Tangible Net Worth” shall mean, as of a particular date,
(f)    all amounts which would be included under equity on a balance sheet of the Seller at such date, determined in accordance with GAAP, less
(g)    (i) amounts owing to the Seller from Affiliates and (ii) Intangible Assets.
“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” shall mean, with respect to any Transaction for any day, the Term SOFR Reference Rate for a tenor of one month, as such rate is published by the Term SOFR Administrator for such day at 6:00 a.m. (New York City time); provided, however, that if as of 5:00 p.m. (New York City time) the Term SOFR Reference Rate for the foregoing tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator.
“Term SOFR Adjustment” shall mean a percentage equal to [***].
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“Termination Date” shall mean the earliest of (i) March ~~4~~3, ~~2022~~2023, or (ii) such earlier date on which this Repurchase Agreement shall terminate in accordance with the provisions hereof or by operation of law.
~~“Third Amendment Effective Date” shall mean January 5, 2021.~~
“Total Indebtedness” shall mean, for any period, the aggregate Indebtedness of the Seller during such period less the amount of any nonspecific balance sheet reserves maintained in accordance with GAAP.
“Transaction” shall have the meaning provided in the Recitals hereof.
“Transaction Request” shall mean a Transaction Request submitted electronically in a form acceptable to the Buyer, including through the Buyer’s FTP site.
“Type” shall mean each type of Mortgage Loan identified in the definition of Applicable Pricing Spread.
“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the Benchmark Replacement Adjustment with respect thereto.
“Uncommitted Amount” shall have the meaning assigned thereto in the Pricing Side Letter.
“Underwriting Guidelines” shall mean the underwriting guidelines attached as Exhibit B hereto, pursuant to which the Mortgage Loans were underwritten or acquired, which to the extent related to (i) Agency Mortgage Loans, conform to, and comply with, all current requirements of the applicable Agency, and (ii) Prime Jumbo Mortgage Loans or Non-QM Mortgage Loans, comply with all requirements of the related Takeout Investor, in each case, in effect as of the date of this Repurchase Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with terms of this Repurchase Agreement.
“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest or the renewal or enforcement thereof in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New

York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regime” shall mean each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
“USDA” shall mean the United States Department of Agriculture.
“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.
“VA Approved Lender” shall mean a lender which is approved by VA to act as a lender in connection with the origination of VA loans.
“VA Loan” shall mean a Mortgage Loan that, as of the closing of such Mortgage Loan, is the subject of a VA Loan Guaranty Agreement and that will be evidenced by a physical or electronic Loan Guaranty Certificate delivered after closing of such Mortgage Loan.
“VA Loan Guaranty Agreement” shall mean the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.
“VA Regulations” shall mean the regulations promulgated by the Veterans Administration pursuant to the Serviceman’s Readjustment Act, as amended, codified in 36 Code of Federal Regulations, and other VA issuances relating to VA loans, including related Handbooks, Circulars and Notices.
“VA Streamline Loan” shall mean a VA Loan originated pursuant to the VA “Interest Rate Reduction Refinance Loan” program and in compliance with VA Regulations.
“Wet-Aged Report” shall have the meaning specified in the Custodial and Disbursement Agreement.
“Wet-Ink Mortgage Loan” shall mean a Mortgage Loan for which the related Mortgage File (i) has not been delivered to Custodian or (ii) has been delivered to Custodian but has a Fatal Exception(s) (as such term is defined in the Custodial and Disbursement Agreement).
“Wet-Ink Transaction” shall mean a Transaction in which a Wet-Ink Mortgage Loan is the Purchased Loan. A Wet-Ink Transaction shall cease to be a Wet-Ink Transaction on the date that the underlying Wet-Ink Mortgage Loan ceases to be a Wet-Ink Mortgage Loan (in accordance with the definition thereof).

“Whole Loan Transfer” shall mean the sale or transfer of some or all of the Mortgage Loans to a Takeout Investor in a whole loan transaction.
1.02    Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Buyer hereunder shall be prepared, in accordance with GAAP.
1.03    Interpretation. The following rules of this subsection 1.03 apply unless the context requires otherwise or as otherwise provided in this Repurchase Agreement. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Repurchase Agreement. A reference to an agreement or document (including any Repurchase Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Repurchase Document and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes any amendment, modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof,” “herein,” “hereunder” and similar words refer to this Repurchase Agreement as a whole and not to any particular provision of this Repurchase Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
Except where otherwise provided in this Repurchase Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to the Seller by the Buyer or the Agent on the Buyer’s behalf or an authorized officer of the Buyer or the Agent provided for in this Repurchase Agreement shall be made in good faith and is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.
This Repurchase Agreement is the result of negotiations among, and has been reviewed by counsel to, the Buyer, the Agent and the Seller, and is the product of all parties. In the interpretation of this Repurchase Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Repurchase Agreement or this Repurchase Agreement itself. Except where otherwise expressly stated, the Buyer or the Agent on behalf of the Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by the Buyer or the Agent shall not be construed to require the Buyer or the Agent to request or await receipt of information or documentation not immediately available from or with respect to the Seller, a servicer of the Purchased Loans, any other Person or the Purchased Loans themselves.
With respect to any Transaction, the Buyer and the Agent may conclusively rely upon, and shall incur no liability to the Seller in acting upon, any request or other communication that the Buyer or the Agent reasonably believes to have been given or made by a person authorized to enter into a Transaction on the Seller’s behalf.

Section 2.    No Commitment, Initiation of Transactions, Confirmation.
2.01    No Commitment.
(a)    It is acknowledged and agreed that, notwithstanding any other provision of this Repurchase Agreement to the contrary, except with respect to the Committed Amount and solely with respect to Agency Mortgage Loans, the facility provided under this Repurchase Agreement is an uncommitted facility, and the Buyer shall have no obligation to enter into any Transactions hereunder in excess of the Committed Amount. Subject to the terms and conditions of the Repurchase Documents and provided that no Default or Event of Default shall have occurred and be continuing hereunder, the Buyer shall, with respect to Agency Mortgage Loans up to the Committed Amount, and may, with respect to the Uncommitted Amount, at the sole discretion of the Buyer or the Agent, from time to time as requested by the Seller, enter into Transactions with an aggregate Purchase Price for all Purchased Loans acquired by the Buyer not to exceed the lesser of (i) the Maximum Amount and (ii) the Margin Base as in effect from time to time (after giving effect to the purchase of such Eligible Mortgage Loans). The Buyer shall have the obligation, subject to the terms and conditions of the Repurchase Documents, to enter into Transactions up to the Committed Amount solely with respect to Agency Mortgage Loans, and shall have no obligation to enter into Transactions with respect to the Uncommitted Amount or with respect to Prime Jumbo Mortgage Loans or Non-QM Mortgage Loans, which Transactions shall be entered into in the sole discretion of Buyer. All purchases of Mortgage Loans hereunder, including with respect to Prime Jumbo Mortgage Loans and Non-QM Mortgage Loans, shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up to the Uncommitted Amount.
(b)    A Confirmation (including all schedules related thereto), together with this Repurchase Agreement, may, at the option of Buyer, be executed by Buyer and Seller and if so executed shall constitute conclusive evidence of the terms agreed between the Seller and the Buyer (or the Agent on behalf of the Buyer) with respect to the Transaction to which such Confirmation relates, and the Seller’s acceptance of the related proceeds of a Transaction shall constitute Seller’s agreement to the terms of such Confirmation. It is the intention of the parties that each Confirmation shall not be separate from this Repurchase Agreement but shall be made a part hereof. In the event of any conflict between this Repurchase Agreement and a Confirmation, the terms of this Repurchase Agreement shall control with respect to the related Transaction. A Confirmation, and any terms and conditions therein, shall be applicable solely with respect to the related Transaction and shall not constitute a course of dealing between the Seller and the Buyer.
2.02    Transaction Request Procedure (Transactions other than Wet-Ink Transactions).
(a)    The Seller may request a Transaction hereunder, which request shall be submitted electronically through Buyer’s FTP site, on any Business Day during the period from and including the Effective Date to and including the Termination Date by delivering to the Agent, with a copy to the Custodian, a Transaction Request, which Transaction Request must be received by the Agent no later than [***], New York City time, on the Business Day of the requested Purchase Date. Such Transaction Request shall (i) attach a schedule identifying the Eligible Mortgage Loans that the Seller proposes to sell to the Buyer hereunder in connection with such Transaction, (ii) specify the requested Purchase Date, and (iii) include (unless the same has been submitted previously) a Mortgage Loan Data File containing information with respect to the Eligible Mortgage Loans that the Seller proposes to sell to the Buyer hereunder in connection with such Transaction.

(b)    Upon receipt from the Seller of a Transaction Request pursuant to Section 2.02(a), upon satisfaction of all applicable conditions precedent set forth in Sections 5.01 and 5.02 hereof and provided that no Default or Event of Default shall have occurred and be continuing, the Buyer may, with respect to the Uncommitted Amount and shall, with respect to the Committed Amount, enter into such Transaction with the Seller. In the event that the Buyer (or the Agent on behalf of the Buyer) determines, in its sole discretion with respect to the Uncommitted Amount, to enter into a Transaction, the Buyer (or the Agent) shall specify the terms for such proposed Transaction, including the Purchase Price for the applicable Eligible Mortgage Loans, the Pricing Rate for the Transaction, the Market Value for the applicable Eligible Mortgage Loans, the Repurchase Date in respect of such Transaction and any additional terms or conditions of the Transaction, in a Confirmation to be delivered to the Seller on or prior to the applicable Purchase Date.
(c)    The Seller shall deliver to the Custodian, in accordance with the terms and conditions of the Custodial and Disbursement Agreement, the Mortgage File pertaining to each Eligible Mortgage Loan to be sold to the Buyer hereunder on the requested Purchase Date.
(d)    [Reserved].
(e)    Subject to Section 5 hereof and provided that no Default or Event of Default shall have occurred and be continuing, and the Buyer determines, with respect to the Uncommitted Amount, in its sole discretion to enter into a Transaction, such Transaction will then be entered into by the Buyer on the terms set forth in the Transaction Request or as otherwise agreed by Buyer and Seller, which agreement may be set forth in a Confirmation, transferring, via wire transfer, to the account specified by Seller on a Transaction Request, an amount equal to the aggregate Purchase Price for such Transaction in funds immediately available to the Seller, less any amount retained by the Buyer to cure an outstanding Margin Deficiency.
2.03    Transaction Request Procedure (Wet-Ink Transactions).
(a)    Seller may request a Wet-Ink Transaction hereunder, which request shall be submitted electronically through Buyer’s FTP site, on any Business Day during the period from and including the Effective Date to and excluding the Termination Date.
(b)    On the requested Purchase Date for a Wet-Ink Transaction, the Seller may deliver to the Agent with a copy to the Custodian, no more than [***] transmissions, which transmissions shall (i) attach a Transaction Request, (ii) attach a schedule identifying the Eligible Mortgage Loans that the Seller proposes to sell to the Buyer hereunder in connection with such Transaction, and (iii) be accompanied by a Mortgage Loan Data File from the Custodian, pursuant to the Custodial and Disbursement Agreement, in respect of all Wet-Ink Mortgage Loans sold to the Buyer on such Purchase Date. The latest transmission must be received by the Agent no later than [***] New York City time, on such Purchase Date. Such Transaction Request shall specify the requested Purchase Date.
(c)    The Seller shall deliver (or cause to be delivered) and release to the Custodian the Mortgage File pertaining to such Wet-Ink Mortgage Loan on the next Business Day following receipt of such Mortgage File by the Seller, but in any event no later than [***] Business Days following the applicable Origination Date in accordance with the terms and conditions of the Custodial and Disbursement Agreement. On the applicable Purchase Date and on each Business Day following the applicable Purchase Date, no later than [***], New York City time, pursuant to the Custodial and Disbursement Agreement, the Custodian shall deliver to the Agent a schedule listing each Wet-Ink Mortgage Loan with respect to which the complete Mortgage File has not been received by the Custodian (the “Wet-Aged Report”). The Agent may confirm that the information in the Wet-Aged Report is consistent with the information provided to the Agent pursuant to Section 2.03(b).
(d)    Upon the Seller’s request for a Transaction pursuant to Section 2.03(a), and upon satisfaction of all conditions precedent set forth in Sections 5.01 and 5.02 hereof, and provided that no Default or Event of Default shall have occurred and be continuing, the Buyer may, with respect to the Uncommitted Amount and shall, with respect to the Committed Amount, enter into a Transaction with the Seller on the requested Purchase Date, in the amount so requested.
(e)    Subject to Section 5 hereof, such Purchase Price will then be made available by the Custodian transferring at the direction of the Buyer (or the Agent on behalf of the Buyer), via wire transfer, the amount of such Purchase Price from the account of the Buyer maintained with the Custodian to the account of the designated Closing Agent pursuant to disbursement instructions provided by the Seller on the electronic system maintained by the Custodian; provided, however, that (i) the Buyer (or the Agent on behalf of the Buyer) has been provided such disbursement instructions and shall not have rejected, in its sole discretion, any wiring location, (ii) the Custodian shall not, in any event, (A) transfer funds to the Seller or any Affiliate of the Seller or (B) transfer funds in excess of the original principal balance of the related Wet-Ink Mortgage Loan. Upon notice from the Closing Agent to the Seller that the related Wet-Ink Mortgage Loan was not originated, the Wet-Ink Mortgage Loan shall be removed from the list of Eligible Mortgage Loans and the Closing Agent shall immediately return the funds via wire transfer to the account of the Buyer maintained with the Custodian. The Seller shall notify the Agent if a Wet-Ink Mortgage Loan was not originated and has been removed from the list of Eligible Mortgage Loans.
2.04    [Reserved.]
2.05    Repurchase and Repurchase Price. The Seller hereby promises to pay in full on the Termination Date the aggregate Repurchase Price of all Transactions then outstanding. In addition, as of any date of determination, to the extent that the Purchase Price of all Transactions then outstanding exceeds the Maximum Amount, then the Seller shall either remit an amount to the Buyer equal to such excess in accordance with Section 3 hereof or repurchase the Purchased Items in an amount equal to such excess. Such obligation to make a payment or repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Loan or liquidation with respect to any Mortgage Loan; provided, that any liquidation proceeds received by the Buyer shall be applied to reduce the Purchase Price for the Mortgage Loans on the date received by the Buyer except as otherwise provided herein.
(a)    The Seller hereby promises to pay in full on the Termination Date the aggregate Repurchase Price of all Transactions then outstanding. In addition, the Seller shall repurchase the related Purchased Loans from Buyer on each related Repurchase Date. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Loan. The Seller is obligated to obtain the related Purchased Loans from the Buyer or its designee (including Custodian) at Seller’s expense on (or after) the related Repurchase Date.
(b)    The Seller hereby promises to pay to the Buyer, Price Differential on the unpaid Repurchase Price of each Transaction on a monthly basis pursuant to Section 3.01 at a rate per annum equal to the Pricing Rate; provided, that in no event shall such rate per annum exceed the maximum rate permitted by law. Notwithstanding the foregoing, the Seller hereby promises to pay to the Buyer, interest at the applicable Post-Default Rate on any Repurchase Price (without duplication of any application Post-Default Rate under the definition of “Price Differential”) and on any other amount payable by the Seller hereunder that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full. Notwithstanding anything to the contrary herein, costs and expenses of the Buyer incurred for on-site due diligence of the Seller and fees and expenses of the Buyer’s outside counsel, in each case, incurred but not paid prior the occurrence of an Event of Default, shall not accrue interest at the Post-Default Rate. Accrued Price Differential on each Transaction shall be payable monthly on or before the Payment Date each month and for the last month of the Repurchase Agreement on the Payment Date of such last month and on the Termination Date; provided, that the Buyer may, in its sole discretion, require accrued Price Differential to be paid simultaneously with any prepayment of Repurchase Price that is made by the Seller on a day other than the Termination Date, including any Early Repurchase Date. Interest payable at the Post-Default Rate shall accrue daily and shall be payable upon such accrual. Promptly after the determination of any interest rate provided for herein or any change therein, the Buyer (or the Agent on behalf of the Buyer) shall give notice thereof to the Seller.
(c)    It is understood and agreed that, unless and until a Default or Event of Default shall have occurred and be continuing, the Seller shall be entitled to the proceeds of the Purchased Loans subject to Transactions outstanding hereunder subject to the terms and provisions of this Repurchase Agreement.
(d)    With respect to each Purchased Loan subject to a Takeout Commitment, the Seller shall instruct the related Takeout Investor to remit directly to the Buyer no later than [***], New York City time, on a Business Day all Takeout Proceeds in an amount equal to the Repurchase Price for such Purchased Loan. Simultaneously, the Seller shall deliver to the Buyer via facsimile or electronic mail a purchase advice (the “Purchase Advice”) and shall indicate on such Purchase Advice the Mortgage Loan identification number which identified the applicable Eligible Mortgage Loan when it was purchased by the Buyer hereunder. A portion of the Takeout Proceeds in an amount equal to the Recognized Value of such Purchased Loan shall be applied to the Repurchase Price of the outstanding Transactions. Upon receipt by the Buyer of payment of the Repurchase Price in respect of such Purchased Loan, the Buyer shall release and remit to the Seller the amount of any Takeout Proceeds in excess of the Recognized Value of such Purchased Loans (the “Remittance Amount”); provided, that, both immediately before and after giving effect to such release and remittance, (i) there is no Default or Event of Default under this Repurchase Agreement or any other Repurchase Document and (ii) there is no Margin Deficiency. To the extent that a Margin Deficiency exists or would be created by the release of the Remittance Amount or a Default or an Event of Default has occurred and is continuing, the Buyer shall be entitled to retain the Remittance Amount, and the Seller thereupon shall have no further rights, title, or interest in and to such Remittance Amount. In the event that the Purchase Advice indicates that some of the proceeds forwarded to the Buyer do not belong to the Buyer or the Seller (such amount, the “Excess Proceeds”), then (i) the Seller shall provide the Buyer with a Takeout Proceeds Identification Letter, and (ii) upon confirmation by the Buyer that the information set forth in the Purchase Advice matches the information that the Buyer has in its possession with respect to the Purchased Loans, the Buyer shall promptly remit by wire transfer the Excess Proceeds in accordance with the Seller’s instructions. If funds are received after [***], New York City time on a Business Day, but either (A) no Purchase Advice is received or (B) such funds are not properly identified on the related Purchase Advice (a “Purchase Advice Deficiency”), then such funds shall be retained by the Buyer, and the Transactions made in respect of the related Purchased Loans shall continue to accrue Price Differential under this Repurchase Agreement, until such Purchase Advice Deficiency is remedied, and the Mortgage Loan subject to such Purchase Advice shall not be released until such Purchase Advice Deficiency is remedied. In no event shall such Purchase Advice be back-dated to the date of its issuance. The Buyer shall not be liable to the Seller or any other Person to the extent that the Buyer follows instructions given to it by the Seller in a Takeout Proceeds Identification Letter

(e)    In addition, the Seller may repurchase any related Purchased Loan on any date (the date of such repurchase, an “Early Repurchase Date”) without any penalty or premium to the extent there is no Default (unless such Default is solely caused by either (i) a Purchased Loan no longer being an Eligible Mortgage Loan or (ii) a Margin Deficiency, and such Default would no longer exists after such repurchase) or Event of Default that has not been waived by Buyer. If Seller intends to effect a repurchase or a partial repurchase, Seller shall give at least [***] prior written notice to the Buyer, designating the Purchased Loans to be repurchased. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Loans and the Buyer shall release its ownership interest hereunder in the Purchased Loans and shall authorize the related Custodian to release any related Mortgage File to Seller pursuant to the related Custodial and Disbursement Agreement as provided in Section 2.05(c).
(f)    On the Repurchase Date, termination of such Transaction will be effected by reassignment to the applicable Seller or its designee of the related Purchased Loans and any Income in respect thereof received by the Buyer not previously credited or transferred to, or applied to the obligations of, the Seller pursuant to Section 3.01 against the simultaneous transfer of the Repurchase Price for such Transaction an account of the Buyer in each case without any further action by the Buyer or any other Person and such Purchased Loan shall be transferred to Seller free and clear of any liens, pledges or encumbrances. Upon receipt of the Repurchase Price for such Purchased Loan, Buyer shall authorize the applicable Custodian to release any related Mortgage File to such Seller pursuant to the related Custodial and Disbursement Agreement.
(g)    Any such transfer or release shall be without recourse to the Buyer and without representation or warranty by the Buyer, except that the Buyer shall represent to the Seller, to the extent that good title was transferred and assigned by Seller to the Buyer hereunder on the related Purchase Date, that Buyer is the sole owner of such Purchased Loan, free and clear of any other interests or Liens caused by the Buyer’s actions. Prior to an Event of Default that is continuing, any Income with respect to such repurchased Purchased Loan received by the Buyer after receipt of the Repurchase Price in full therefor shall be remitted to the Seller. Buyer shall reasonably cooperate with respect to sales of the related Purchased Loans by Seller to third party purchasers, including, without limitation, acceptance of wire transfers of the Repurchase Price related thereto through escrow arrangements acceptable to the Buyer.
2.06    Conversion of Applicable Interest Rates.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Repurchase Document, if (A) a Benchmark Transition Event and (B) a Benchmark Replacement Date with respect thereto have occurred prior to the Reference Time in connection with any setting of the then-current Benchmark, then such Benchmark Replacement will replace the then-current Benchmark for all purposes under this Repurchase Agreement and under any other Repurchase Document in respect of such Benchmark setting and subsequent Benchmark settings without requiring any amendment to, or requiring any further action by or consent of any other party to, this Repurchase Agreement or any other Repurchase Document.
(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of or administration of Term SOFR or a Benchmark Replacement, the Buyer (or the Agent on behalf of the Buyer) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Repurchase Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without requiring any further action by or consent of any other party to this Repurchase Agreement or any other Repurchase Document.

(c)    Notices; Standards for Decisions and Determinations. The Buyer (or the Agent on behalf of the Buyer) will promptly notify all the parties hereto of (i) any occurrence of (A) a Benchmark Transition Event and (B) the Benchmark Replacement Date with respect thereto, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes.
Any determination, decision or election that may be made by the Buyer (or the Agent on behalf of the Buyer) pursuant to this Section 2.06, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, shall also be made by the Buyer (or the Agent on behalf of the Buyer) with respect to other repurchase facilities with similarly situated counterparties and with substantially similar assets subject thereto and shall be conclusive and binding absent manifest error and may be made in the Buyer’s (or the Agent’s on behalf of the Buyer) sole discretion and without consent from any other party to this Repurchase Agreement or any other Repurchase Document.
2.07    Margin Maintenance.
(a)    The Buyer shall have the right to determine and re-determine the Market Value of any of the Purchased Loans on a daily basis in its sole discretion, which determination shall be conclusive and may affect the Recognized Value of such Purchased Loans,
(b)    If, at any time, the aggregate Purchase Price of all Transactions then outstanding hereunder exceeds the aggregate Recognized Value of all Purchased Loans subject to such Transactions as of such date (a “Margin Deficiency”), as determined by the Buyer (or the Agent on behalf of the Buyer) in its sole discretion and as to which the Buyer (or the Agent) notifies the Seller on any Business Day, and such Margin Deficiency exceeds the Margin Threshold, the Seller shall no later than one (1) Business Day after receipt of such notice, either make a payment in cash or Cash Equivalents to the Buyer, in respect of the aggregate Purchase Price or at the Seller’s option, but with the Buyer’s written consent, to transfer to the Buyer additional Eligible Mortgage Loans that are in all respects acceptable to the Buyer in its sole discretion (which additional Eligible Mortgage Loans shall be deemed to be Purchased Loans subject to the then existing Transaction under the Repurchase Documents) such that after giving effect to such payment or transfer no Margin Deficiency shall then exist.
(c)    If at any time the aggregate Purchase Price of all Transactions then outstanding hereunder exceeds the Maximum Amount then in effect, the Seller shall at such time make a payment to the Buyer, in respect of the aggregate Repurchase Price such that, after giving effect to such payment, the aggregate Repurchase Price of all Transactions then outstanding hereunder shall not exceed the Maximum Amount then in effect.
Section 3.    Payments; Requirements of Law; Commitment Fee, Non-Utilization Fee, Etc.
3.01    Payments.
(a)    The Seller promises to pay to the Buyer on or before each Payment Date, the Price Differential on the unpaid Repurchase Price of all outstanding Transactions for the prior calendar month or, if the Purchase Date for any such Transactions occurred on any day during the prior calendar month, from the applicable Purchase Date for such Transactions through the last day of such calendar month, at a rate per annum equal to the Pricing Rate until the date on which the Repurchase Price is paid in full; provided, that in no event shall such rate per annum exceed the maximum rate permitted by law. Notwithstanding the foregoing, the Seller shall pay to the Buyer, interest at the applicable Post-Default Rate on any Repurchase

Price, any Price Differential (without duplication of any application of the Post-Default Rate under the definition of “Price Differential”), and on any other amount payable by the Seller hereunder that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full. Notwithstanding anything to the contrary herein, costs and expenses of the Buyer incurred for on-site due diligence of the Seller and fees and expenses of the Buyer’s outside counsel, in each case, incurred but not paid prior the occurrence of an Event of Default, shall not accrue interest at the Post-Default Rate. The Buyer shall provide an invoice to the Seller on a monthly basis by no later than [***] prior to the related Payment Date setting forth the accrued and unpaid Price Differential in immediately available funds for the related period and any other amounts then due and owing under this Agreement (collectively the “Early Monthly Payment Amount”); provided, that the failure of the Buyer to provide any such invoice by such time shall not limit the Seller’s Repurchase Obligations or obligation to make a timely payment on the related Payment Date in any way; provided, further, that the Buyer may, in its sole discretion, require accrued Price Differential to be paid simultaneously with any prepayment of Repurchase Price that is made by the Seller on a day other than the Termination Date, including on any Early Repurchase Date. Seller shall pay to the Buyer each Early Monthly Payment Amount on or before 3:00 p.m. New York City time on the related Payment Date. Interest payable at the Post-Default Rate shall accrue daily and shall be payable upon such accrual. Promptly after the determination of any interest rate provided for herein or any change therein, the Buyer (or the Agent) shall give notice thereof to the Seller.
(b)    Within thirty (30) days following the Effective Date (or such later date as approved by the Buyer in writing), Seller shall establish and maintain a segregated time or demand deposit account for the benefit of the Buyer (the “Blocked Account”) with the Buyer or an Insured Depository Institution acceptable to the Buyer in its reasonable discretion, with respect to which Merchants Bank of Indiana and TIAA, FSB shall each be deemed acceptable. The Blocked Account shall be named “Home Point Financial Corporation in trust for the benefit of Morgan Stanley Bank, N.A.” and such account shall be subject to the Blocked Account Agreement. Upon the occurrence of an Event of Default that is continuing, the Seller shall deposit into the Blocked Account, within two (2) Business Days of receipt, all Income received with respect to each Mortgage Loan hereunder. Under no circumstances shall the Seller deposit any of its own funds into the Blocked Account or otherwise comingle its own funds into the Blocked Account.
(c)    Notwithstanding any provision to the contrary in this Section 3.01, if an Event of Default shall have occurred and be continuing, all Income on deposit in the Blocked Account in respect of the Purchased Items shall be applied as determined in the Buyer’s sole discretion until all such Repurchase Obligations have been paid in full, and thereafter to the Seller.
(d)    Except to the extent otherwise provided herein, all payments of Repurchase Price, Price Differential, and other amounts to be paid by the Seller under this Repurchase Agreement, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent, at the following account maintained by the Agent: [***], not later than [***], New York City time, on the date on which such payment shall become due (and each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day). The Seller acknowledges that it has no rights of withdrawal from the foregoing account.
(e)    Except to the extent otherwise expressly provided herein, if the due date of any payment under this Repurchase Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and Price

Differential shall accrue with respect to the amount of any Purchase Price so extended for the period of such extension.
3.02    Requirements of Law.
(a)    If the introduction or adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
(i)    shall subject the Buyer and the Agent (or the Buyer or the Agent, as the case may be) to any Tax of any kind whatsoever with respect to this Repurchase Agreement or any Transaction entered into by it (excluding Indemnified Taxes, Other Connection Taxes that are imposed on or measured by net income (however determined) or that are franchise Taxes or branch profits Taxes, and clauses (b)-(d) of Excluded Taxes);
(ii)    shall impose, modify or hold applicable to any Transaction any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans, Transactions or other extensions of credit by, or any other acquisition of funds by, any office of the Buyer and the Agent (or the Buyer or the Agent, as the case may be);
(iii)    shall impose on the Buyer and the Agent (or the Buyer or the Agent, as the case may be) any other condition;
and the result of any of the foregoing is to increase the cost to the Buyer and the Agent (or the Buyer or the Agent, as the case may be), by an amount which the Buyer and the Agent (or the Buyer or the Agent, as the case may be) deem to be material, of making, participating in, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, to the extent similar increased costs have been imposed by the Buyer or the Agent on similarly situated sellers, in any such case, the Seller shall promptly pay the Buyer and the Agent (or the Buyer or the Agent, as the case may be) such additional amount or amounts as will compensate the Buyer and the Agent (or the Buyer or the Agent, as the case may be) for such increased cost or reduced amount receivable, and thereafter, the Seller may elect to terminate the Repurchase Agreement in order to not incur additional increased costs.
(b)    If the Buyer and the Agent (or the Buyer or the Agent, as the case may be) shall have determined that the adoption of or any change in any Requirement of Law applicable to the Buyer and the Agent (or the Buyer or the Agent, as the case may be)(other than with respect to any amendment made to the Buyer’s or the Agent’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Buyer and the Agent (or the Buyer or the Agent, as the case may be) or any corporation controlling the Buyer and the Agent (or the Buyer or the Agent, as the case may be) with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Buyer’s or the Agent’s, as applicable, or such corporation’s capital as a consequence of its actions hereunder to a level below that which the Buyer and the Agent (or the Buyer or the Agent, as the case may be) or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Buyer’s or the Agent’s, as applicable, or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Buyer and the Agent (or the Buyer or the Agent, as the case may be) to be material, then from time to time, to the extent similar increased costs have been imposed by the Buyer or the Agent on similarly situated sellers, the Seller shall promptly pay to the Buyer and the Agent (or the Buyer or the Agent, as the case may be) such additional amount or amounts as will compensate the Buyer and the Agent (or the Buyer or the Agent, as the case may be) for such reduction, and thereafter, the Seller may elect to terminate the Repurchase Agreement in order to not incur additional increased costs.
(c)    If the Buyer and the Agent (or the Buyer or the Agent, as the case may be) become entitled to claim any additional amounts pursuant to this Section 3.02, it shall promptly notify the Seller of the event by reason of which it has become so entitled; provided that Seller shall only be obligated to pay those amounts pursuant to this Section 3.02 to the extent incurred by Buyer or Agent during the 90-day period prior to Seller’s receipt of written notice thereof. A certificate as to any additional amounts payable pursuant to this Section 3.02 submitted by the Buyer or the Agent, as applicable, to the Seller shall be conclusive in the absence of manifest error.
3.03    Commitment Fee.
The Seller agrees to pay the Commitment Fee to the Buyer, such payment to be made in Dollars in immediately available funds, without deduction, set off or counterclaim, to Buyer as provided in the Pricing Side Letter. The Seller also hereby agrees to pay to the Buyer any other fees provided in the Pricing Side Letter as specified therein. Each of such fees shall be deemed to be fully earned and non-refundable when paid; provided, that notwithstanding the foregoing or anything else to the contrary here, to the extent that the Buyer elects not to enter into any Transaction in respect of the Committed Amount solely due to the occurrence of one of the events described in Section 5.02(k), Section 5.02(p) or Section 8(p) the Buyer shall promptly refund to the Seller a pro-rated portion of the Committed Amount for the period from the date of such election through the Termination Date. Notwithstanding anything to the contrary in this Section 3.03, any portion of the Commitment Fee that was paid prior to the ~~Third~~Eighth Amendment Effective Date, but not yet recognized as of the ~~Third~~Eighth Amendment Effective Date (the “Applicable Commitment Fee”), will be deemed to be credited to the account of Sellers and such amount shall then be immediately applied by Buyer in payment of such Applicable Commitment Fee on the ~~Third~~Eighth Amendment Effective Date. Such payment shall not be made available in cash but shall be effected by way of book-entry by Buyer in full and final payment of such Applicable Commitment Fee. Once deemed to be credited pursuant to this paragraph, the parties hereto agree that such Applicable Commitment Fee shall have been fully earned as of the ~~Third~~Eighth Amendment Effective Date.
3.04    Non-Utilization Fee.
On the Payment Date occurring in September 2020, and on each third Payment Date thereafter and on the Termination Date, the Buyer shall determine the Aggregate Utilization Ratio for the related Accrual Period and, if such Aggregate Utilization ratio is less than [***], the Seller shall promptly pay to the Buyer following Seller’s receipt of an invoice therefor on such Payment Date or Termination Date, as applicable, a fee (the “Non-Utilization Fee”) equal to the difference, if greater than $0, between (i) the Minimum Price Differential for the related Accrual Period and (ii) the actual Price Differential paid by the Seller to the Buyer for the related Accrual Period. All such payments shall be made to the Buyer in Dollars, in immediately available funds, without deduction, setoff or counterclaim. Solely to the extent that the Non-Utilization Fee remains unpaid for [***] Business Days following the related due date therefor, the Buyer may, in its sole discretion, net such Non-Utilization Fee from the proceeds of any Purchase Price paid to the Seller. Notwithstanding the foregoing or anything else to the contrary here, to the extent that the Buyer elects not to enter into any Transaction solely due to the occurrence of one of the events described in Section 5.02(k), Section 5.02(p) or Section 8(p), no Non-Utilization

Fee shall accrue from the date of such election through the earlier of (i) the Termination Date or (ii) the first date after such election when the Seller enters into a new Transaction.
Section 4.    Purchased Items.
4.01    Purchased Items; Security Interest.
(a)    Pursuant to the Custodial and Disbursement Agreement, the Custodian shall hold the Mortgage Loan Documents as exclusive bailee and agent for the benefit of the Buyer pursuant to terms of the Custodial and Disbursement Agreement and shall deliver to the Buyer the Master Trust Receipt to the effect that it has reviewed such Mortgage Loan Documents in the manner and to the extent required by the Custodial and Disbursement Agreement and identifying any deficiencies in such Mortgage Loan Documents as so reviewed.
(b)    All of the Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Purchased Items.”
(i)    all Purchased Loans (including, without limitation, the related Servicing Rights);
(ii)    all Mortgage Loan Documents, including without limitation all promissory notes, and all Servicing Records, any Servicing Agreements and any other collateral pledged or otherwise solely relating to such Purchased Loans, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto, including electronic records;
(iii)    all rights of Seller to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the Mortgage File related to such Purchased Loans or Servicing File, all rights of Seller to receive from any third party or to take delivery of any Records or other documents which constitute a part of the Mortgage File related to such Purchased Loans;
(iv)    to the extent assignable, all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Purchased Loan and all claims and payments thereunder;
(v)    to the extent assignable, all other insurance policies and insurance proceeds relating to any Purchased Loan or the related Mortgaged Property;
(vi)    to the extent assignable, all purchase agreements or other agreements, contracts (and all rights to receive documentation relating thereto) or any related Takeout Commitments now existing or hereafter arising, solely covering any part of the foregoing Purchased Items, all rights to deliver such Mortgage Loans to Takeout Investors or to permanent investors and other purchasers pursuant thereto and all proceeds resulting from the disposition of such Purchased Items pursuant thereto, including the Seller’s right and entitlement to receive the entire Takeout Price specified in each Takeout Commitment;
(vii)    [Reserved];
(viii)    the Blocked Account and the Disbursement Account and all monies from time to time on deposit in the Blocked Account and the Disbursement Account;

(ix)    [Reserved];
(x)    [Reserved];
(xi)    all “accounts,” “chattel paper,” “commercial tort claims,” “deposit accounts,” “documents,” “equipment,” “general intangibles,” “goods,” “instruments,” “inventory,” “investment property,” “letter of credit rights,” and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds solely relating to any or all of the foregoing; and
(xii)    any and all replacements, substitutions, distributions on or proceeds of to the extent solely related to any and all of the foregoing.
(c)    The Seller and the Buyer intend that the Transactions hereunder be sales to the Buyer of the Purchased Items (including, without limitation, the related Servicing Rights) and not loans from the Buyer to the Seller secured by the Purchased Items. However, in order to preserve the Buyer’s rights under this Repurchase Agreement and the other Repurchase Documents in the event that a court or other forum recharacterizes the Transactions hereunder as loans, and as security for the performance by the Seller of all of the Seller’s obligations to the Buyer under the Repurchase Documents and the Transactions entered into hereunder, the Seller hereby assigns, pledges and grants a fully perfected, first priority security interest in all of its right, title and interest in, to and under the Purchased Items to the Buyer, to secure the payment of the Repurchase Price on all Transactions and all other amounts owing to the Buyer hereunder and under the other Repurchase Documents (collectively, and together with the pledge of Servicing Rights in the immediately preceding sentence, the “Related Credit Enhancement”). The Related Credit Enhancement is hereby pledged as further security for Seller’s Repurchase Obligations to Buyer hereunder. The Seller agrees to mark its computer records and tapes to evidence the interests granted to the Buyer hereunder. For the avoidance of doubt, it is acknowledged and agreed by the Seller that the grant of a security interest by the Seller to the Buyer in any Purchased Loan shall not be released or otherwise affected solely due to the fact that any Purchased Loan is not an Eligible Mortgage Loan or that the Recognized Value thereof is zero dollars or is reduced, including if it is reduced to zero dollars, at any time.
(d)    Without limiting the generality of the foregoing clauses (b) and (c) and for the avoidance of doubt, in the event that the Seller deemed to retain any residual Servicing Rights, such Seller Entity, as applicable, grants, assigns, and pledges to the Buyer a security interest in such Servicing Rights and proceeds related thereto in all instances, whether now owned or hereafter acquired, now existing or hereafter created. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to this Repurchase Agreement and Transactions hereunder as defined in Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.
4.02    Further Documentation. At any time and from time to time, upon the written request of the Buyer (or the Agent on behalf of the Buyer), and at the sole expense of the Seller, the Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as the Buyer (or the Agent on behalf of the Buyer) may reasonably request for the purpose of obtaining or preserving the full benefits of this Repurchase Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby. The Seller also hereby authorizes the Buyer to file any such financing or continuation statement without the signature of the Seller to the extent permitted by applicable law. A photographic or other reproduction of this Repurchase Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

4.03    Changes in Locations, Name, etc. The Seller shall not (i) change the location of its chief executive office/chief place of business or mailing address from that specified in Section 6 hereof, (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Purchased Items or (iii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given the Buyer at least thirty (30) days prior written notice thereof and shall have delivered to the Buyer all Uniform Commercial Code financing statements and amendments thereto as the Buyer shall reasonably request and taken all other actions deemed reasonably necessary by the Buyer to continue its perfected status in the Purchased Items with the same or better priority. The Seller shall promptly notify the Buyer of any change in such federal tax identification number.
4.04    The Buyer’s Appointment as Attorney-in-Fact.
(a)    The Seller hereby irrevocably constitutes and appoints the Buyer and any officer or agent thereof, following the occurrence of an Event of Default that has not been waived with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Seller and in the name of the Seller or in its own name, from time to time in the Buyer’s discretion, for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Repurchase Agreement, and, without limiting the generality of the foregoing, the Seller hereby gives the Buyer the power and right, on behalf of the Seller, without assent by, but with notice to, the Seller, if an Event of Default shall have occurred and be continuing, to do the following:
(i)    in the name of the Seller or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or payable on or on account of any other Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Purchased Items whenever payable;
(ii)    to pay or discharge Taxes and Liens levied or placed on or threatened against the Purchased Items; and
(iii)    (A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to the Buyer or as the Buyer shall direct, including, without limitation, to send “goodbye” letters and Section 404 notices on behalf of the Seller and any applicable Servicer; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any portion thereof or proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against the Seller with respect to any Purchased Items; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Purchased Items as fully and completely as though the Buyer were the absolute owner thereof for all purposes, and to do, at the Buyer’s option and the Seller’s expense, at any time, and from time to time, all acts and things which the Buyer deems necessary to protect, preserve or realize upon the Purchased Items and the Buyer’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as the Seller might do.
The Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable, shall have no expiration date and shall survive termination of this Repurchase Agreement. This power of attorney shall not revoke any prior powers of attorney granted by the Seller.
(b)    The Seller also authorizes the Buyer, at any time and from time to time, following the occurrence of an Event of Default that has not been waived (i) to execute, in connection with any sale provided for in Section 4.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items and (ii) to file any initial financing statements, amendments thereto and continuation statements with or without the signature of the Seller as authorized by applicable law, as applicable to all or any part of the Purchased Items.
(c)    The powers conferred on the Buyer are solely to protect the interests of the Buyer in the Purchased Items and shall not impose any duty upon the Buyer to exercise any such powers. The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Buyer nor any of its officers, directors, employees or agents shall be responsible to the Seller for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.
4.05    Performance by The Buyer of The Seller’s Repurchase Obligations. If after the occurrence of an Event of Default that has not been waived, the Seller fails to perform or comply with any of its agreements contained in the Repurchase Documents and the Buyer itself performs or complies, or otherwise causes performance or compliance, with such agreement, the out-of-pocket expenses of the Buyer incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by the Seller to the Buyer upon five (5) days’ notice that such amounts are due and payable, unless an Event of Default shall have occurred and is continuing, in which case such amounts shall be due and payable on demand and, in either case, shall constitute Repurchase Obligations. Notwithstanding the foregoing, costs and expenses of the Buyer incurred for on-site due diligence of the Seller and fees and expenses of the Buyer’s outside counsel, in each case, incurred but not paid prior the occurrence of an Event of Default, shall not accrue interest at the Post-Default Rate.
4.06    Proceeds. If an Event of Default shall occur and be continuing, (a) all Income and other proceeds of Purchased Items received by the Seller consisting of cash, checks and other near-cash items shall be held by the Seller in trust for the Buyer, segregated from other funds of the Seller, and shall forthwith upon receipt by the Seller be turned over to the Buyer in the exact form received by the Seller (duly endorsed by the Seller to the Buyer, if required) and (b) any and all such proceeds received by the Buyer (whether from the Seller or otherwise) may, in the sole discretion of the Buyer, be held by the Buyer as collateral security for, and/or then or at any time thereafter may be applied by the Buyer against, the Repurchase Obligations (whether matured or unmatured), such application to be in such order as the Buyer shall elect. Any balance of such proceeds remaining after the Repurchase Obligations shall have been paid in full and this Repurchase Agreement shall have been terminated shall be paid over to the Seller or to whomsoever may be lawfully entitled to receive the same. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Purchased Items.

4.07    Remedies. If a Default shall occur and be continuing, the Buyer may, at its option, enter into one or more interest rate protection agreements or other hedging arrangements covering all or a portion of the Purchased Loans purchased by the Buyer hereunder, and the Seller shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against the Buyer relating to or arising out of such Interest Rate Protection Agreements, including without limitation any net losses (after giving effect to any gain in the sale of the related Mortgage Loans) resulting from such Interest Rate Protection Agreements. If an Event of Default shall occur and be continuing, the Buyer may exercise, in addition to all other rights and remedies granted to it in this Repurchase Agreement and in any other instrument or agreement securing, evidencing or relating to the Repurchase Obligations, all rights and remedies of a secured party under the Uniform Commercial Code. Without limiting the generality of the foregoing, the Buyer without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Seller or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Purchased Items, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Purchased Items or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Buyer or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Buyer shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Purchased Items so sold, free of any right or equity of redemption in the Seller, which right or equity is hereby waived or released. The Seller further agrees, at the Buyer’s request, to assemble the Purchased Items and make them available to the Buyer at places which the Buyer shall reasonably select, whether at the Seller’s premises or elsewhere. The Buyer shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Purchased Items or in any way relating to the Purchased Items or the rights of the Buyer hereunder, including without limitation attorneys’ fees and disbursements, to the payment in whole or in part of the Repurchase Obligations, in such order as the Buyer may elect, and only after such application and after the payment by the Buyer of any other amount required or permitted by any provision of law, including without limitation Sections 9-608(a) and 9-615(a) of the Uniform Commercial Code, need the Buyer account for the surplus, if any, to the Seller. To the extent permitted by applicable law, the Seller waives all claims, damages and demands the Seller may acquire against the Buyer arising out of the exercise by the Buyer of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of the Buyer. If any notice of a proposed sale or other disposition of Purchased Items shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) Business Days before such sale or other disposition. The Seller shall remain liable for any deficiency (plus accrued interest thereon at the Post-Default Rate) if the proceeds of any sale or other disposition of the Purchased Items are insufficient to pay the Repurchase Obligations and the fees and disbursements of any attorneys employed by the Buyer to collect such deficiency.
4.08    Limitation on Duties Regarding Preservation of Purchased Items. The Buyer’s duty with respect to the custody, safekeeping and physical preservation of the Purchased Items in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Buyer deals with similar property for its own account. Subject to the immediately preceding sentence, neither the Buyer nor any of its respective directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Purchased Items or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Purchased Items upon the request of the Seller or otherwise.
4.09    Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Purchased Items are irrevocable and are powers coupled with an interest.
4.10    Release of Security Interest. Upon termination of this Repurchase Agreement and payment to the Buyer of all Repurchase Obligations and the performance of all obligations under the Transactions and the Repurchase Documents the Buyer shall be deemed to have been reconveyed all Purchased Items to the Seller and release its security interest in any remaining Purchased Items.
4.11    Cash Reporting. Upon the written request of the Buyer, the Seller shall provide, or cause to be provided, to the Buyer, a report of all cash and other collections activity with respect to each Purchased Loan and the amount of the Loan Loss Reserves maintained by the Seller. Such report shall be delivered to Buyer not later than three (3) Business Days following the Buyer’s written request therefor.
4.12    Taxes; Tax Treatment.
(a)    All payments made by the Seller under this Repurchase Agreement shall be made free and clear of, and without deduction or withholding for or on account of any Taxes except as required by Applicable Law. If the Seller is required by Applicable Law to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (1) make such deduction or withholding; (2) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (3) deliver to the Buyer, promptly, original Tax receipts and other evidence satisfactory to the Buyer of the payment when due of the full amount of such Taxes; and (4) in the case of Indemnified Taxes as defined herein, pay to the Buyer such additional amounts as may be necessary so that the Buyer receives, free and clear of all Indemnified Taxes, a net amount equal to the amount it would have received under this Repurchase Agreement, as if no such deduction or withholding had been made. In addition, the Seller agrees to pay to the relevant Governmental Authority in accordance with Applicable Law any Other Taxes.
(b)    The Seller agrees to indemnify and hold the Buyer harmless for the full amount of Indemnified Taxes (including additional amounts payable hereunder with respect thereto), and the full amount of Indemnified Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 4.12, and any liability (in each case, including penalties, interest, additions thereto and expenses) arising therefrom or with respect thereto, provided that the Buyer shall have provided the Seller with evidence, reasonably satisfactory to the Seller, of payment of Indemnified Taxes.
(c)    Without prejudice to the survival or any other agreement of the Seller hereunder, the agreements, covenants and obligations of the Seller contained in this Section 4.12 shall survive the termination of this Repurchase Agreement. Nothing contained in this Section 4.12 shall require the Buyer to make available any of its Tax returns or other information that it deems to be confidential or proprietary or to incur additional costs or regulatory burdens that the Buyer considers in its good faith reasonable judgment to be material.
(d)    Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, and relevant state and local income and franchise Taxes to treat each Transaction as indebtedness of the Seller that is secured by the Purchased Loans and that the Purchased Loans are owned by the Seller in the absence of an Event of Default or any event under Section 14.21 of this Repurchase Agreement which the Buyer determines to be inconsistent with such treatment. All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by Law.
(e)    Buyer or any assignee in respect of a Transaction that is entitled to an exemption from or reduction of withholding Tax with respect to payments made, or deemed made, by Seller in respect of such Transaction shall deliver to the Seller, at the time or times reasonably requested by the Seller, such properly completed and executed documentation reasonably requested by the Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer or any assignee, if reasonably requested by the Seller, shall deliver such other documentation prescribed by Applicable Law or reasonably re-quested by the Seller as will enable the Seller to determine whether such Buyer or assignee is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Buyer’s or assignee’s reasonable judgment such completion, execution or submission would subject such Buyer or assignee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer or assignee.
Without limiting the generality of the foregoing, in the event that the Seller is a U.S. Person, if a payment made, or deemed made, to a Buyer or an assignee hereunder would be subject to U.S. federal withholding Tax imposed by FATCA if such Buyer or assignee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer or assignee shall deliver to the Seller at the time or times prescribed by Law and at such time or times reasonably requested by the Seller such documentation prescribed by Applicable Law (including as prescribed by to determine that such Buyer or assignee has complied with such Buyer’s or assignee’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (1), “FATCA” shall include any amendments made to FATCA after the date of this Repurchase Agreement.
The Buyer and each assignee agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller in writing of its legal inability to do so.
(f)    If the Buyer, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section 4.12), it shall pay to the Seller an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.12 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Buyer and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Seller, upon the request of the Buyer, shall repay to the Buyer the amount paid over pursuant to this Section 14.12(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Buyer is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 14.12(f), in no event will the Buyer be required to pay any amount to the Seller pursuant to this Section 14.12(f) the payment of which would place the Buyer in a less favorable net after-Tax position than the Buyer would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 14.12(f) shall not be construed to require Buyer to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Seller or any other Person.

Section 5.    Conditions Precedent.
5.01    Conditions Precedent to Initial Transaction. The Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that the Buyer shall have received all of the following documents, each of which shall be satisfactory to the Buyer and its counsel in form and substance:
(a)    Repurchase Documents. The Repurchase Documents (other than the Blocked Account Agreement, which shall be executed and delivered in accordance with Section 3.01(b)), duly executed and delivered by the parties thereto;
(b)    Organizational Documents. An officer’s certificate of the Seller, together with good standing certificates dated as of a recent date, but in no event more than ten (10) days prior to the date hereof and certified copies of the charter and by-laws (or equivalent documents) of the Seller and of all corporate or other authority for the Seller with respect to the execution, delivery and performance of the Repurchase Documents and each other document to be delivered by the Seller from time to time in connection herewith (and the Buyer may conclusively rely on such certificate until it receives notice in writing from the Seller to the contrary);
(c)    Legal Opinion. Opinions of outside counsel to the Seller as to such matters as the Buyer may request, in form and substance reasonably satisfactory to the Buyer including, without limitation, with respect to (i) the Buyer’s perfected lien on the Purchased Items, (ii) non-contravention with applicable laws, enforceability, corporate matters opinions with respect to the Seller, (iii) [reserved], (iv) the inapplicability of the Investment Company Act of 1940, as amended, (v) the applicability of the Bankruptcy Code safe harbors to this Repurchase Agreement;
(d)    Master Trust Receipt and Mortgage Loan Schedule and Exception Report. A Master Trust Receipt, substantially in the form of Annex 2 of the Custodial and Disbursement Agreement, dated the Effective Date, from the Custodian, duly completed, with a Mortgage Loan Schedule and Exception Report attached thereto;
(e)    Approval of Servicing Agreement; Servicer Notice. The Buyer shall have, in its sole discretion, approved (i) each Servicing Agreement, and such Servicing Agreement shall have been certified as a true, correct and complete copy of the original, and (ii) each fully executed Servicer Notice, and, if the Servicer is not the Seller or an Affiliate of the Seller, a letter, acceptable to the Buyer in its sole discretion, from the applicable Servicer consenting to termination of such Servicing Agreement upon the occurrence of an Event of Default that has not been waived or Servicer Termination Event;
(f)    Filings, Registrations, Recordings; Lien Searches. (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Buyer, a perfected, first-priority security interest in the Purchased Items, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if the Buyer determines such filings are necessary in its sole discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest;
(ii)    UCC lien searches in such jurisdictions as shall be applicable to the Seller and the Purchased Items, the results of which shall be satisfaction to the Buyer;
(g)    Financial Statements. The financial statements referenced in Section 6.03;

(h)    Underwriting Guidelines. A copy of the Underwriting Guidelines;
(i)    Consents, Licenses, Approvals, etc. The Buyer shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Seller of, and the validity and enforceability of, the Mortgage Loan Documents and Repurchase Documents, which consents, licenses and approvals shall be in full force and effect, including but not limited to, evidence of the following, to the extent applicable, Fannie Mae, Freddie Mac, Ginnie Mae, VA and RHS approval as lender, evidence of FHA approval as Mortgagee and FHA, Fannie Mae, Freddie Mac, Ginnie Mae, RHS and VA approval as servicer of the Mortgage Loans, as well as approval by FHA, Fannie Mae, Freddie Mac, Ginnie Mae, RHS and VA of any Servicer of the Mortgage Loans;
(j)    Insurance. The Buyer shall have received evidence in form and substance satisfactory to the Buyer showing compliance by the Seller as of such initial Purchase Date with Section 7.25 hereof;
(k)    Demonstration of Liquidity. The Buyer shall have received evidence in form and substance satisfactory to the Buyer that Seller has Liquidity in an amount of not less than [***], of which Liquidity at least [***] is unrestricted cash;
(l)    Commitment Fee. The Buyer shall have received the Commitment Fee; and
(m)    [Reserved]; and
(n)    KYC. The Buyer has completed to its satisfaction such due diligence (including the Buyer’s “Know Your Customer” and Prescribed Laws diligence) and modeling as the Buyer may require, in its sole discretion.
5.02    Conditions Precedent to all Transactions. Upon satisfaction of the conditions set forth in this Section 5.02, the Buyer shall, with respect to the Committed Amount, or may, in its sole discretion, with respect to the Uncommitted Amount, enter into a Transaction with the Seller. The entering into by the Buyer of each Transaction (including the initial Transaction) on any Business Day is subject to the satisfaction of the following further conditions precedent, both immediately prior to the entering into of such Transaction and also after giving effect thereto and to the intended use of the Purchase Price paid to the Seller in respect thereof:
(a)    No Default. No Default or Event of Default shall have occurred and be continuing;
(b)    Representations and Warranties. Both immediately prior to the entering into of such Transaction and also after giving effect thereto and to the intended use of the Purchase Price paid to the Seller in respect thereof, the representations and warranties made by the Seller in Section 6 and Schedule 1 hereof, and elsewhere in each of the Repurchase Documents, shall be true and correct in all material respects on and as of the date of the making of such Transaction (in the case of the representations and warranties in Section 6.11, Section 6.24 and Schedule 1, solely with respect to Purchased Loans subject to outstanding Transactions) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(c)    Margin Maintenance. Either (i) No Margin Deficiency in excess of the Margin Threshold shall exist or (ii) if a Margin Deficiency in excess of the Margin Threshold shall exist on such Business Day, (x) the Buyer (or the Agent on behalf of the Buyer) has provided the Seller with written consent (which may be via electronic transmission) to enter into Transactions on such Business Day notwithstanding the existence of such Margin Deficiency in excess of the Margin Threshold, and (y) the Buyer (or the Agent on behalf of the Buyer) has not revoked the consent identified in clause (x) above;
(d)    Due Diligence. Subject to the Buyer’s right to perform one or more Due Diligence Reviews pursuant to Section 14.23 hereof, the Buyer (or the Agent on behalf of the Buyer) shall have completed its due diligence review of the Mortgage Loan Documents for each Transaction and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Mortgage Loans as the Buyer (or the Agent on behalf of the Buyer) in its sole discretion deems appropriate to review and such review shall be satisfactory to the Buyer (or the Agent on behalf of the Buyer) in its sole discretion;
(e)    Mortgage Loan Schedule and Exception Report. The Buyer shall have received from the Custodian a Mortgage Loan Schedule and Exception Report with Exceptions as are acceptable to the Buyer in its sole discretion in respect of Eligible Mortgage Loans to be purchased hereunder on such Business Day;
(f)    Release Letter. The Agent shall have received from the Seller a Warehouse Lender’s Release Letter (as defined in the Custodial and Disbursement Agreement), if applicable, in form and substance acceptable to the Buyer or the Agent covering each Eligible Mortgage Loan to be sold to the Buyer;
(g)    Chief Executive Officer. Willie Newman shall be the Chief Executive Officer of the Seller;
(h)    Fees and Expenses. The Buyer shall have received all invoiced fees and expenses payable by the Seller that are then due and owing (including, without limitation the amount of any Commitment Fee and Non-Utilization Fee then due and owing, and all of the Buyer’s reasonable attorney fees and expenses as contemplated by Section 14.04(c) and due diligence expenses then due and owing) which amount, at the Buyer’s option, may be netted from the amount of Purchase Price to be paid to the Seller in connection with any Transaction entered into under this Repurchase Agreement;
(i)    Takeout Assignment. Upon the reasonable request of the Buyer and to the extent not expressly prohibited under the terms of such Takeout Commitment, the Buyer shall have received a Takeout Assignment for each Takeout Commitment relating to any Purchased Loan subject to a Transaction outstanding as of the Purchase Date;
(j)    Master Trust Receipt and Mortgage Loan Schedule and Exception Report. A Master Trust Receipt, substantially in the form of Annex 2 of the Custodial and Disbursement Agreement, dated as of the related Purchase Date, from the Custodian, duly completed, with a Mortgage Loan Schedule and Exception Report attached thereto;
(k)    No Market Events. None of the following shall have occurred and/or be continuing:
(i)    an event or events shall have occurred resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in the Buyer not being able to finance any Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events;

(ii)    an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in the Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events;
(iii)    there shall have occurred a material adverse change in the financial condition of the Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of the Buyer to fund its obligations under this Repurchase Agreement; or
(iv)    an event beyond the control of the Buyer which the Buyer reasonably determines may result in the Buyer’s inability to perform its obligations under this Repurchase Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing shall have occurred or be continuing.
(l)    Filings, Registrations, Recordings. Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create and maintain, in favor of the Buyer, a perfected, first-priority security interest in the Purchased Items, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if the Buyer determines such filings are necessary in its sole discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to create and maintain such perfected, first-priority security interest; provided, that assignments of the Mortgages securing or related to the Mortgage Loans shall not be required to be recorded prior to the occurrence of an Event of Default that has not been waived.
(m)    No Adverse Litigation. The Buyer (or the Agent) shall not have determined that there is any action, proceeding or investigation by or before any Governmental Authority affecting the Seller, or any of its Affiliates or Property (including, without limitation, any Purchased Loan), which is reasonably likely to be adversely determined and which, if decided adversely, would have a reasonable likelihood of having a Material Adverse Effect with respect to Seller.
(n)    Legal Sale. With respect to any Mortgage Loan that was funded in the name of an Affiliate of the Seller, the Buyer may, in its sole discretion, require the Seller to provide evidence sufficient to satisfy the Buyer that such Mortgage Loan was acquired in a legal sale, including without limitation, an opinion, in form and substance and from an attorney, in both cases, acceptable to the Buyer in its sole discretion, that such Mortgage Loan was acquired in a legal sale.
(o)    No Material Adverse Effect. None of the following has occurred, as determined by Buyer in its sole discretion: (i) a Material Adverse Effect with respect to Seller or (ii) a Material Adverse Effect solely with respect to clause (a) of the definition thereof with respect to Seller or any of its Affiliates.
(p)    Other Documents. Such other documents related to the financial condition of the Seller or the Mortgage Loans subject to the proposed Transaction as the Buyer may reasonably request consistent with market practices in form and substance acceptable to the Buyer.
(q)    Compare Ratio. The “compare ratio” assigned to the Seller by FHA under its “Neighborhood Watch” program is less than or equal to [***].

Each request for a Transaction by the Seller hereunder shall constitute a certification by the Seller that all the conditions set forth in this Section 5 (other than Section 5.02(i) and (j)) have been satisfied (both as of the date of such notice, Transaction Request or Confirmation and as of the Purchase Date therefor).
Section 6.    Representations and Warranties. The Seller represents and warrants to the Buyer as of the Effective Date and as of each Purchase Date that:
6.01    Legal Name. On the Effective Date, the exact legal name of the Seller is Home Point Financial Corporation, and since March 31, 2015 the Seller has not used any previous names, assumed names or trade names except as set forth on Schedule 3 attached hereto.
6.02    Existence. The Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect with respect to Seller; and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect with respect to Seller.
6.03    Financial Condition. The Seller has heretofore furnished to the Buyer a copy of (a) its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year of the Seller ended December 31, 2019 (the “Financial Statement Date”) and the related consolidated statements of income and retained earnings and of cash flows for the Seller and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of BDO and (b) its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the quarterly fiscal periods of the Seller ended March 31, 2020, and the related consolidated statements of income and retained earnings and of cash flows for the Seller and its consolidated Subsidiaries for such quarterly fiscal periods, setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Seller and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since the Financial Statement Date, there has been no material adverse change in the consolidated business, operations or financial condition of the Seller and its consolidated Subsidiaries taken as a whole from that set forth in the financial statements delivered for the fiscal year of the Seller ending on such date.
6.04    Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting the Seller or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority or any material developments in any of the foregoing that (i) questions or challenges the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) individually or in the aggregate, if adversely determined against Seller, would result in a judgment against Seller in excess of [***] (provided that this Section 6.04(ii) shall not include any routine actions brought by or on behalf of an individual Mortgagor with respect to which Seller is acting in its capacity as servicer (which shall include without limitation, contested foreclosures, contested actions or bankruptcy proceedings), except putative class action proceedings and proceedings commenced by any Governmental Authority), (iii) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect with respect to Seller, or (iv) requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder.
6.05    No Breach. Neither (a) the execution and delivery of the Repurchase Documents nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws of the Seller, or any applicable law (including, without limitation, Prescribed Laws), rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any Servicing Agreement or other material agreement or instrument to which the Seller or any of its Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to this Repurchase Agreement) upon any Property of the Seller or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.
6.06    Action. The Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Repurchase Documents; the execution, delivery and performance by the Seller of each of the Repurchase Documents have been duly authorized by all necessary corporate or other action on its part; and each Repurchase Document has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.
6.07    Approvals.
(a)    No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by the Seller of the Repurchase Documents or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Repurchase Agreement.
(b)    The Seller is approved by Fannie Mae, Freddie Mac and Ginnie Mae as an approved lender, the Seller and each Servicer is approved by Fannie Mae, Freddie Mac and Ginnie Mae as an approved seller and servicer and the Seller has all other approvals required with respect to the FHA, VA, RHS and any other Agency, in each case is in good standing (such collective approvals and conditions, “Agency Approvals”), with no event having occurred or the Seller having any reason whatsoever to believe or suspect will occur (including, without limitation, a change in insurance coverage) which would either make the Seller (or any Servicer) unable to comply with the eligibility requirements for maintaining all such applicable Agency Approvals or which would require notification to the relevant Agency of the occurrence of any event that would impact the Seller’s good standing or otherwise materially restrict Seller’s Agency Approvals in any manner: provided that the foregoing representations with respect to RHS Agency Approvals, shall only apply when any RHS Loan is subject to a Transaction, except for the representation that Seller is in good standing with RHS, which shall apply at all times that any Purchased Loan is subject to a Transaction. The Seller (and any Servicer) has adequate financial standing, servicing facilities, procedures and experienced personnel necessary to service mortgage loans of the same types as may from time to time constitute Mortgage Loans in accordance with Accepted Servicing Practices.
6.08    Margin Regulations. Neither the making of any Transaction hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X.

6.09    Taxes. The Seller and its Subsidiaries have timely filed all federal Tax and all state and local income Tax returns and all other material Tax returns that are required to be filed by them and have paid all Taxes due and payable (whether or not reflected on such tax returns), except (a) for any such Taxes as are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided, or (b) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect with respect to Seller. The charges, accruals and reserves on the books of the Seller and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Seller, adequate.
6.10    Investment Company Act. Neither the Seller nor any of its Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
6.11    Purchased Items; Security.
(a)    The Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Loan to any other Person, and immediately prior to the sale of such Purchased Loan to the Buyer, the Seller was the sole owner of such Purchased Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to the Buyer hereunder and Liens granted in favor of the Buyer hereunder. No Purchased Loan sold to the Buyer hereunder was acquired (by purchase or otherwise) by the Seller from an Affiliate of the Seller.
(b)    The provisions of this Repurchase Agreement are effective to create in favor of the Buyer a valid security interest in all right, title and interest of the Seller in, to and under the Purchased Items.
(c)    Upon (i) receipt by the Custodian of each Mortgage Note endorsed in blank, and each assignment of the related Mortgage, assigned in blank, by a duly authorized officer of the Seller unless the related Mortgage Loan is registered in the MERS System in which case the Seller shall provide evidence of such registration, and (ii) the issuance by the Custodian to the Buyer of the Master Trust Receipt and Mortgage Loan Schedule therefor, the Buyer shall have a fully perfected first priority security interest therein, in the Purchased Loan evidenced thereby and in the Seller’s interest in the related Mortgaged Property, in the event that any Transaction was construed to constitute a financing rather than a sale.
(d)    Upon the filing of financing statements on Form UCC-1 naming the Buyer as “Secured Party” and the Seller as “Debtor,” and describing the Purchased Items as the “Collateral,” in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Purchased Items will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of the Seller in, to and under such Purchased Items which can be perfected by filing under the Uniform Commercial Code, in the event that any Transaction is construed to constitute a financing rather than a sale.
6.12    Chief Executive Office/Jurisdiction of Organization. On the Effective Date, the Seller’s chief executive office is located at 2211 Old Earhart Road, Suite 250, Ann Arbor, Michigan 48105. On the Effective Date, the Seller’s jurisdiction of organization is New Jersey.
6.13    Location of Books and Records. The location where the Seller keeps its physical books and records, including all computer tapes and records relating to the Purchased Items but excluding the Mortgage Files is its chief executive office.

6.14    Hedging. The Seller has entered into Interest Rate Protection Agreements, having a notional amount not less than required by reasonable market practices taking into account the aggregate unpaid principal amount of the Purchased Loans.
6.15    True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Seller to the Buyer in connection with the negotiation, preparation or delivery of this Repurchase Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Seller to the Buyer in connection with this Repurchase Agreement and the other Repurchase Documents and the transactions contemplated hereby and thereby will be true and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of the Seller that could reasonably be expected to have a Material Adverse Effect with respect to Seller that has not been disclosed herein, in the other Repurchase Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Buyer for use in connection with the transactions contemplated hereby. No fraud that involves management or other employees who have a significant role in the internal controls of the Seller over financial reporting has occurred.
6.16    Tangible Net Worth. On the Effective Date, the Tangible Net Worth of the Seller is not less than [***].
6.17    ERISA. Each Plan to which the Seller or its Subsidiaries make direct contributions, and, to the Seller’s knowledge, each other Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other applicable Federal or State law. Seller and its Subsidiaries, and to Seller’s knowledge, its ERISA Affiliates, are in substantial compliance with its respective contribution obligations with respect to any Multiemployer Plan. No event or condition has occurred and is continuing as to which the Seller would be under an obligation to furnish a report to the Buyer under Section 7.01(e) hereof and which is reasonably expected to result in a Material Adverse Effect with respect to Seller. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of ACS 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of ACS 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans in an amount that would reasonably be expected to result in a Material Adverse Effect with respect to Seller. The Seller and its Subsidiaries do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law at no cost to the employer.
6.18    Delivery of Mortgage Loans. The Seller has no reason to believe, after reasonable and diligent inquiry respecting (among other things) the relevant Mortgage Loan Documents, the characteristics and quality of the Mortgage Loans, that the transfer will not occur as required pursuant to this Repurchase Agreement.
6.19    Subsidiaries. As of the Effective Date, the Seller has no Subsidiaries other than NM Holdings LLC. On or after the Effective Date, the Seller has no Subsidiaries other than those disclosed to Buyer in writing in accordance with Section 7.06(f).

6.20    Regulatory Status. The Seller is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
6.21    Takeout Commitments; Takeout Assignments. Each Takeout Commitment (if any) has been delivered by the Seller and constitutes a valid, binding and existing obligation of a Takeout Investor, enforceable against the Seller and the Takeout Investor, respectively, in accordance with its terms (subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those relating to specific performance). If requested by the Buyer and to the extent not expressly prohibited under the terms of such Takeout Commitment, each Takeout Commitment (if any) has been duly and validly assigned by the Seller to the Buyer pursuant to a Takeout Assignment.
6.22    No Prohibited Persons. Neither the Seller, to the knowledge of the Seller, any director, officer, or employee of the Seller, or any of its subsidiaries is an individual or entity (“Prohibited Person”) that is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC-Administered Sanctions”), or is located, organized or resident in a country or territory that is the subject of OFAC-Administered Sanctions, and the Seller will not use the proceeds of the Transactions under the Repurchase Agreement, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Prohibited Person, to fund activities of or business with any Prohibited Person, or in any country or territory, that at the time of such funding or facilitation, is the subject of OFAC-Administered Sanctions.
6.23    Identification of Servicer(s). Each Servicer of any Mortgage Loans shall be identified in writing to the Buyer and must be acceptable to the Buyer in its sole reasonable discretion.
6.24    Solvency. After giving effect to each Transaction (i) the amount of the “present fair saleable value” of the assets of the Seller and of the Seller and its Subsidiaries, taken as a whole, will, as of such date, exceed the amount of all “liabilities of the Seller and of the Seller and its Subsidiaries, taken as a whole, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of the Seller and of the Seller and its Subsidiaries, taken as a whole, will, as of such date, be greater than the amount that will be required to pay the liabilities of the Seller and of the Seller and its Subsidiaries, taken as a whole, on their respective debts as such debts become absolute and matured, (iii) neither the Seller, nor the Seller and its Subsidiaries, taken as a whole, will have, as of such date, an unreasonably small amount of capital with which to conduct their respective businesses, and (iv) the Seller and the Seller and its Subsidiaries, taken as a whole, will be able to pay their respective debts as they mature. The Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of the Seller or any of its assets. The Seller is not transferring any Mortgage Loans with any intent to hinder, delay or defraud any of its creditors. For purposes of this Section, “debt” means “liability on a claim,” “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

6.25    Massachusetts Subprime Loans, Nevada Subprime Loans and Loans Subject to Consent or Other Orders. No Purchased Loan which is a Massachusetts Subprime Loan violates the Massachusetts Borrower’s Best Interest Statute (M.G.L. 183 § 28c) or is presumptively unfair under M.G.L. c 93A, as such term is defined in Massachusetts law and court decisions, no Purchased Loan is a Nevada Subprime Loan.
6.26    [Reserved].
6.27    True Sales. Any and all interest of a Qualified Originator in, to and under any Mortgage funded in the name of or acquired by such Qualified Originator or seller which is an Affiliate of the Seller has been sold, transferred, conveyed and assigned to the Seller pursuant to a legal sale and such Qualified Originator retains no interest in such Loan, and if so requested by the Buyer, such sale is covered by an opinion of counsel to that effect in form and substance acceptable to the Buyer.
6.28    Anti-Money Laundering Laws. The Seller and each of the Seller’s Affiliates has complied with all Prescribed Laws.
6.29    No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Seller has a Material Adverse Effect with respect to Seller.
6.30    Origination and Acquisition of Mortgage Loans. The Mortgage Loans were originated by the Seller or a Qualified Originator, and the origination and collection practices used by the Seller or Qualified Originator, as applicable, with respect to the Mortgage Loans have been, in all material respects legal and in compliance with all laws with respect to unfair and deceptive lending practices and Predatory Lending Practices, proper, prudent and customary in the residential mortgage loan origination and servicing business, and in accordance with FHA, VA, RHS, Ginnie Mae, Fannie Mae and Freddie Mac standards as applicable, and in accordance with the Underwriting Guidelines. All Mortgage Loans are in conformity with the Underwriting Guidelines and, with respect to Agency Mortgage Loans, are eligible for sale to Ginnie Mae, Fannie Mae or Freddie Mac or for guaranty by the VA or the RHS or for insurance by the FHA, and satisfy all applicable requirements for delivery to the appropriate Agency. Each of the Agency Mortgage Loans complies with the representations and warranties listed in Schedule 1 hereto.
6.31    No Broker. The Seller has not dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Repurchase Agreement; provided, that if the Seller has dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Repurchase Agreement, such commission or compensation shall have been paid in full by the Seller.
Section 7.    Covenants of the Seller. The Seller covenants and agrees with the Buyer that at all times, so long as any Transaction is outstanding and until payment in full of all Repurchase Obligations:
7.01    Financial Statements. The Seller shall deliver to the Buyer:
(a)    as soon as available, and in any event not later than thirty (30) days after the end of each calendar month (other than months that are also the end of a calendar quarter), the unaudited consolidated balance sheet of the Seller and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statement of income and retained earnings and consolidated statement of equity of the Seller and its consolidated Subsidiaries for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of the Seller, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Seller and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);
(b)    as soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Seller, the unaudited consolidated balance sheet of the Seller and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statement of income and retained earnings, consolidated statement of cash flows for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of the Seller, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Seller and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);
(c)    as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Seller, the consolidated balance sheet of the Seller and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statement of income and retained earnings, consolidated statement of cash flows and consolidated statement of equity for the Seller and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Seller and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default;
(d)    from time to time such other information regarding the financial condition, operations, or business of the Seller as the Buyer may reasonably request; and
(e)    as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of the Seller knows, or with respect to any Plan or Multiemployer Plan to which the Seller or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Seller setting forth details respecting such event or condition and the action, if any, that the Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Seller or an ERISA Affiliate with respect to such event or condition):
(i)    any Reportable Event; and any request for a waiver under Section 412 of the Code for any Plan;
(ii)    the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by the Seller or an ERISA Affiliate to terminate any Plan;

(iii)    the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Seller or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;
(iv)    the complete or partial withdrawal from a Multiemployer Plan by the Seller or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Seller or any ERISA Affiliate of notice from a Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; and
(v)    the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Seller or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days.
The Seller will furnish to the Buyer, at the time it furnishes each set of financial statements pursuant to paragraphs (a) above, an officer’s certificate in the form of Exhibit H hereto (each a “Compliance Certificate”) signed by a Responsible Officer of the Seller (i) certifying that, both immediately prior to the entering into of each Transaction that has been entered into during the period since the delivery to the Buyer of the immediately preceding Compliance Certificate (or, with respect to the first such certificate, since the Effective Date) and also after giving effect to each such Transaction and to the intended use of the Purchase Price paid to the Seller in respect thereof, the representations and warranties made by the Seller in Section 6 and Schedule 1 hereof, and elsewhere in each of the Repurchase Documents, were true and correct in all material respects on and as of the date of the making of each such Transaction (in the case of the representations and warranties in Section 6.11, Section 6.25 and Schedule 1, solely with respect to Purchased Loans subject to such outstanding Transactions) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), (ii) certifying that Seller is, and as of the date of each Transaction that was entered during the period since the delivery to Buyer of the immediately preceding Compliance Certificate (or, with respect to the first such certificate, since the Effective Date) was, in compliance with all governmental licenses and authorizations, statutory and regulatory requirements, and qualified to do business and in good standing in all required jurisdictions, in each case, except where failure to be so licensed, authorized or qualified would not be reasonably likely to result in a Material Adverse Effect with respect to Seller, (iii) stating that, to the best of such Responsible Officer’s knowledge, the Seller during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Repurchase Agreement and the other Repurchase Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default that has not been waived except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action the Seller has taken or proposes to take with respect thereto), and (iv) showing in detail the calculations supporting such Responsible Officer’s certification of the Seller’s compliance with the requirements of Sections 7.14, 7.15, 7.16 and 7.18.
7.02    Litigation. The Seller will promptly, and in any event within ten (10) days after service of process on any of the following, give to the Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which, to the knowledge of a Responsible Officer of the Seller, are pending or threatened) or other legal or arbitrable proceedings affecting the Seller or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority or any material developments of any of the foregoing that (i) questions or challenges the validity or enforceability of any of the

Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) individually or in the aggregate, if adversely determined against Seller, would result in a judgment against Seller in excess of $10,000,000 (provided that this Section 7.02 shall not include any routine actions brought by or on behalf of an individual Mortgagor with respect to which Seller is acting in its capacity as servicer (which shall include without limitation, contested foreclosures, contested actions or bankruptcy proceedings), except putative class action proceedings and proceedings commenced by any Governmental Authority), (iii) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect with respect to Seller, or (iv) requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder.
7.03    Existence, etc. The Seller will:
(a)    preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (including, but not limited to, any FHA, VA or RHS licenses; provided that the foregoing obligation with respect to RHS licenses, shall only apply when any RHS Loan is subject to a Transaction) or approvals (provided that nothing in this Section 7.03(a) shall prohibit any transaction expressly permitted under Section 7.04 hereof), except where failure to do so, with respect to any rights, privileges, licenses or franchises, would not be reasonably likely to result in a Material Adverse Effect with respect to Seller;
(b)    comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, Prescribed Laws, all environmental laws, all laws with respect to unfair and deceptive lending practices and Predatory Lending Practices) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect with respect to Seller;
(c)    keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;
(d)    not change its jurisdiction of organization from the jurisdiction referred to in Section 6.12 unless it shall have provided the Buyer thirty (30) days’ prior written notice of such change;
(e)    [reserved]; and
(f)    subject to the limitations set forth in Section 14.23, permit representatives of the Buyer, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Buyer.
7.04    Prohibition of Fundamental Changes. The Seller shall not (i) enter into any transaction of merger or consolidation or amalgamation unless Seller will be the surviving entity and provided that Seller provides notice of such transaction within five (5) Business Days of the occurrence thereof, or (ii) liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution). The Seller shall not, without the prior written consent of the Buyer, directly or indirectly make any material change in the nature of its business as carried on at the date hereof. The Seller shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any Subsidiary to Transfer substantially all of its assets to any Person (except as contemplated in ordinary course whole loan sales, servicing rights sales or securitizations); provided, that the Seller may after prior written notice to the Buyer allow such action with respect to any Subsidiary which is not a material part of the Seller’s overall business operations.

7.05    Margin Deficiency. If at any time there exists a Margin Deficiency, the Seller shall cure such Margin Deficiency in accordance with Section 2.07 hereof.
7.06    Notices. The Seller shall give notice to the Buyer and the Agent:
(a)    promptly upon receipt of notice or knowledge of the occurrence of any Default or Event of Default;
(b)    with respect to any Purchased Loan sold to the Buyer hereunder, within three (3) Business Days following receipt of any payment in full of principal relating to such Purchased Loan;
(c)    with respect to any Purchased Loan sold to the Buyer hereunder, promptly upon receipt of notice or knowledge that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the Market Value of such Purchased Loan or that such Purchased Loan breaches any representation or warranty listed on Schedule 1 hereto;
(d)    promptly upon receipt of notice or knowledge of (i) any default related to any Purchased Items, (ii) any Lien or security interest (other than security interests created hereby or by the other Repurchase Documents) on, or claim asserted against, any of the Purchased Items or (iii) any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect with respect to Seller, or (iv) any fraud that involves management or other employees who have a significant role in the internal controls of Seller over financial reporting;
(e)    promptly upon any material change in the market value of any Purchased Loan or a material portion of the Seller’s assets, including Seller’s servicing rights portfolio;
(f)    in the event the Seller creates a Subsidiary after the Effective Date, such notice to be provided to the Buyer in the Seller’s next Compliance Certificate delivered to the Buyer following the date when such Subsidiary was created;
(g)    promptly upon notice or knowledge of the occurrence of any material Reportable Event; and
(h)    promptly upon any change in the name or ownership of Seller.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Seller setting forth details of the occurrence referred to therein and stating what action the Seller has taken or proposes to take with respect thereto.
7.07    Interest Rate Protection Agreements. The Seller shall at all times maintain Interest Rate Protection Agreements with MS&Co. or any other counterparty that enters into Interest Rate Protection Agreement in the ordinary course of its business, having terms with respect to protection against fluctuations in interest rates reasonably comparable to other Interest Rate Protection Agreement that may exist in the industry for similarly situated counterparties. The Seller shall deliver to the Buyer monthly a written summary of the notional amount of all outstanding Interest Rate Protection Agreements.
7.08    Reports. The Seller shall provide the Buyer with a quarterly report, which report shall include, among other items, a summary of the Seller’s delinquency and loss experience with respect to mortgage loans serviced by the Seller, any Servicer or any designee of either, plus any such additional reports as the Buyer may reasonably request with respect to the

Seller’s or any Servicer’s servicing portfolio or pending originations of mortgage loans. The Seller shall provide notice upon becoming aware of any penalties, sanctions or charges levied, or threatened to be levied, against it or any change or threatened change in approval status, or the commencement of any Agency audit (other than an audit conducted for due diligence purposes in the normal course of business by an Agency in accordance with the Agency’s policies) or investigation, or the institution of any action or the threat of institution of any action against Seller by any Agency, HUD or any other agency, or any supervisory or regulatory Governmental Authority supervising or regulating the origination or servicing of mortgage loans by, or the issuer or seller status of, the Seller.
7.09    Underwriting Guidelines.
(a)    In the event that the Seller makes any amendment or modification to the Underwriting Guidelines that relate to Prime Jumbo Mortgage Loans or Non-QM Mortgage Loans, the Seller shall immediately notify the Agent of such change and shall promptly deliver to the Agent a complete copy of the amended or modified Underwriting Guidelines. If the Buyer (or the Agent on behalf of the Buyer) determines, in its sole discretion, that a proposed amendment or modification to the Underwriting Guidelines with respect to Prime Jumbo Mortgage Loans or Non-QM Mortgage Loans is material, the Buyer shall have no obligation to enter into any Transactions with respect to any Mortgage Loans acquired pursuant to the such modified or amended Underwriting Guidelines.
(b)    The Seller shall originate Mortgage Loans in a manner which is consistent with sound underwriting and appraisal practices, and in compliance with applicable federal and state consumer protection laws including, without limitation, all laws with respect to unfair or deceptive practices and all laws relating to Predatory Lending Practices.
7.10    Transactions with Affiliates. The Seller will not enter into any transaction, including without limitation any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise not prohibited under this Repurchase Agreement, (b) in the ordinary course of the Seller’s business and (c) upon fair and reasonable terms no less favorable to the Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section 7.10 to any Affiliate. In no event shall the Seller sell to the Buyer hereunder any Purchased Loan acquired by the Seller from an Affiliate of the Seller.
7.11    Limitation on Liens. The Seller will defend the Purchased Items against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Purchased Items, other than the security interests created under this Repurchase Agreement, and the Seller will defend the right, title and interest of the Buyer in and to any of the Purchased Items against the claims and demands of all persons whomsoever.
7.12    Limitation on Guarantees. The Seller shall not create, incur, assume or suffer to exist any Guarantees.
7.13    Limitation on Distributions. Following the occurrence of a Default or Event of Default that has not been waived, the Seller shall not declare or pay any dividends upon any shares of the Seller’s stock, including Capital Stock, now or hereafter outstanding, nor shall the Seller set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of the Seller, whether now or hereafter outstanding, or make any other distribution in respect of any of the foregoing or to any shareholder or equity owner of the Seller, either directly or indirectly, whether in cash or property or in obligations of the Seller or any of the Seller’s consolidated Subsidiaries.

7.14    Maintenance of Tangible Net Worth. The Seller shall not permit its Tangible Net Worth at any time to be less than [***].
7.15    Maintenance of Ratio of Total Indebtedness to Tangible Net Worth. The Seller shall not permit the ratio of Total Indebtedness to Tangible Net Worth at any time to be greater than [***].
7.16    Maintenance of Profitability. The Seller shall not permit Net Income (before income Taxes), generated over a consecutive three-month period, measured on the last day of each fiscal quarter, to be less than [***].
7.17    Servicer; Servicing File. The Seller shall provide to the Agent on the tenth (10th) calendar day of each month a computer readable file containing servicing information, including without limitation those fields specified by the Agent from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Mortgage Loans serviced hereunder by the Seller or any Servicer. The Seller shall not cause the Mortgage Loans to be serviced by any servicer other than a Servicer expressly approved in writing by the Buyer.
7.18    Maintenance of Liquidity. The Seller shall ensure that it maintains unrestricted cash and Cash Equivalents in an amount of not less than [***].
7.19    Required Filings. The Seller shall promptly provide the Buyer and the Agent with copies of all documents which the Seller or any Affiliate of the Seller is required to file with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder.
7.20    No Adverse Selection. The Seller has not selected any Purchased Item in a manner so as to adversely affect the Buyer’s interests when compared to mortgage loans similar to the Eligible Loans.
7.21    Massachusetts Subprime Loans, Nevada Subprime Loans and Loans subject to Consent or Other Orders. If the Buyer determines, in its sole discretion, that any Purchased Loan breaches the representation and warranty in Section 6.25 of this Repurchase Agreement (whether or not such breach is material), or if the Buyer determines, in its sole discretion, that a Purchased Loan is a Massachusetts Subprime Loan or a Nevada Subprime Loan which suffers from a compliance exception resulting from a systematic or recurring fault in the Seller’s or any Qualified Originator’s origination practices, then the Seller shall immediately, and in no case later than three (3) Business Days following notice to Seller of such breach, repurchase such Mortgage Loan at the related Repurchase Price. The date on which the Seller repurchases such Mortgage Loan will be considered the “Repurchase Date” for such Mortgage Loan.
7.22    Remittance of Prepayments in Full. Following an Event of Default that is continuing, the Seller shall remit, or cause to be remitted, to the Blocked Account, all principal prepayments in full that the Seller has received with in two (2) Business Days of receipt. Following an Event of Default that is continuing, on each Thursday (or the next Business Day if such Thursday is not a Business Day), the Seller shall provide to buyer information in sufficient detail to enable the Buyer to appropriately identify the Purchased Loan to which any remitted principal amount applies for all remittances made during the previous week, if any.
7.23    Agency Approvals. Should the Seller, for any reason, cease to possess all applicable Agency Approvals, the Seller shall so notify the Buyer immediately in writing; provided that the foregoing obligation shall only apply to Approval with respect to RHS when any RHS Loan is subject to a Transaction. Notwithstanding the preceding sentence, the Seller shall take all necessary action to maintain all of its applicable Agency Approvals at all times during the term of this Repurchase Agreement and so long as any Transaction remains outstanding.
7.24    [Reserved].
7.25    Maintenance of Property; Insurance. The Seller shall keep all property useful and necessary in its business in good working order and condition. The Seller shall maintain errors and omissions insurance and/or mortgage impairment insurance and blanket bond coverage in such amounts as are in effect on the Effective Date and are customarily required by Fannie Mae and Freddie Mac (as disclosed to the Buyer in writing). Seller shall maintain endorsements for theft of warehouse lender money and collateral naming the Buyer as a loss payee under its bond coverage or other fidelity insurance and as a direct loss payee/right of action under its bond or other fidelity insurance policy.
7.26    MERS Designated Mortgage Loans. With respect to each MERS Designated Mortgage Loan, the Seller shall not identify, or permit to be identified, any party other than Buyer in the field “interim funder” on the MERS® system without the express written consent of the Buyer. Seller shall identify Buyer in the field “interim funder” on the MERS system within ten (10) days of the related Purchase Date. The Buyer shall have the right to require the Seller, at the sole cost and expense of the Seller, to deregister each MERS Designated Mortgage Loan from the MERS® system and require MERS to prepare assignments of mortgage as specified by the Buyer.
7.27    Loan Purchase Agreements. With respect to each Purchased Loan that is subject to a Takeout Commitment, the Seller shall maintain at least one whole loan purchase agreement with at least one third party purchaser or Agency, pursuant to which such third party purchaser or Agency has agreed to purchase Eligible Mortgage Loans from the Seller. The Seller shall not be in default under any purchase agreement with any third party purchaser or Agency. The Seller shall ensure that each Mortgage Loan sold to the Buyer in a Transaction hereunder which is subject to a Takeout Commitment with a third party purchaser is eligible for sale to such third party purchaser or Agency pursuant to the related purchase agreement.
7.28    Reserved.
7.29    Power of Attorney. The Seller shall, from time to time at the reasonable request of the Buyer, deliver to the Buyer any powers of attorney or other documentation required by the Buyer to ensure the enforceability under applicable law of any rights and/or powers granted to the Buyer in Section 4.04 of this Repurchase Agreement.
7.30    Quality Control. The Seller shall maintain an internal quality control program that evaluates and monitors, on a regular basis, the overall quality of (i) its origination activities (including its compliance with all requirements of the Freddie Mac Loan Prospector (LP) or the Fannie Mae DeskTop Underwriting (DU) program, and all applicable laws and regulations with respect to unfair and deceptive lending practices, including Predatory Lending Practices and (ii) its servicing activities and that ensures that the Mortgage Loans are serviced in accordance with Accepted Servicing Practices and are serviced in accordance with all applicable Agency Guides; guards against dishonest, fraudulent or negligent acts; and guards against (i) dishonest, fraudulent, or negligent acts; and (ii) errors, omissions, by its employees, officers, directors, and other persons authorized to act on behalf of the Seller.
7.31    Maintenance of Papers, Records and Files.

(a)    The Seller shall acquire, and the Seller shall build, maintain and have available, a complete imaged file in accordance with lending industry custom and practice for each Purchased Loan. The Seller shall maintain imaged copies of all such Records not in the possession of Custodian or the Buyer in good and complete condition for so long as the related Mortgage Loan is subject to a Transaction hereunder and preserve them against loss or destruction.
(b)    The Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Loans in accordance with industry custom and practice, including those maintained pursuant to subsection (a), and all such Records to the extent they are part of the Mortgage File shall be in Custodian’s possession unless permitted to be in the possession of a third-party in accordance with the terms of the Custodial and Disbursement Agreement.
(c)    For so long as the Buyer has an interest in or lien on any Purchased Loan, the Seller will hold or cause to be held all related Records in trust for the Buyer.
(d)    Subject to the limitations set forth in Section 14.23, upon reasonable advance notice from Custodian or the Buyer, the Seller shall (x) make any and all such Records available to Custodian or the Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit the Buyer or its authorized agents to discuss the affairs, finances and accounts of the Seller with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of the Seller with its independent certified public accountants.
7.32    Taxes, Etc. (i) The Seller shall pay and discharge or cause to be paid and discharged, when due, all Taxes, assessments and governmental charges or levies imposed upon the Seller or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchased Loans) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, unless any such Taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect with respect to Seller. (ii) The Seller shall file on a timely basis all federal, state and local Tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.
7.33    Reserved.
7.34    MERS. The Seller (and the Servicer, if any) is a member of MERS in good standing and current in the payment of all fees and assessments imposed by MERS, and shall comply with all rules and procedures of MERS in connection with the servicing of MERS Loans for as long as such Purchased Loans are registered with MERS.
7.35    [***]
7.36    FHA/VA/RHS Loans. The Seller will maintain the FHA insurance on any FHA Loan, the Rural Housing Service Guaranty on any RHS Loan and the VA guaranty on any VA Loan, including without limitation, the payment of any premium owed thereunder. Seller shall make, or cause to be made, all advances and other payments and provide all such reports and notices as are required under the FHA Regulations, Rural Housing Service Regulations or VA Regulations, as applicable, and otherwise take all actions necessary to maintain and keep in full force and effect, during the term of this Repurchase Agreement, the FHA Insurance Contract,

Rural Housing Service Guaranty or VA Guaranty Agreement, as applicable, including providing any notices required to be delivered to the FHA, RHS or the VA, as the case may be, in connection with the servicing of the Purchased Loans pursuant hereto.
7.37    Protection of the Buyer’s Interests in the Purchased Loans. The Seller will promptly at its expense, execute and deliver such instruments and documents and take such other actions as the Agent may reasonably request from time to time in order to perfect, protect, evidence, exercise and enforce the Agent’s and the Buyer’s rights and remedies under and with respect to the Repurchase Documents, the Transactions, the Purchased Loans). The Seller shall, promptly upon the Agent’s request, deliver documentation in form and substance reasonably satisfactory to the Agent.
7.38    Division of Limited Liability Company. The Seller shall not effect a “Division” into two or more domestic limited liability companies pursuant to and in accordance with Section 18-217 of Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.
Section 8.    Events of Default. Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:
(a)    the Seller shall fail to repurchase one or more Purchased Items on the Repurchase Date;
(b)    the Seller shall fail to pay any Repurchase Price or Price Differential on any Transaction when due (whether at stated maturity, upon acceleration or at mandatory or optional prepayment or repurchase) or any Price Differential on any Transaction or any Margin Deficiency when due; or
(c)    [reserved]; or
(d)    the Seller shall default in the payment of any other amount (other than Repurchase Price, Price Differential, Margin Deficiency, or required under Section 3.01) payable by it hereunder or under any other Repurchase Document after notification by the Buyer of such default, and such default shall have continued unremedied for [***]; or
(e)    (i) any representation, warranty or certification made or deemed made herein by the Seller or any certificate furnished to the Buyer pursuant to the following provisions shall prove to have been incorrect, untrue, or false or intentionally misleading in any material respect as of the time made, repeated, or furnished (other than a Mortgage Loan Issue): Sections 6.02 (Existence)(except with respect to Seller’s good standing), 6.04(i), (iii) and (iv) (Litigation), 6.05 (No Breach), 6.06 (Action), 6.08 (Margin Regulations), 6.10 (Investment Company Act), 6.17 (ERISA), 6.22 (No Prohibited Person), 6.24 (Solvency), 6.28 (Anti-Money Laundering Laws); or (ii) any representation, warranty or certification made or deemed made herein by the Seller or any certificate furnished to the Buyer pursuant to the following provisions and not identified in Section 8(e)(i) shall prove to have been incorrect, untrue, or false or intentionally misleading in any material respect as of the time made, repeated, or furnished (other than a Mortgage Loan Issue) and if such default is capable of being remedied, such failure to observe or perform shall continue unremedied for a period of [***]: Sections 6.02 (Existence)(solely with respect to Seller’s good standing), 6.07 (Approvals), and 6.15 (True and Complete Disclosure); or
(f)    any representation, warranty or certification made or deemed made herein or in any other Repurchase Document and not identified in Section 8(e) by the Seller or any certificate furnished to the Buyer pursuant to the provisions hereof or thereof or any information with respect to any Purchased Items furnished in writing by or on behalf of the Seller shall prove to have been incorrect, untrue, or false or intentionally misleading in any material respect as of the time made, repeated, or furnished, and if such default is capable of being remedied, such failure to observe or perform shall continue unremedied for a period of [***] (other than a Mortgage Loan Issue); or
(g)    the Seller shall fail to comply with the requirements of Section 7.03(a), Section 7.04, Section 7.05, Section 7.06, Sections 7.10 through 7.16, or Section 7.18 through 7.25, Section 7.27 through 7.30, Section 7.32(i), or Section 7.35 through 7.36 hereof; or the Seller shall otherwise fail to comply with the requirements of Section 7.03, Section 7.17, Section 7.26, Section 7.32(ii) or Section 7.34 hereof and such default, if capable of being remedied, shall continue unremedied for a period of five (5) Business Days; or the Seller shall fail to comply with the requirements of Section 7.01, Section 7.02, Section 7.03(b), (c), (d), (e), and (f), or Section 7.07 and such default or failure, if capable of being remedied, shall continue unremedied for a period of ten (10) Business Days, or the Seller shall fail to observe or perform any other covenant or agreement contained in this Repurchase Agreement or any other Repurchase Document and such default or failure to observe or perform, if capable of being remedied, shall continue unremedied for a period of [***]; or
(h)    a final judgment or judgments for the payment of money in excess of [***] in the aggregate shall be rendered against the Seller or any of its Affiliates other than Longbridge Financial LLC by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within [***] from the date of entry thereof, and the Seller or any such Affiliate shall not, within said period of [***], or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or
(i)    a Responsible Officer of the Seller shall admit in writing the Seller’s inability to pay its debts as such debts become due; or
(j)    the Seller or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator or the like of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate or other action for the purpose of effecting any of the foregoing; or
(k)    a proceeding or case shall be commenced, without the application or consent of the Seller or any of its Subsidiaries, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator or the like of the Seller or any such Subsidiaries or of all or any substantial part of its property, or (iii) similar relief in respect of the Seller or any such Subsidiaries under any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of [***]; or an order for relief against the Seller or any such Subsidiaries shall be entered in an involuntary case under the Bankruptcy Code; or

(l)    the Custodial and Disbursement Agreement or any Repurchase Document shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by the Seller; provided that it shall not be an Event of Default under this Section 8(l) if Buyer terminates or otherwise directly causes such Custodial and Disbursement Agreement or other Repurchase Agreement to cease to be in full force and effect; or
(m)    the Seller shall grant, or suffer to exist, any Lien on any Purchased Items except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Purchased Items in favor of the Buyer, or shall be Liens in favor of any Person other than the Buyer; or
(n)    the Seller or any of the Seller’s Affiliates shall be in default under, or fail to perform as required under, any note, indenture, repurchase agreement, loan and security agreement, credit facility, guaranty, swap agreement or any other Indebtedness contract to which it is a party in excess of [***], including, without limitation, any MS Indebtedness in any amount, which default (i) involves the failure to pay a matured obligation, or (ii) permits the acceleration of the maturity of obligations or will obligate the prepayment of any indebtedness thereunder by any other party to or beneficiary of such note, indenture, repurchase agreement, guaranty, swap agreement or other contract; or
(o)    [reserved]; or
(p)    the discovery by the Buyer of a condition or event which existed at or prior to the execution hereof and which the Buyer, in its sole good faith discretion, determines materially and adversely affects: (i) the condition (financial or otherwise) of the Seller, its Subsidiaries or Affiliates; or (ii) the ability of either the Seller or the Buyer to fulfill its respective obligations under this Repurchase Agreement; or
(q)    (1) Seller, or to the Seller’s knowledge, any other Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan, (2) failure to satisfy the minimum funding standards of Section 302 of ERISA, whether or not waived, shall exist with respect to any Plan, (3) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for [***] after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for [***] after commencement thereof, as the case may be, (4) any Plan shall terminate for purposes of Title IV of ERISA, (5) any withdrawal liability to a Multiemployer Plan shall be incurred by the Seller or any of its Subsidiaries or (6) any other event or condition involving a Plan or Multiemployer Plan shall occur or exist; and in each case in clauses (1) through (6) above, such event of condition, together with all other such events or conditions, if any, is likely to subject the Seller or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Seller or any of its Subsidiaries; or
(r)    the Electronic Tracking Agreement shall for whatever reason be terminated or cease to be in full force and effect or the Seller’s membership in MERS is terminated for any reason and the Buyer shall not have received an Assignment of Mortgage with respect to each MERS Designated Mortgage Loan identified by the Buyer, in blank, in recordable form, but unrecorded; or

(s)    a Change of Control of the Seller shall have occurred without the prior consent of the Buyer; or
(t)    the Buyer shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of the Seller (including but not limited to any information regarding any repurchase and indemnity requests or demands made upon the Seller by any third-party investors (including any Agency)) and such reasonable information and/or responses shall not have been provided within five (5) Business Days or such longer period agreed to by Buyer in writing; or
(u)    [reserved]; or
(v)    [reserved]; or
(w)    [reserved]; or
(x)    [reserved]; or
(y)    [reserved]; or
(z)    a Servicer Termination Event has occurred and a successor servicer approved in writing by the Buyer in its sole discretion has not been (i) appointed within [***] of the date of such Servicer Termination Event and (ii) assumed the servicing obligations within [***] of such Servicer Termination Event or such longer period approved by the Buyer in writing; or
(aa)    any Agency terminates, revokes or suspends the Seller’s approval to sell and service loans to such Agency (including but not limited to its approval to use DU or LP to underwrite mortgage loans); or
(bb)    the Seller shall cease to be approved by or its approval shall be revoked, suspended, rescinded, halted, eliminated, withdrawn, annulled, repealed, voided or terminated by (i) Ginnie Mae as an approved issuer, (ii) HUD, pursuant to Sections 203 and 211 of the National Housing Act, (iii) the FHA, as an FHA Approved Mortgagee or servicer, (iv) the VA as a VA Approved Lender or servicer, or (v) Fannie Mae, Freddie Mac or RHS as an approved seller, servicer or lender; or
(cc)    [reserved]; or
(dd)    all or a material portion of the Seller’s servicing portfolio consisting of Fannie Mae or Freddie Mac loans is seized or the servicing of all or a portion of such loans is otherwise transferred away from the Seller; or
(ee)    [reserved]; or
(ff)    the Seller’s status as an FHA Approved Mortgagee is suspended, revoked by the FHA; or
(gg)    the Seller’s status as an VA Approved Lender is suspended, revoked by the VA; or
(hh)    to the extent that any Purchased Loan at such time is an RHS Loan, the Seller’s status as a Rural Housing Service Approved Lender is suspended or revoked; or

(ii)    [reserved]; or
(jj)    [reserved]; or
(kk)    [reserved]; or
(ll)    [reserved]; or
(mm)    the “compare ratio” assigned to the Seller by FHA under its “Neighborhood Watch” program is greater than [***]; provided, however, that the Buyer may, by providing prior written notice to the Seller in the Buyer’s sole discretion, adopt a different threshold for such ratio or other statistic based upon the adoption by FHA of any change in the methodology under such program, and in such event, there shall be an Event of Default hereunder if the “compare ratio” or such other statistic assigned to the Seller by FHA is less favorable than such threshold adopted by the Buyer.
Section 9.    Remedies Upon Default.
(a)    An Event of Default shall be deemed to be continuing unless expressly waived in writing by the Buyer; provided that an Event of Default shall be deemed to be no longer continuing once expressly waived by the Buyer in writing. Upon the occurrence and during the continuance of one or more Events of Default hereunder, the Buyer’s obligation to enter into any additional Transactions hereunder shall automatically terminate without further action by any Person. Upon the occurrence and during the continuance of one or more Events of Default other than those referred to in Section 8(i) or (j), the Buyer may immediately declare the Repurchase Price of the Transactions then outstanding to be immediately due and payable, together with all Price Differential thereon and fees and expenses accruing under this Repurchase Agreement. Upon the occurrence and during the continuance of an Event of Default referred to in Section 8(i) or (j), such amounts shall immediately and automatically become due and payable without any further action by any Person. Upon such declaration or such automatic acceleration, the balance then outstanding shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Seller.
(b)    Upon the occurrence and during the continuance of one or more Events of Default and if the Buyer shall have exercised its rights to accelerate or an automatic acceleration shall have occurred pursuant to Section 9(a) hereof, the Buyer shall have the right to obtain physical possession of, for the benefit of the Buyer, the Servicing Records and all other files of the Seller relating to the Purchased Items and all documents relating to the Purchased Items which are then or may thereafter come in to the possession of the Seller or any third party acting for the Seller and the Seller shall deliver to the Buyer such assignments as the Buyer shall request. The Buyer shall be entitled to specific performance of all agreements of the Seller contained in this Repurchase Agreement.
Section 10.    No Duty of The Buyer. The powers conferred on the Buyer hereunder are solely to protect the Buyer’s interests in the Purchased Items and shall not impose any duty upon it to exercise any such powers. The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Section 11.    Recognition of the US Special Resolution Regimes.
(a)    In the event that the Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from the Buyer of this Repurchase Agreement and/or the Repurchase Documents, and any interest and obligation in or under this Repurchase Agreement and/or the Repurchase Documents, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Repurchase Agreement and/or the Repurchase Documents, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b)    In the event that the Buyer or a BHC Act Affiliate of the Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Repurchase Agreement and/or the Repurchase Documents that may be exercised against the Buyer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Repurchase Agreement and/or the Repurchase Documents were governed by the laws of the United States or a state of the United States.
Section 12.    Reserved.
Section 13.    The Agent.
13.01    Appointment. The Buyer hereby irrevocably designates and appoints Morgan Stanley Mortgage Capital Holdings LLC as its Agent under this Repurchase Agreement and the other Repurchase Documents, and the Buyer irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Repurchase Agreement and the other Repurchase Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Repurchase Agreement and the other Repurchase Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Repurchase Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the Buyer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Repurchase Agreement or any other Repurchase Document or otherwise exist against the Agent. The provisions of this Section 12 are solely for the benefit of the Agent and the Buyer, and the Seller shall not have rights as a third party beneficiary of any of such provisions.
13.02    Duties of Agent. In accordance with the terms of this Repurchase Agreement, the Agent shall:
(a)    upon receipt of a Transaction Request pursuant to and in accordance with Section 2.02, promptly transmit such Transaction Request to the Buyer and, upon approval by and at the instruction of the Buyer, enter into the Transactions and purchase the applicable Loans on the Buyer’s behalf;
(b)    upon receipt of a Confirmation from the Buyer pursuant to and in accordance with Section 2.02(d), promptly transmit such Confirmation to the Seller; and
(c)    upon receipt of any payments of Repurchase Price and other amounts to be paid by the Seller or any other party under the Repurchase Agreement or the other Repurchase Documents, promptly deliver such payments to the Buyer at the following account (or such other account of which the Buyer may from time to time notify the Agent pursuant to Section 13.06): [***].

13.03    Delegation of Duties. The Agent may execute any of its duties under this Repurchase Agreement and the other Repurchase Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
13.04    Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Repurchase Agreement or any other Repurchase Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to the Buyer for any recitals, statements, representations or warranties made by the Seller or any officer thereof contained in this Repurchase Agreement or any other Repurchase Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Repurchase Agreement or any other Repurchase Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Repurchase Agreement or any other Repurchase Document or for any failure of the Seller to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to the Buyer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Repurchase Agreement or any other Repurchase Document, or to inspect the properties, books or records of the Seller.
13.05    Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller), independent accountants and other experts selected by the Agent. As between the Agent and the Buyer, the Agent shall be fully justified in failing or refusing to take any action under this Repurchase Agreement or any other Repurchase Document unless it shall first receive such advice or concurrence of the Buyer as it deems appropriate or it shall first be indemnified to its satisfaction by the Buyer against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. As between the Agent and the Buyer, the Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Repurchase Agreement and the other Repurchase Documents in accordance with a request of the Buyer, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Buyer and all future holders of the Purchased Loans.
13.06    Notices. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from the Buyer or the Seller referring to this Repurchase Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Buyer. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Buyer; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Buyer. Seller hereby acknowledges that all notices and other communications required to be delivered by the Seller to the Agent will not be valid if delivered solely to the Buyer; such notices and communications must be delivered as required herein. Notices that are be delivered to Agent shall be delivered to 1585 Broadway, New York, New York 10036, Attention: [***], Facsimile No.: [***], Telephone No.: [***].

13.07    Non Reliance by Buyer. The Buyer expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Seller, shall be deemed to constitute any representation or warranty by the Agent to the Buyer. The Buyer represents to the Agent that it has, independently and without reliance upon the Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Seller and made its own decision to enter into Transactions and enter into this Repurchase Agreement. The Buyer also represents that it will, independently and without reliance upon the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Repurchase Agreement and the other Repurchase Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Seller. Except for notices, reports and other documents expressly required to be furnished by the Seller to the Agent hereunder or under the other Repurchase Documents, which the Agent must distribute promptly to the Buyer, the Agent shall not have any duty or responsibility to provide the Buyer with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Seller which may come into the possession of the Agent or any of its officers, directors, employees, attorneys-in-fact or Affiliates.
13.08    Indemnification. The Buyer agrees to indemnify the Agent (to the extent not reimbursed by the Seller and without limiting the obligation of the Seller to do so) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Repurchase Price) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, the Transactions, this Repurchase Agreement, any of the other Repurchase Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that the Buyer shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s gross negligence or willful misconduct. The agreements in this Section 13.08 shall survive the payment of the Repurchase Prices and all other amounts payable hereunder.
13.09    Successor Agent. The Agent may resign as Agent upon thirty (30) calendar days’ notice to the Buyer and the Seller. If the Agent shall resign as Agent under this Repurchase Agreement and the other Repurchase Documents, then the Buyer shall appoint a successor Agent, which successor Agent shall be approved by the Seller (unless an Event of Default has occurred and is continuing), and any such successor Agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor Agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Repurchase Agreement or any holders of the Purchased Loans. If no successor Agent has been appointed and shall have accepted such appointment within thirty (30) calendar days after the retiring Agent’s giving notice of its resignation, then the retiring Agent, on behalf of the Buyer, may appoint an Agent which shall (unless an Event of Default has occurred and is continuing) be reasonably acceptable to the Seller. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations, under this Repurchase Agreement and the other Repurchase Documents. After any retiring Agent’s resignation as Agent, the provisions of this Section 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Repurchase Agreement and the other Repurchase Documents.
13.10    Return of Certain Payments.
(a)    Buyer hereby acknowledges and agrees that if the Agent notifies Buyer that the Agent has determined in its sole discretion that any funds (or any portion thereof) received by Buyer or any of its Affiliates (any of the foregoing, a “Recipient”) from the Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Recipient (whether or not known to such Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Recipient shall promptly, but in no event later than one (1) Business Day thereafter, return to the Agent the amount of any such Payment as to which such a demand was made. A notice of the Agent to any Recipient under this Section 13.10 shall be conclusive, absent manifest error.
(b)    Without limitation of clause (a) above, each Recipient further acknowledges and agrees that if such Recipient receives a Payment from the Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Recipient agrees that, in each such case, it shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.
(c)    Any Payment required to be returned by a Recipient under this Section 13.10 shall be made in same day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Recipient to the date such amount is repaid to the Agent at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.
(d)    The Seller hereby agrees that (x) in the event any Payment (or portion thereof) is not recovered from Buyer that has received such Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of Buyer with respect to such amount and (y) the receipt by any Recipient of a Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Repurchase Obligations owed to Buyer by Seller.
(e)    Each party’s obligations under this Section 13.10 shall survive the resignation or replacement of the Agent and the repayment, satisfaction or discharge of all Repurchase Obligations (or any portion thereof) under any Repurchase Document.

Section 14.    Miscellaneous.
14.01    Delay Not Waiver; Remedies Are Cumulative. No failure on the part of the Buyer and the Agent (or the Buyer or the Agent, as the case may be) to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Buyer and the Agent (or the Buyer or the Agent, as the case may be) of any right, power or remedy under any Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of the Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Repurchase Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by the Buyer and the Agent (or the Buyer or the Agent, as the case may be) to exercise any of its rights under any other related document. The Buyer and the Agent (or the Buyer or the Agent, as the case may be) may exercise at any time after the occurrence of an Event of Default one or more remedies, as they so desire, and may thereafter at any time and from time to time exercise any other remedy or remedies. For the avoidance of doubt, neither (x) the failure of the Buyer (or the Agent on behalf of the Buyer), on any one or more occasions, to exercise its rights under this Repurchase Agreement with respect to a Margin Deficiency nor (y) the election of the Buyer (or the Agent on behalf of the Buyer), on any one or more occasions, to enter into Transactions notwithstanding the existence of a Margin Deficiency in excess of the Margin Threshold in accordance with Section 5.02(c)(ii) of this Repurchase Agreement, shall change or alter the terms and conditions to which this Repurchase Agreement is subject or limit the right of Buyer (or the Agent on behalf of the Buyer) to exercise its rights under this Repurchase Agreement with respect to such Margin Deficiency at a later date.
14.02    Notices. Except as otherwise expressly permitted by this Repurchase Agreement, all notices, requests and other communications provided for herein and under the Custodial and Disbursement Agreement (including without limitation any modifications of, or waivers, requests or consents under, this Repurchase Agreement) shall be given or made in writing (including without limitation by email or facsimile) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party provided, that a copy of all notices given under Section 7.01 shall simultaneously be delivered to Credit Department, Morgan Stanley, 1585 Broadway, New York, New York 10036, Attention: [***] with a copy to Morgan Stanley Bank, N.A., One Utah Center, 201 South Main Street, Salt Lake City, Utah 84111. Except as otherwise provided in this Repurchase Agreement and except for notices given under Section 1 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by email or facsimile (unless an electronic notice of non-delivery is received) or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.
14.03    Use of Employee Plan Assets. No assets of an employee benefit plan subject to any provision of ERISA shall be used by either party hereto in a Transaction.
14.04    Indemnification and Expenses.
(a)    Except to the extent expressly set forth in Section 4.12 and Section 3.02 (to the extent such Indemnified Party’s rights under this Section 14.04(a) would arise as a result of amounts being incurred prior to the 90-day period set forth in Section 3.02(c) or as a result of costs not being imposed on similarly situated sellers in Sections 3.02(a) or (b)), and without duplication of any amounts paid to Buyer by Seller under Section 3.02 or Section 4.12, the Seller agrees to hold the Buyer and the Agent (or the Buyer or the Agent, as the case may be) and each of its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby (including, without limitation, any Takeout Proceeds Identification Letter), that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to (x) any action taken in connection with this Repurchase Agreement, including, but not limited to, the payment of principal, interest and fees, and (y) all Purchased Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation laws with respect to unfair or deceptive lending practices and Predatory Lending Practices, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct.
(b)    In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, the Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Seller. The Seller also agrees to reimburse an Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, including without limitation the fees and disbursements of its counsel as and when billed by such Indemnified Party.
(c)    The Seller agrees to pay within [***] following receipt of an invoice therefor from the Buyer and the Agent (or the Buyer or the Agent, as the case may be) all of the out-of-pocket costs and expenses incurred by the Buyer and the Agent (or the Buyer or the Agent, as the case may be) in connection with the development, preparation, negotiation and execution of, and any amendment, supplement or modification to, this Repurchase Agreement, any other Repurchase Document or any other documents prepared in connection herewith or therewith. The Seller agrees to pay within [***] following receipt of an invoice therefor from the Buyer and the Agent (or the Buyer or the Agent, as the case may be) all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation (i) all the reasonable fees, disbursements and expenses of counsel to the Buyer and (ii) all the due diligence, inspection, testing and review costs and expenses incurred by the Buyer and the Agent (or the Buyer or the Agent, as the case may be) with respect to Purchased Items under this Repurchase Agreement, including, but not limited to, those costs and expenses incurred by the Buyer pursuant to Sections 14.04(a), 14.06 and 14.23 hereof. The Seller also agrees not to assert any claim against the Buyer and the Agent (or the Buyer or the Agent, as the case may be) or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Repurchase Documents, the actual or proposed use of the proceeds of the Transactions, this Repurchase Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS

EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.
(d)    If the Seller fails to pay when due any costs, expenses or other amounts payable by it under this Repurchase Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Seller by the Buyer and the Agent (or the Buyer or the Agent, as the case may be) (including without limitation by the Buyer netting such amount from the proceeds of any Purchase Price paid by the Buyer to the Seller hereunder), in its sole discretion and the Seller shall remain liable for any such payments by the Buyer. No such payment by the Buyer shall be deemed a waiver of any of the Buyer’s rights under the Repurchase Documents.
(e)    Without prejudice to the survival of any other agreement of the Seller hereunder, the covenants and obligations of the Seller contained in this Section 14.04 shall survive the termination of this Repurchase Agreement, the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Loans by the Buyer against full payment therefor.
(f)    This Section 14.04 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
14.05    Waiver of Redemption and Deficiency Rights. The Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Items as a result of restrictions upon the Buyer, the Agent or Custodian contained in the Repurchase Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Items shall be disposed of in the event of any disposition pursuant hereto.
14.06    Reimbursement. All sums reasonably expended by the Buyer and the Agent (or the Buyer or the Agent, as the case may be) in connection with the exercise of any right or remedy provided for herein shall be and remain the Seller’s obligation (unless and to the extent that the Seller is the prevailing party in any dispute, claim or action relating thereto). The Seller agrees to pay, with interest at the Post-Default Rate to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by the Buyer and/or Custodian in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Repurchase Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by the Buyer and/or Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by the Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout”; provided, that notwithstanding the foregoing, due diligence costs and expenses of the Buyer and fees and expenses of the Buyer’s outside counsel, in each case, incurred but not paid prior the occurrence of an Event of Default shall not accrue interest at the Post-Default Rate.
14.07    Termination and Survival. This Repurchase Agreement shall remain in effect until the Termination Date. However, no such termination shall affect the Seller’s outstanding obligations to the Buyer at the time of such termination. The Seller’s obligations under Section 3.03, Section 4.12, Section 6, Section 7, Section 14.04 and Section 14.06 and any other reimbursement or indemnity obligation of the Seller to the Buyer pursuant to this Repurchase Agreement or any other Repurchase Documents shall survive the payment of the Repurchase Obligations relating to all Transactions and the termination of this Repurchase Agreement. In addition, each representation and warranty made or deemed to be made by a request for a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and the Buyer shall not be deemed to have waived, by reason of making any Transaction, any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Transaction was made.
14.08    Severability. If any provision of any Repurchase Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Repurchase Documents, and each Repurchase Document shall be enforced to the fullest extent permitted by law.
14.09    Amendments and Waivers.
Except as otherwise expressly provided in this Repurchase Agreement, any provision of this Repurchase Agreement may be modified or supplemented only by an instrument in writing signed by the Seller, the Buyer and the Agent. A waiver of any provision of this Repurchase Agreement may be made only in writing and approved by the Buyer, in its sole discretion, and if approved.
Neither this Repurchase Agreement nor any other Repurchase Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 14.09. The Buyer and the Agent (or the Buyer or the Agent, as the case may be) may, from time to time, (a) enter into with the Seller written amendments, supplements or modifications hereto and to the other Repurchase Documents for the purpose of adding any provisions to this Repurchase Agreement or the other Repurchase Documents or changing in any manner the rights of the Buyer or of the Seller hereunder or thereunder or (b) waive, on such terms and conditions as the Buyer and the Agent (or the Buyer or the Agent, as the case may be) may specify in such instrument, any of the requirements of this Repurchase Agreement or the other Repurchase Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:
(i)    reduce the amount or extend the scheduled date of maturity of any Transaction or of any payment made in respect thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of this Repurchase Agreement or any Transaction, in each case without the consent of the Buyer and the Agent (or the Buyer or the Agent, as the case may be), or
(ii)    amend, modify or waive any provision of this Section 14.09 or consent to the assignment or transfer by the Seller of any of its rights and obligations under this Repurchase Agreement and the other Repurchase Documents or release all or substantially all of the Purchased Items (except in accordance with this Repurchase Agreement upon repayment of all amounts owing under the Repurchase Documents in respect thereof), in each case without the written consent of the Buyer and the Agent (or the Buyer or the Agent, as the case may be);
provided, that any waiver, amendment, supplement or modification shall apply to the Buyer and shall be binding upon the Seller, the Buyer, the Agent and their respective permitted successors and assigns and, in the case of any waiver, the Seller, the Buyer and the Agent shall be restored to their former positions and rights hereunder and under the other Repurchase Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

14.10    Assignments and Participations.
(a)    With the prior written consent of the Seller, the Buyer may assign to one or more Persons all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that in the case of any such assignment to an Affiliate of the Buyer or upon the occurrence of any Event of Default (that has not been waived), the Seller’s written consent shall not be required, but the Buyer shall provide the Seller prompt written notice of any such assignment; provided, further, that the parties to each such assignment shall execute and deliver an Assignment and Acceptance substantially in the form of Exhibit E, with appropriate completions (an “Assignment and Acceptance”).
(b)    Upon such execution and delivery, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of the Buyer hereunder, (ii) the Buyer assignor thereunder shall, to the extent that any rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Repurchase Agreement, and (iii) the Seller shall bear no additional costs or expenses solely resulting from such assignment.
(c)    With the prior written consent of the Seller, the Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that in the case of any such sale of a participation to an Affiliate of the Buyer or upon the occurrence of any Event of Default (that has not been waived), the Seller’s written consent shall not be required, but the Buyer shall provide the Seller prompt written notice of any such participation sale; provided, further, that (i) the Buyer’s obligations under this Repurchase Agreement shall remain unchanged, (ii) the Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Seller shall continue to deal solely and directly with the Buyer in connection with the Buyer’s rights and obligations under and in respect of this Repurchase Agreement and the other Repurchase Documents, and (iv) the Seller shall bear no additional costs or expenses solely resulting from such sale of a participation. Notwithstanding the terms of Section 3.03 (without duplication of such amounts paid to the Buyer), each participant of the Buyer shall be entitled to the additional compensation and other rights and protections afforded the Buyer under Section 3.03 to the same extent as the Buyer would have been entitled to receive them with respect to the participation sold to such participant. No participant shall not be entitled to receive any greater payment under Section 3.01 or Section 4.12, with respect to any participation, that the Buyer would have been entitled to receive under the terms of this Agreement.
(d)    The Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 14.10, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Seller or any of its Subsidiaries or to any aspect of the Transactions that has been furnished to the Buyer by or on behalf of the Seller or any of its Subsidiaries. The Buyer (or the Agent, acting solely for this purpose as an agent of the Seller), shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Buyer(s), and the commitments of, and principal amounts (and stated interest) of the obligations owing to, each Buyer pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Buyer, the Agent and the Seller shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this Repurchase Agreement. The Register shall be available for inspection by the Buyer and Seller, at any reasonable time and from time to time upon reasonable prior notice. Each Buyer that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Seller, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Purchased Loans or other obligations under the Repurchase Documents (the “Participant Register”); provided that no Buyer shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Repurchase Agreement) to any person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Buyer shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Repurchase Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(e)    The Buyer may at any time create a security interest in all or any portion of its rights under this Repurchase Agreement (including, without limitation, the Repurchase Obligations owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning the Buyer from its obligations hereunder.
(f)    Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the Buyer may assign all or any portion of its rights and obligations hereunder to any Person, provided that upon the effective date of such assignment such Person shall become a party hereto and the Buyer hereunder and shall be (A) entitled to all the rights, benefits and privileges accorded the Buyer under the Repurchase Documents, and (B) subject to all the duties and obligations of the Buyer under the Repurchase Documents.
14.11    Successors and Assigns. This Repurchase Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Seller may not assign any of its rights or obligations hereunder without the prior written consent of the Buyer.
14.12    Reserved.
14.13    Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.
14.14    Counterparts. This Repurchase Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart.
14.15    Governing Law; Repurchase Agreement Constitutes Security Agreement. This Repurchase Agreement and any claim, controversy or dispute arising under or related to or in connection with this Repurchase Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York and shall constitute a security agreement within the meaning of the Uniform Commercial Code.
14.16    Reserved.

14.17    Electronic Signatures. The parties agree that this Repurchase Agreement, any documents to be delivered pursuant to this Repurchase Agreement and any notices hereunder may be transmitted between them by e-mail or via other electronic format acceptable to Buyer, including through Buyer’s FTP site. The parties intend that electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. Each party shall send to the other original signatures for any document that is transmitted by e-mail.
14.18    Submission To Jurisdiction; Waivers. Each of the Seller, the Agent and the Buyer hereby irrevocably and unconditionally:
(A)    SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;
(B)    CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(C)    AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTIES HERETO SHALL HAVE BEEN NOTIFIED; AND
(D)    AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
14.19    WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, EACH OF THE SELLER, THE AGENT AND THE BUYER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT, ANY OTHER REPURCHASE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
14.20    Acknowledgments. Each of the Seller, the Buyer and the Agent hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement and the other Repurchase Documents;

(b)    the Buyer and the Agent have no fiduciary relationship to the Seller, and the relationship between the Seller, on the one hand, and the Buyer (and the Agent of the Buyer, as applicable), on the other hand, is solely that of the Seller and the Buyer (and the Agent of the Buyer, as applicable); and
(c)    no joint venture exists between the Buyer (including the Agent) and the Seller.
14.21    Hypothecation or Pledge of Purchased Items. Subject to the Buyer’s obligation to reconvey the related Purchased Loans on the applicable Repurchase Date, the Buyer, in its sole election and without the Seller’s consent, shall have free and unrestricted use of all of the Purchased Items and nothing in this Repurchase Agreement shall preclude the Buyer from engaging in repurchase transactions with the Purchased Items or otherwise selling, pledging, repledging, transferring, assigning, hypothecating, rehypothecating or otherwise conveying the Purchased Items. Nothing contained in this Repurchase Agreement shall obligate the Buyer to segregate any Purchased Items delivered to the Buyer by the Seller. Notwithstanding anything to the contrary in this Repurchase Agreement, nothing in this Repurchase Agreement shall prevent or prohibit the Buyer from pledging its interest in the Purchased Items hereunder to a Federal Reserve Bank in support of borrowings made by the Buyer from such Federal Reserve Bank.
14.22    Servicing.
(a)    With respect to the Servicing Rights appurtenant to each Purchased Loan, the Buyer shall own, and the Seller shall deliver, such Servicing Rights to the Buyer on the related Purchase Date. The Seller covenants to maintain or cause the servicing of the Purchased Loans to be maintained in conformity with Accepted Servicing Practices. The Seller and the Buyer hereby agree and confirm that from and after the date hereof, only such Servicing Agreements that have been approved by Buyer shall govern the servicing of the Purchased Items and any prior agreement between the Seller and any other Person or otherwise with respect to such servicing is hereby superseded in all respects. Provided that the Buyer shall have received a duly executed Servicer Notice, prior to an Event of Default that has not been waived, the Seller may retain a Servicer, on behalf of the Buyer, to service the Purchased Items for the benefit of or on behalf of the Buyer; provided, however, that the obligation of such Servicer to service any Purchased Items for the benefit of or on behalf of Buyer as aforesaid shall cease upon the repurchase of such Purchased Items Loan by Seller in accordance with the provisions of this Repurchase Agreement or as otherwise provided in the Servicer Notice In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract and the related Servicing Rights shall terminate automatically upon the earliest of (i) an Event of Default, (ii) [***] after the Effective Date, and every [***] thereafter, in each case, unless the Seller receives written notice of non-termination from the Buyer prior to the end of such [***] period, (iii) the date on which all the Repurchase Obligations have been paid in full or (iv) the transfer of servicing approved by the Seller. Upon any such termination, Seller shall comply with the requirements set forth in Section 7.31 as to the delivery of the Servicing Records and the physical servicing of each Purchased Loan.
(b)    Upon any termination of the Seller, or Servicer as the servicer, the Seller shall deliver (or cause the related Servicer to deliver) the Servicing Records (as defined below) and, to the extent applicable, the physical and contractual servicing of each Purchased Item to the Buyer or its designee within thirty (30) days of such termination of the Seller, or Servicer as the servicer. The Seller’s, or Servicer’s transfer of the Servicing Rights, Servicing Records and the physical and contractual servicing shall be in accordance with customary standards in the industry and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).

(c)    During the period the Seller or Servicer is servicing the Purchased Loans, (i) the Seller agrees that the Buyer is the owner of the Servicing Rights and all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Purchased Loans (the “Servicing Records”), and (ii) the Seller grants the Buyer a security interest in all servicing fees and rights relating to the Purchased Loans and all Servicing Records to secure the obligation of the Seller or its designee to service in conformity with this Section 14.22 and any other obligation of the Seller to the Buyer. At all times during the term of this Repurchase Agreement, the Seller covenants to hold such Servicing Records in trust for the Buyer and to safeguard, or cause each Servicer to safeguard, such Servicing Records and to deliver them, or cause any such Servicer to deliver them to the extent permitted under the related Servicing Agreement promptly to the Buyer or its designee (including Custodian) at the Buyer’s request or otherwise as required by operation of Section 7.31 hereof. It is understood and agreed by the parties that prior to an Event of Default, the Seller, as servicer shall retain the servicing fees with respect to the Purchased Loans.
(d)    If the Purchased Loans are, at any time during the term of this Repurchase Agreement, serviced by a third party servicer (such third party servicer, the “Servicer”), such Servicer must be acceptable to RHS, Fannie Mae, Freddie Mac, FHA or VA, as applicable, and each Seller (i) shall provide a copy of the servicing agreement to the Buyer, which shall be in form and substance acceptable to the Buyer (the “Servicing Agreement”), and (ii) shall provide a Servicer Notice and Agreement to the Servicer substantially in the form of Exhibit C hereto (a “Servicer Notice and Agreement”) and shall cause the Servicer to acknowledge and agree to the same. Any successor or assignee of a Servicer shall be approved in writing by the Buyer and shall acknowledge and agree to a Servicer Notice and Agreement prior to such successor’s assumption of servicing obligations with respect to the Mortgage Loans. Any transfer of servicing of Mortgage Loans to any Servicer in accordance with this Section 14.22(d), shall be subject to the Buyer’s ownership and security interest in the Servicing Rights, (including, without limitation, the security interest created under Section 4.01(b)), the Buyer’s security interest in any payments received or to be received by the Seller in connection with such transfer or to any payments of any kind with respect to the Mortgage Loans being serviced by the Servicer and such transfer shall be subject to the Buyer’s right to terminate the Servicing Agreement with such transferee and to cause such transferee to transfer the servicing rights to the Buyer’s designee, in each case as more particularly set forth in this Section 14.22(d).
(e)    If the servicer of the Purchased Loans is the Seller or the Servicer is an Affiliate of the Seller, the Seller shall provide to the Buyer a letter from the Seller or the Servicer, as the case may be, to the effect that upon the occurrence of an Event of Default that has not been waived, the Buyer may terminate any Servicing Agreement and in any event transfer servicing to the Buyer’s designee, at no cost or expense to the Buyer, it being agreed that the Seller will pay any and all fees required to terminate the Servicing Agreement and to effectuate the transfer of servicing to the designee of the Buyer.
(f)    In addition to the rights provided in Section 14.22(a), the Buyer shall have the right, exercisable at any time in its sole discretion, upon sixty (60) days prior written notice, to the Seller or the Servicer, as applicable, to terminate the Seller or any Servicers as servicer, respectively, of any Purchased Loans and any related Servicing Agreement. Upon any such termination, the Seller shall transfer or shall cause Servicer to transfer such servicing with respect to such Purchased Loans to the Buyer or its designee, at no cost or expense to the Buyer. The Seller agrees to cooperate with the Buyer in connection with the transfer of servicing.
(g)    After the Purchase Date for any Purchased Loan, until such Purchased Loan is repurchased by the Seller and possession thereof is relinquished by the Custodian, the

Seller will have no right to modify or alter the terms of such Purchased Loan and the Seller will have no obligation or right to repossess such Purchased Loan or substitute another Purchased Loan, except as provided in the Custodial and Disbursement Agreement.
(h)    In the event the Seller or its Affiliate is servicing the Purchased Loans, the Seller shall permit the Buyer from time to time to inspect the Seller’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying the Buyer that the Seller or its Affiliate, as the case may be, has the ability to service the Purchased Loans as provided in this Repurchase Agreement.
(i)    The Buyer shall have the right in its sole discretion to appoint a third party to perform due diligence with respect to the Seller’s servicing facilities at any time. The Seller shall cooperate with the Buyer and/or its designees to provide access to the Seller’s servicing facilities including without limitation its books and records with respect to the Seller’s servicing portfolio and the Purchased Loans. In addition to the foregoing, the Seller shall permit the Buyer to inspect upon reasonable prior written notice at a mutually convenient time, the Seller’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying the Buyer that the Seller or its Affiliate, as the case may be, has the ability to service the Mortgage Loans as provided in this Repurchase Agreement. In addition, with respect to any Servicer which is not an Affiliate of the Seller, the Seller shall use its best efforts to enable the Buyer to inspect the servicing facilities of such Servicer and to cause such Servicer to cooperate with the Buyer and/or its designees in connection with any due diligence performed by the Buyer and/or such designees in accordance with this Section 14.22(i). The Seller and the Buyer further agree that all reasonable out-of-pocket costs and expenses incurred by the Buyer in connection with any due diligence or inspection performed pursuant to this Section 14.22(i) shall be paid by the Buyer.
14.23    Periodic Due Diligence Review.
(a)    Purchased Loans. The Seller acknowledges that the Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Loans and the manner in which they were originated, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Seller agrees that, unless an Event of Default has occurred and has not been waived (in which case no notice is required), upon reasonable (but no less than [***]) prior notice to the Seller, the Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Files in the possession or under the control of the Seller and/or the Custodian; provided, that prior to the occurrence of an Event of Default hereunder, Buyer shall be entitled to conduct an on-site due diligence review no more than one (1) time per calendar year, or such additional times with the consent of Seller, in each case, at the expense of the Seller. The Seller also shall make available to the Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, the Seller acknowledges that the Buyer may make Transactions to the Seller based solely upon the information provided by the Seller to the Buyer in the Mortgage Loan Data File and the representations, warranties and covenants contained herein, and that the Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans relating to such Transaction, including without limitation ordering new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. The Buyer may underwrite such Purchased Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Seller agrees to cooperate with the Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of the Seller.
(b)    The Seller. The Seller acknowledges that the Buyer has the right to perform due diligence reviews of the Seller’s operations, including, but not limited to, a review of (1) the financial condition of the Seller, (2) loan origination and servicing guidelines, and (3) other corporate due diligence matters at the discretion of the Buyer. In connection therewith, the Seller agrees that upon reasonable (but no less than three (3) Business Day’s) prior written notice to the Seller (provided, that if an Event of Default has occurred and is continuing, no such notice shall be required), the Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of all documents, records, agreements, instruments or information relating to the Seller which are in possession or under the control of the Seller, as the Buyer may reasonably request; provided, that prior to the occurrence of an Event of Default has occurred and has not been waived, Buyer shall be entitled to conduct an on-site due diligence review no more than one (1) time per calendar year, or such additional times with the consent of seller, in each case, at the expense of the Seller. The Seller shall also make available to the Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the financial condition of the Seller and make available to the Buyer an officer of the Seller for the purpose of answering questions respecting other corporate due diligence matters.
(c)    Fees and Expenses. The Seller further agrees that the Seller shall reimburse the Buyer for any and all out-of-pocket costs and expenses in an amount not to exceed [***], in the aggregate, in any calendar year, incurred by the Buyer in connection with their activities pursuant to this Section 14.23 within thirty (30) days following receipt of an invoice therefor from the Buyer; provided that upon the occurrence of an Event of Default that has not been waived, the foregoing [***] limitation shall not apply.
14.24    [Reserved].
14.25    Set-Off. The Seller hereby acknowledges, admits and agrees that the Seller’s obligations under this Repurchase Agreement are recourse obligations of the Seller to which the Seller pledges its full faith and credit. In addition to any rights and remedies of the Buyer, the Agent and any of their Affiliates (or the Buyer or the Agent or any of their Affiliates, as the case may be) provided by this Repurchase Agreement and by law, the Buyer, the Agent and any of their Affiliates (or the Buyer or the Agent or any of their Affiliates, as the case may be) shall have the right, solely after an Event of Default that has not been waived, and without prior notice to the Seller, any such notice being expressly waived by the Seller to the extent permitted by applicable law, upon any amount becoming due and payable by the Seller hereunder (without giving effect to any grace period, and whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness, amounts or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer, the Agent or any of their Affiliates (or the Buyer or the Agent or any of their Affiliates, as the case may be) to or for the credit or the account of the Seller under the Repurchase Agreement or any other agreement between the Seller or its Affiliates on the one hand and the Buyer, the Agent or any of their Affiliates on the other, whether or not such obligations are then due, without prejudice to the Agent’s or the Buyer’s or any of their Affiliate’s right to recover any deficiency. For the avoidance of doubt, and without limitation, the Seller acknowledges and agrees that any proceeds or amounts under any agreement between Seller on the one hand, and the Buyer, the Agent or any of their Affiliates on the other, which exceed the amount due under such agreement, shall be available to satisfy any obligations of the Seller which are owed to the Buyer or the Agent or their Affiliate under this Agreement or any other agreement between Seller on the one hand, and the Buyer, the Agent or any of their Affiliates on the other. The Buyer, the Agent and any of their Affiliates (or the Buyer or the Agent or any of their Affiliates, as the case may be) agree promptly to notify the Seller after any such set-off and application made by the Buyer, the Agent and any of their Affiliates (or the Buyer or the Agent or any of their Affiliates, as the case may be); provided that the failure to give such notice shall not affect the validity of such set-off and application
14.26    Single Agreement. The Seller, the Agent and the Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, the Seller, the Agent and the Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.
14.27    Intent.
(a)    Seller, Buyer and Agent intend and acknowledge that (i) this Agreement and each Transaction hereunder is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code and a “qualified financial contract” as that term is defined in the Federal Deposit Insurance Act, as applicable (except insofar as the type of assets subject to such Transaction or the term of such Transaction would render such definition inapplicable); (ii) any payments or transfers of property made with respect to this Agreement or any Transaction shall be considered a “margin payment” or “settlement payment” as such terms are defined in Bankruptcy Code Sections 741(5) and 741(8); (iii) each Purchased Loan constitutes either a “mortgage loan” or “an interest in a mortgage” as such terms are used in the Bankruptcy Code; and (iv) the pledge of the Related Credit Enhancement in Section 4.01(c) constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” this Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. Without limiting the generality of the foregoing, the parties recognize and intend that each Transaction is a “repurchase transaction” or “reverse repurchase transaction” of “mortgage loans” or “interests” in “mortgage loans” (as such terms are used in section 741(7) of the Bankruptcy Code). Each party hereto further agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of this Agreement or any Transaction hereunder as a “master netting agreement,” “repurchase agreement” and/or “securities contract” within the meaning of the Bankruptcy Code.
(b)    Seller, Buyer and Agent further intend and acknowledge that (i)(1) for so long as Buyer is a “financial institution,” “financial participant” or another entity listed in Sections 555, 559, 561, 362(b)(6), 362(b)(7) or 362(b)(27) of the Bankruptcy Code, Buyer shall be entitled to, without limitation, the liquidation, termination, acceleration, netting, set-off, and non-avoidability rights afforded to parties such as Buyer to “repurchase agreements” pursuant to Sections 559, 362(b)(7) and 546(f) of the Bankruptcy Code, “securities contracts” pursuant to

Sections 555, 362(b)(6) and 546(e) of the Bankruptcy Code, “master netting agreements” pursuant to Sections 561, 362(b)(27) and 546(j) of the Bankruptcy Code and “qualified financial contracts” pursuant to Section 1821(e)(8)(A)(i) of the Federal Deposit Insurance Act, as applicable, and (2) Buyer’s right to liquidate the Purchased Loans delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 9 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561 and Section 1821(e)(8)(A)(i) of the Federal Deposit Insurance Act, as applicable, and (ii) Buyer’s right to set-off claims and appropriate and apply any and all deposits of money or property or any other indebtedness at any time held or owing by Buyer to or for the credit of the account of any Affiliate against and on account of the obligations and liabilities of Seller pursuant to Section 14.25 hereof is a contractual right as described in Bankruptcy Code Sections 553 and 561. The parties hereby intend that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the individual Mortgage Loans shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A) and 101(47)(A)(v) of the Bankruptcy Code and part of the “contract” as such term is used in Section 741 of the Bankruptcy Code.
(c)    The parties further agree that if a party hereto is an “insured depository institution” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract” as that term is defined in the FDIA, and any rules, orders or policy statement thereunder.
(d)    It is understood and agreed Seller, Buyer and Agent by that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).
(e)    Seller, Buyer and Agent agree that this Agreement is intended to create mutuality of obligations among the parties, and as such, the Agreement constitutes a contract that (i) is between all of the parties and (ii) places each party in the same right and capacity.
14.28    Confidentiality.
(a)    The Repurchase Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, are proprietary to the Seller, the Buyer and the Agent and shall be held by each such party in strict confidence and shall not be disclosed to any third party without the consent of the other parties except for (i) disclosure to such party’s Affiliates, directors, attorneys, agents or accountants (the “Representatives”), provided that such party shall (A) inform each of its Representatives receiving any Repurchase Documents of the confidential nature of the Repurchase Documents, (B) direct its Representatives to treat the Repurchase Documents confidentially, and (C) be responsible for any improper use of the Repurchase Documents by such party or its Representatives or (ii) upon prior written notice to the other parties, if permitted by law, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) upon prior written notice to the other parties, disclosure to any approved hedge counterparty to the extent necessary to obtain any Interest Rate Protection Agreement hereunder or (iv) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in the case of disclosure by any party pursuant to the foregoing clauses (ii), (iii) or (iv), such party shall provide the other parties with prior written notice to permit such parties to seek a protective order to take other appropriate action; provided further that in the case of clause (iv), such party shall not file any of the Repurchase Documents other than the Repurchase Agreement with the SEC or state securities office unless such party shall have provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to the other parties, and provided further that the notice in clause (ii) above shall not be required in the case of disclosures required by a Governmental Authority (including, for the avoidance of doubt, bank and securities examiners). Such party shall use its commercially reasonable efforts to cooperate in the other parties’ efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Repurchase Documents. If, in the absence of a protective order, such party or any of its Representatives is compelled as a matter of law to disclose any such information, such party may disclose to the party compelling disclosure only the part of the Repurchase Documents as is required by law to be disclosed (in which case, prior to such disclosure, such party shall use its commercially reasonable efforts to advise and consult with the other parties and its counsel as to such disclosure and the nature and wording of such disclosure) and such party shall use its commercially reasonable best efforts to obtain confidential treatment therefor. The parties hereto acknowledge that this Repurchase Agreement may be filed with the SEC; provided that, the disclosing party shall redact any pricing and other confidential provisions, including, without limitation, the amount of any fees, Commitment Fee, Non-Utilization Fee, Applicable Pricing Spread and Applicable Purchase Rate from such filed Agreement.
(b)    Notwithstanding anything in this Repurchase Agreement to the contrary, each party shall, with respect to the Mortgage Loans and/or any applicable terms of this Agreement (the “Confidential Information”) comply with all privacy and data protection law, rules and regulations that are applicable to the Confidential Information comprised of “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and each such party agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws.
(c)    Notwithstanding anything else herein, nothing in this Repurchase Agreement shall require any party to provide any notice, information, investigation, audit, correspondence, or any other communication (collectively, “Information”) to any other party if providing such Information is prohibited by applicable Laws, or if such party is required not to disclose such Information by any Governmental Authority or any Agency.
14.29    Entire Agreement. This Repurchase Agreement and the other Repurchase Documents embody the entire agreement and understanding of the parties hereto and thereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto. This Repurchase Agreement and the other Repurchase Documents represent the agreement of the Buyer, the Agent and the Seller with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Buyer or the Agent relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Repurchase Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Repurchase Agreement to be duly executed and delivered as of the day and year first above written.
SELLER
HOME POINT FINANCIAL CORPORATION
By:
Title:

Address for Notices:

2211 Old Earhart Road, Suite 250
Ann Arbor, MI 48105
Attention: [***]
Telephone: [***]
E-mail: [***]

With a copy to:
Legal
E-mail: [***]
BUYER
MORGAN STANLEY BANK, N.A.
By:
Title:
Address for Notices:
1585 Broadway
New York, New York 10036
Attention: SPG Mortgage Finance
Facsimile No.: [***]
Telephone No.: [***]

With a copy to:

One Utah Center,
201 South Main Street,
Salt Lake City, Utah 84111

AGENT
MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC
By:
Title:
Address for Notices:
1585 Broadway
New York, New York 10036
Attention: SPG Mortgage Finance
Facsimile No.: [***]
Telephone No.: [***]

Schedule 1
REPRESENTATIONS AND WARRANTIES RE: ELIGIBLE MORTGAGE LOANS
As to each Mortgage Loan that is a Purchased Loan subject to any Transaction outstanding on a Purchase Date (and the related Mortgage, Mortgage Note, Assignment of Mortgage and Mortgaged Property), the Seller shall be deemed to make the following representations and warranties to the Buyer as of such date and at all times a Purchased Loan is subject to a Transaction. With respect to any representations and warranties made to the best of the Seller’s knowledge, in the event that it is discovered that the circumstances with respect to the related Mortgage Loan are not accurately reflected in such representation and warranty notwithstanding that such representation and warranty is made to the best of the Seller’s knowledge, such Mortgage Loan shall be assigned a Recognized Value of zero.
(a)    Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule with respect to the Mortgage Loan is true and correct in all material respects.
(b)    Payments Current. All payments required to be made up to the Purchase Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited. No payment required under the Mortgage Loan is delinquent nor has any payment under the Mortgage Loan been delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made, or shall have been made, with respect to the Mortgage Loan no later than the last day of the calendar month of the Due Date, all in accordance with the terms of the related Mortgage Note.
(c)    No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all Taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Neither the Seller nor the Qualified Originator from which the Seller acquired the Mortgage Loan has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and interest thereunder.
(d)    Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination; except by a written instrument which has been recorded, if necessary to protect the interests of the Buyer, and which has been delivered to the Custodian and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the insurer under the Primary Insurance Policy, if any, and the title insurer, to the extent required, and, with respect to the FHA, RHS and VA Loans, has been approved by the FHA, to the extent required by the FHA Insurance Contract, the RHS to the extent required of the Rural Housing Service Guaranty or the VA, to the extent of the VA Guaranty Agreement, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the insurer under the Primary Insurance Policy, if any, and the title insurer, to the extent required by such policy and with respect to any FHA Loan, the FHA to the extent required by the FHA Insurance Contract or FHA Regulations, or with respect to any VA Loan, the VA to the extent of the VA Guaranty Agreement, or with respect to any RHS Loan, the RHS to the extent of the Rural Housing Service Guaranty, and which assumption
Schedule 1-1

agreement is part of the Mortgage File delivered to the Custodian and the terms of which are reflected in the Mortgage Loan Schedule.
(e)    No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor in respect of the Mortgage Loan was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated, or with respect to the Mortgagor of any Prime Jumbo Mortgage Loan or Non-QM Mortgage Loan at any time during the two-year period prior to the related Origination Date. The Seller has no knowledge nor has it received any notice that any Mortgagor in respect of the Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding. With respect to any Prime Jumbo Mortgage Loan or Non-QM Mortgage Loan, the Mortgagor has not owned a property at any time during the two-year period prior to the related Origination Date that has been subject of a foreclosure, deed-in-lieu or other similar proceeding.
(f)    Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by the Seller as of the date of origination consistent with the Underwriting Guidelines, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than 100% of the replacement cost of all improvements to the Mortgaged Property and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan, (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming the Seller, its successors and assigns (including without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee. No such notice has been received by the Seller. All premiums on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. The Seller has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by the Seller.
Schedule 1-2

(g)    Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, laws with respect to unfair and deceptive lending practices and Predatory Lending Practices truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of the Buyer, and shall deliver to the Buyer, upon demand, evidence of compliance with all such requirements.
(h)    No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor.
(i)    Location and Type of Mortgaged Property. The Mortgaged Property is located in an Acceptable State as identified in the Mortgage Loan Schedule and consists of a single parcel of real property with a dwelling which is acceptable to the related Agency pursuant to the applicable Agency Guide. No residence or dwelling is a mobile home or a manufactured dwelling. No portion of the Mortgaged Property is used for commercial purposes; provided that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. The Mortgage Loan is not secured by an industrial, agricultural, mixed use, undeveloped property, or by a condominium unit that was part of a condominium development that operated as, or held itself out to be, a condominium hotel, regardless of whether the unit itself was being used as a condotel unit.
(j)    Valid First Lien. The Mortgage is a valid, subsisting, enforceable and perfected first lien on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:
(1)    the lien of current real property Taxes and assessments not yet due and payable;
(2)    covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and to any applicable Agency, and specifically referred to in the lender’s title insurance policy delivered to the applicable Agency, and originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and
(3)    other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property, and which will not in any way prevent realization of
Schedule 1-3

the full benefits of any FHA Insurance Contract, VA Guaranty Agreement or Rural Housing Service Guaranty.
Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the Seller has full right to pledge and assign the same to the Buyer. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage.
(k)    Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. For each Mortgage Loan with respect to which the related Mortgagor electronically executed any Mortgage Loan Document, received related disclosure electronically or otherwise engaged in an electronic transaction in connection with the origination of the related Mortgage Loan, the Mortgagor consented, as required pursuant to the Electronic Signatures in Global and National Commerce Act (“E-Sign Act”), Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act (“UETA”) and any applicable state law, to electronically execute any Mortgage Loan Document, receive related disclosure electronically and otherwise engage in an electronic transaction in connection with the origination of the related Mortgage Loan, as applicable. The Seller or any Qualified Originator, as applicable, complied in all material respects with the E-Sign Act, UETA and any applicable state law when collecting electronic signatures from, electronically distributing disclosure to and otherwise engaging in an electronic transaction with any Mortgagor, as applicable.
(l)    Full Disbursement of Proceeds. The Mortgage Loan (unless it is an FHA §203(k) Loan) has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no further requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.
(m)    Ownership. The Seller is the sole owner and holder of the Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer, pledge and assign the Mortgage Loan to the Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to assign, transfer and pledge each Mortgage Loan pursuant to this Repurchase Agreement and following the pledge of each Mortgage Loan, the Buyer will hold such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Repurchase Agreement.
Schedule 1-4

(n)    Doing Business. All parties which have had any interest in the Mortgage Loan, whether as Mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located and all applicable Agency Guides, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state.
(o)    LTV. No Agency Mortgage Loan has an LTV greater than the percentage permitted by Fannie Mae, Freddie Mac, Ginnie Mae, FHA or VA, as applicable. No Jumbo Mortgage Loan has an LTV greater than [***]. No Non-QM Mortgage Loan has an LTV greater than [***]. Each Mortgage Loan which is required to be subject to a Primary Insurance Policy pursuant to the Agency Guide of the applicable Agency is and will be subject to such a Primary Insurance Policy, issued by a Qualified Insurer, which insures that portion of the Mortgage Loan in excess of the portion of the Appraised Value of the Mortgaged Property as required by such Agency. All provisions of such Primary Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Mortgage subject to any such Primary Insurance Policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loan does not include any such insurance premium.
(p)    Title Insurance. Other than each Cooperative Mortgage Loan, the Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy in accordance with the Underwriting Guidelines, with respect to each Agency Mortgage loan, acceptable to the applicable Agency, and with respect to FHA Loans, RHS Loans and VA Loans, the FHA, RHS or VA, as the case may be, and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac, as applicable, and with respect to FHA Loans, RHS Loans and VA Loans, the FHA, RHS or the VA, as the case may be, and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1), (2) and (3) of paragraph (j) of this Schedule 1, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Repurchase Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by the Seller.
Schedule 1-5

(q)    No Defaults. Other than Mortgage Loans which are no more than thirty (30) days past due, there is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither the Seller nor its predecessors have waived any default, breach, violation or event of acceleration.
(r)    Environmental Matters. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule, or regulation is an issue.
(s)    No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.
(t)    Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.
(u)    Origination; Payment Terms. The Mortgage Loan was originated by or in conjunction with a Mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. Monthly Payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Note Interest Rate is adjusted, with respect to adjustable rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Mortgage Note Index plus the Gross Margin (rounded up or down to the nearest .125%), subject to the Mortgage Note Interest Rate Cap. The Mortgage Note is payable on the first day of each month. Other than with respect to a Mortgage Loan identified on the related Mortgage Loan Schedule as an interest-only Mortgage Loan, the Mortgage Loan is payable in equal monthly installments of principal and interest, which installments of interest, with respect to adjustable rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Note Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty (30) years from commencement of amortization. With respect to each Mortgage Loan identified on the Mortgage Loan Schedule as an interest-only Mortgage Loan, the interest-only period shall not exceed ten (10) years (or such other period specified on the Mortgage Loan Schedule) and following the expiration of such interest-only period, the remaining Monthly Payments shall be sufficient to fully amortize the original principal balance over the remaining term of the Mortgage Loan and to pay interest at the related Mortgage Interest Rate. The term of any Mortgage Loan shall not exceed thirty (30) years.
(v)    Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good
Schedule 1-6

and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage.
(w)    Conformance with Underwriting Guidelines and Agency Standards. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines. The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac, Fannie Mae or Ginnie Mae, as applicable, and the Seller has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used.
(x)    Occupancy of the Mortgaged Property or Cooperative Unit. As of the Purchase Date the Mortgaged Property or Cooperative Unit is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property or Cooperative Unit is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. The Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgage Property as the Mortgagor’s primary residence.
(y)    No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (j) above.
(z)    Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Custodian or the Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.
(aa)    Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial and Disbursement Agreement for each Mortgage Loan (other than Wet-Ink Mortgage Loans) have been delivered to the Custodian. The Seller or its agent is in possession of a complete, true and accurate Mortgage File in compliance with the Custodial and Disbursement Agreement, except for such documents the originals of which have been delivered to the Custodian.
(bb)    Transfer of Mortgage Loans. With respect to each Mortgage Loan other than a Cooperative Mortgage Loan, The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located with respect to each Cooperative Mortgage Loan, the UCC-3 assignment is in a form suitable for filing in the jurisdiction in which the Mortgaged Property is located.
(cc)    Due-On-Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property or Cooperative Unit, as applicable, is sold or transferred without the prior written consent of the Mortgagee thereunder.
(dd)    No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or
Schedule 1-7

partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.
(ee)    Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. With respect to each Mortgage Loan other than a Cooperative Mortgage Loan, the lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the Mortgagee’s consolidated interest or by other title evidence in accordance with the Underwriting Guidelines and, with respect to each Agency Mortgage Loan, acceptable to the related Agency. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.
(ff)    Mortgaged Property Undamaged. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property or Cooperative Unit as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings.
(gg)    Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices used by the originator, each servicer of the Mortgage Loan and the Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper and each FHA Loan, RHS Loan and VA Loan has been serviced in accordance with all FHA, RHS and VA policies and regulations, as applicable. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. An escrow of funds is not prohibited by applicable law and, where required under the applicable Underwriting Guidelines or requested by the related Mortgagor, (for Mortgage Loans other than Cooperative Mortgage Loans) has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Note Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited. The Mortgage Loan was originated and has been serviced in a manner such that the Mortgage Loan will be eligible for the maximum amount of insurance made available by the FHA, RHS or VA, as the case may be, without any right of offset, counterclaim or defense by the FHA, the RHS or VA, as the case may be.
(hh)    Conversion to Fixed Interest Rate. With respect to adjustable rate Mortgage Loans, the Mortgage Loan is not convertible to a fixed interest rate Mortgage Loan.
(ii)    Other Insurance Policies. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be
Schedule 1-8

received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance.
(jj)    Servicemembers Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003 (formerly known as the Soldiers’ and Sailors’ Civil Relief Act of 1940).
(kk)    Appraisal. With respect to each Mortgage Loan for which the related Agency has not granted a property inspection waiver, the Mortgage File contains an appraisal of the related Mortgaged Property or Cooperative Unit signed prior to the approval of the Mortgage Loan application by a qualified appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or Cooperative Unit or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy (i) with respect to each Agency Mortgage Loan, the requirements of Fannie Mae, Freddie Mac, Ginnie Mae, FHA, RHS or VA, as applicable, and (ii) Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.
(ll)    Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and the Seller maintains such statement in the Mortgage File.
(mm)    Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan (other than an FHA §203(k) Loan) was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.
(nn)    No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any PMI Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay.
(oo)    Capitalization of Interest. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.
(pp)    No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.
Schedule 1-9

(qq)    Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to the Seller or any Affiliate or correspondent of the Seller except in connection with a refinanced Mortgage Loan where the original Mortgage Loan was held by the Seller.
(rr)    Withdrawn Mortgage Loans. If the Mortgage Loan has been released to the Seller pursuant to a Request for Release as permitted under the Custodial and Disbursement Agreement, then the promissory note relating to the Mortgage Loan has been or will be returned to the Custodian within the time period required under the Custodial and Disbursement Agreement.
(ss)    Origination Date. With respect to any Mortgage Loan originated by the Seller, the Origination Date is no earlier than 30 days prior to the date the Mortgage Loan is first included as a Purchased Loan under the Repurchase Agreement. With respect to any Mortgage Loan originated by a Qualified Originator other than the Seller, the Origination Date is no earlier than [***] prior to the date the Mortgage Loan is first included as a Purchased Loan under the Repurchase Agreement.
(tt)    No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial and Disbursement Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the security interest granted by the Seller in the Mortgage Loan to the Buyer under the Repurchase Agreement.
(uu)    Qualified Originator. The Mortgage Loan has been originated by a Qualified Originator.
(vv)    Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.
(ww)    Value of Mortgaged Property. Seller has no knowledge of any circumstances existing that should reasonably be expected to materially and adversely affect the value or the marketability of the Mortgaged Property or the Mortgage Loan or to cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by Seller generally.
(xx)    HOEPA. No Mortgage Loan is (a) subject to the provisions of the Homeownership and Equity Protection Act of 1994 as amended (“HOEPA”), (b) a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state or local law, (c) subject to any comparable federal, state or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny or assignee liability to holders of such mortgage loans, or (d) a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).
(yy)    [Reserved].
(zz)    [Reserved].
(aaa)    Compliance with Subprime Statement. No Purchased Loan that is an adjustable rate Mortgage Loan and that has a residential loan application date on or after September 13, 2007, is subject to the Interagency Statement on Subprime Mortgage Lending, 72 FR 37569 (July 10, 2007) as defined by Fannie Mae in the Lender Letter 03-07 (August 15,
Schedule 1-10

2007) or by Freddie Mac in Freddie Mac Single Family Advisory (September 7, 2007) and Freddie Mac Bulletin 2007-4);
(bbb)    MERS Loans. With respect to each MERS Designated Mortgage Loan, a Mortgage Identification Number has been assigned by MERS and such Mortgage Identification Number is accurately provided on the Mortgage Loan Schedule. The related Assignment of Mortgage to MERS has been duly and properly recorded. With respect to each MERS Designated Mortgage Loan, the Seller has not received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS;
(ccc)    No Prohibited Persons. To the best of the Seller’s knowledge, no Mortgagor is a Prohibited Person that is currently the subject of any OFAC-Administered Sanctions, nor is located, organized or resident in a country or territory that is the subject of OFAC-Administered Sanctions; and, to the best of the Seller’s knowledge, no Mortgagor will directly or indirectly lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Prohibited Person, to fund activities of or business with any Prohibited Person, or in any country or territory, that at the time of such funding or facilitation, is the subject of OFAC-Administered Sanctions, or in a manner that would otherwise cause any Prohibited Person (including any Prohibited Person involved in the Transactions under the Agreement) to violate any OFAC-Administered Sanctions;
(ddd)    Cooperative Mortgage Loans. With respect to each Cooperative Mortgage Loan, the Seller represents and warrants:
(1)    the Cooperative Mortgage Loan is secured by a valid, subsisting, enforceable and perfected first lien on the Cooperative Shares issued to the related Mortgagor with respect to such Cooperative Mortgage Loan. The lien of the Security Agreement is subject only to the Cooperative Corporation’s lien against such corporation stock, shares or membership certificate for unpaid assessments of the Cooperative Corporation to the extent required by applicable law. Any Security Agreement, chattel mortgage or equivalent document related to and delivered in connection with the Cooperative Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the Seller has full right to sell and assign the same to the Buyer. The Cooperative Unit was not, as of the date of origination of the Cooperative Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Security Agreement.
(2)    (i) the term of the related Proprietary Lease is longer than the term of the Cooperative Mortgage Loan, (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative, (iii) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease and (iv) the Recognition Agreement is on a form of agreement published by the Aztech Document Systems, Inc. or includes provisions which are no less favorable to the lender than those contained in such agreement.
(3)    There is no proceeding pending or threatened for the total or partial condemnation of the building owned by the applicable Cooperative Corporation (the “Underlying Mortgaged Property”). The Underlying Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Underlying Mortgaged Property as security for the mortgage loan on such Underlying
Schedule 1-11

Mortgaged Property (the “Cooperative Mortgage”) or the use for which the premises were intended.
(4)    There is no default, breach, violation or event of acceleration existing under the Cooperative Mortgage or the mortgage note related thereto and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration.
(5)    The Cooperative Corporation has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation. The Cooperative Corporation has requisite power and authority to (i) own its properties, and (ii) transact the business in which it is now engaged. The Cooperative Corporation possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which is now engaged.
(6)    The Cooperative Corporation complies in all material respects with all applicable legal requirements. The Cooperative Corporation is not in default or violation of any order, writ, injunction, decree or demand of any governmental authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of the Cooperative Corporation.
(7)    The Seller has delivered to the Buyer or its designee each of the following documents (collectively, the “Cooperative Loan Documents”): (i) the Cooperative Mortgage Note, duly endorsed in accordance with the endorsement requirements for Mortgage Notes set forth in this Repurchase Agreement, (ii) the Security Agreement, (iii) the Cooperative Shares accompanied by a stock power which authorizes the Buyer to transfer the Cooperative Shares in the event of a default under the Cooperative Loan Documents, (iv) the Proprietary Lease or occupancy agreement, accompanied by an assignment in blank of such Proprietary Lease, (v) a recognition agreement executed by the Cooperative Corporation, which requires the Cooperative Corporation to recognize the rights of the lender and its successors in interest and assigns, under the Cooperative Mortgage Loan, accompanied by an assignment of such recognition agreement in blank, (vi) UCC-1 financing statements with recording information thereon from the appropriate state and county recording offices if necessary to perfect the security interest of the Cooperative Mortgage Loan under the Uniform Commercial Code in the state in which the Cooperative Project is located, accompanied by UCC-3 financing statements executed in blank for recordation of the change in the secured party thereunder, and (vii) any guarantees, if applicable. The Cooperative Loan Documents are assignable to the Buyer and its successors and assigns and have been duly assigned to the Buyer in accordance with this sub-section (7).
(8)    The Security Agreement contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Cooperative Shares of the benefits of the security provided thereby.
(9)    As of the date of origination the related Cooperative Project is insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Cooperative Project is located.
Schedule 1-12

(eee)    FHA/VA/ RHS Loans. With respect to each FHA Loan and VA Loan, the Seller represents and warrants:
(1)    All parties which have had any interest in an FHA Loan, RHS Loan or a VA Loan, whether as mortgagee or assignee, are (or, during the period in which they held and disposed of such interest, were) an FHA Approved Mortgagee, Rural Housing Service Approved Lender or VA Approved Lender;
(2)    The Mortgage is either guaranteed by the VA or the RHS to the maximum extent permitted by law or is fully insured by the FHA and all necessary steps have been taken to make and keep such guaranty or insurance valid, binding and enforceable and the applicable insurance or guaranty agreement is the binding, valid and enforceable obligation of the FHA, RHS or VA, as the case may be, to the full extent thereof, without surcharge, set-off or defense;
(3)    In the case of an FHA Loan, no claim for insurance benefits, full or partial, has been filed with respect to such Mortgage Loan and, in the case of a VA Loan or RHS Loan, no claim for guarantee has been filed;
(4)    No Mortgage Loan is (a) an active subsidy loan originated under the 203K program (24 C.F.R. 203.50), a Section 235 subsidy loan (24 C.F.R. 235), or a graduated loan under Section 245 (24 C.F.R. 203.45 and 24 C.F.R. 203.436), (b) an advance claim loan, or (c) a VA Vendee loan;
(5)    Neither the Seller, its servicer, nor any prior holder or servicer of the Mortgage Loan has engaged in any action or inaction which would result in the curtailment of a payment (or nonpayment thereof) by the FHA, RHS or the VA; and
(6)    All actions required to be taken by the Seller or the related Qualified Originator (if different from the Seller) to cause the Buyer, as owner of the FHA Loan, VA Loan or RHS Loan, to be eligible for the full benefits available under the applicable insurance or guaranty agreement have been taken by such entity.
(fff)    Qualified Mortgage. Each Mortgage Loan that is an Agency Mortgage Loan is a Qualified Mortgage.
(ggg)    Closing Protection Letter. With respect to each Mortgage Loan that is a Wet-Ink Mortgage Loan (other than any such Mortgage Loan originated in the State of New York), Seller has obtained an ALTA closing protection letter which provides indemnification for the Buyer for losses arising from the related Closing Agent’s fraud, theft, dishonesty, negligence or failure to follow written closing instructions, in form and substance acceptable to the Buyer. If such closing protection letter is not addressed to Buyer, such closing protection letter shall provide that the Buyer and any assignee of Buyer are protected by such letter as if it were addressed directly to them.

Schedule 1-13

Schedule 2
FILING JURISDICTIONS AND OFFICES
New Jersey

Schedule 2-1

Schedule 3
PREVIOUS NAMES, ASSUMED NAMES OR
TRADE NAMES USED BY THE SELLER

NONE
Schedule 3-1

Schedule 4
COOPERATIVE MORTGAGE LOAN DOCUMENTS
(i)    Cooperative Mortgage Note;
(ii)    Security Agreement and the original Assignment of the Security Agreement;
(iii)    Cooperative Shares and related Stock Power, in blank, executed by the Mortgagor with such signature guaranteed and original Stock Power, in blank executed by the Seller;
(iv)    Proprietary Lease or occupancy agreement and the Assignment of the Proprietary Lease executed by the Mortgagor in blank or if the Proprietary Lease has been assigned by the Mortgagor to the Seller, then the Seller must execute an assignment of the Assignment of the Proprietary Lease in blank;
(v)    Recognition Agreement and the original Assignment of the Recognition Agreement;
(vi)    UCC-1 financing statements with recording information thereon from the appropriate state and county recording offices if necessary to perfect the security interest of the Cooperative Mortgage Loan under the Uniform Commercial Code in the state in which the Cooperative Project is located (or a copy thereof, together with an officer’s certificate of the Seller certifying that such represents a true and correct copy of the original and that such original has been submitted for filing in the appropriate UCC filing office of the jurisdiction where the Cooperative Project is located), accompanied by UCC-3 financing statements executed in blank for recordation of the change in the secured party thereunder;
(vii)    an Estoppel Letter and/or Consent;
(viii)    the Cooperative Lien Search; and
(ix)    any guarantees, if applicable.

Schedule 4-1

Schedule 5
INFORMATION FOR SERVICER REPORTS

Field Name	Field Description	Sample Data
[***]	[***]	[***]
Schedule 5-1

Schedule 6
EXCLUDED STATES

NONE

Schedule 6-1

EXHIBIT A
TAKEOUT INVESTORS
1.    [***]
2.    [***]
3.    [***]
4.    [***]
5.    [***]
6.    [***]
7.    [***]
8.    [***]

Exhibit A-1

EXHIBIT B
UNDERWRITING GUIDELINES
[TO BE PROVIDED BY THE SELLER]

Exhibit B-1

EXHIBIT C
FORM OF SERVICER NOTICE
__________ __, 20__
[SERVICER], as Servicer
[ADDRESS]
Attention: ___________

Re:    Master Repurchase Agreement and Securities Contract, dated as of June 3, 2020 (the “Repurchase Agreement”), by and among Home Point Financial Corporation (the “Seller”), Morgan Stanley Mortgage Capital Holdings LLC (the “Agent”) and Morgan Stanley Bank, N.A. (the “Buyer”)
Ladies and Gentlemen:

[SERVICER] (the “Servicer”) is servicing certain mortgage loans for the Seller pursuant to certain Servicing Agreements between the Servicer and the Seller. Pursuant to the Repurchase Agreement among the Buyer, the Agent and the Seller, the Servicer is hereby notified that the Seller has granted a security interest to the Buyer in certain mortgage loans which are serviced by Servicer.
Upon receipt of a Notice of Event of Default from the Buyer in which the Buyer shall identify the mortgage loans which are then sold to the Buyer under the Repurchase Agreement (the “Purchased Loans”), the Servicer shall segregate all amounts collected on account of such Purchased Loans, hold them in trust for the sole and exclusive benefit of the Buyer, and remit such collections in accordance with the Buyer’s written instructions. Following such Notice of Event of Default, the Servicer shall follow the instructions of the Buyer with respect to the Purchased Loans, and shall deliver to the Buyer any information with respect to the Pledged Mortgage Loans reasonably requested by the Buyer.
[If the Servicer is an Affiliate of the Seller, this letter shall include: Upon the occurrence of an Event of Default that has not been waived, the Buyer (or the Agent, on behalf of the Buyer), may terminate any Servicing Agreement and in any event transfer servicing to the Buyer’s designee, at no cost or expense to the Buyer, it being agreed that the Seller will pay any and all fees required to terminate the Servicing Agreement and to effectuate the transfer of servicing to the designee of the Buyer.]
Notwithstanding any contrary information or direction which may be delivered to the Servicer by the Seller, the Servicer may conclusively rely on any information, direction or notice of an Event of Default delivered by the Buyer (or the Agent, on behalf of the Buyer), and the Seller shall indemnify and hold the Servicer harmless for any and all claims asserted against the Servicer for any actions taken in good faith by the Servicer in connection with the delivery of such information or Notice of Event of Default.
No provision of this letter may be amended, countermanded or otherwise modified without the prior written consent of the Buyer. The Buyer is an intended third party beneficiary of this letter.
Please acknowledge receipt and your agreement to the terms of this instruction letter by signing in the signature block below and forwarding an executed copy to the Buyer promptly upon receipt. Any notices to the Buyer should be delivered to the following address: 1585 Broadway, New York, New York 10036; Attention: ________________; Telephone:
Exhibit C-1

___________; Facsimile: ____________]; with a copy to: Morgan Stanley Bank, N.A., One Utah Center, 201 South Main Street, Salt Lake City, Utah 84111.

Very truly yours,

[                ]

By:
    Name:
    Title:

ACKNOWLEDGED AND AGREED TO:

    as Servicer

By:
    Title:
    Telephone:
    Facsimile:

Exhibit C-2

EXHIBIT D
(FORM OF BLANKET TAKEOUT ASSIGNMENT (THE SELLER’S LETTERHEAD)
(Date)
[TAKE-OUT THE BUYER]
[ADDRESS]

Attention

Dear :

With respect to each whole loan trade made by us with your firm from time to time, the undersigned hereby assigns each such trade to Morgan Stanley Bank, N.A. (the “Buyer”) unless and until such time as such assignment is revoked by a written notice from us and the Buyer to you. For each transaction, you hereby agree to accept delivery from, and pay the purchase price directly to the Buyer, whose acceptance of each trade assignment is indicated below. Accordingly, the Buyer is obligated to make delivery of such mortgage loans to you, and you will establish each trade as a buy transaction from the Buyer or its designee.
All confirmations pertaining to each trade should be sent to the Buyer, at 1585 Broadway, New York, New York 10036, Attention: ________________.
Please execute this letter in the space provided below and send it by facsimile to the Buyer.
Very truly yours,

[____________]

By:
Date:
Agreed:

[TAKE-OUT THE BUYER]

By:
Date:

Acceptance of Takeout Assignment:

MORGAN STANLEY BANK, N.A.

By:
Date:
Exhibit D-1

EXHIBIT E
FORM OF ASSIGNMENT AND ACCEPTANCE
Reference is made to the Master Repurchase Agreement and Securities Contract dated as of June 3, 2020 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”) by and between Home Point Financial Corporation, a New Jersey corporation (the “Seller”), Morgan Stanley Mortgage Capital Holdings LLC (the “Agent”) and Morgan Stanley Bank, N.A. (the “Buyer”). Capitalized terms not otherwise defined herein shall have the same meanings as specified therefor in the Repurchase Agreement.
Each “Assignor” referred to on Schedule I hereto (each, an “Assignor”) and each “Assignee” referred to on Schedule I hereto (each an “Assignee”) hereby agrees severally with respect to all information relating to it and its assignment hereunder and on Schedule I hereto as follows:
Subject to the provisions of Section 14.11 of the Repurchase Agreement, such Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to such Assignee, and such Assignee hereby purchases and assumes from such Assignor, an interest in and to such Assignor’s rights and obligations under the Repurchase Agreement as of the Effective Date (as hereinafter defined) equal to the percentage interest specified on Schedule I hereto of all outstanding rights and obligations under the Repurchase Agreement (collectively, the “Assigned Interests”).
Such Assignor:
(a)    hereby represents and warrants that its name set forth on Schedule I hereto is its legal name, that it is the legal and beneficial owner of the Assigned Interest and that such Assigned Interest is free and clear of any adverse claim;
(b)    other than as provided herein, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Repurchase Agreement or any of the other Repurchase Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Repurchase Agreement or any of the other Repurchase Documents, or any other instrument or document furnished pursuant thereto; and
(c)    makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller or any of the other parties or the performance or observance by the Seller or any of the other parties of any of its Obligations under or in respect of any of the Repurchase Documents, or any other instrument or document furnished pursuant thereto.
Such Assignee:
(a)    confirms that it has received a copy of the Repurchase Agreement, together with copies of the financial statements referred to in Section 9.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;
(b)    agrees that it will, independently and without reliance upon the Buyer and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Repurchase Agreement;
Exhibit E-1

(c)    represents and warrants that its name set forth on Schedule I hereto is its legal name;
(d)    agrees that, from and after the Effective Date, it will be bound by the provisions of the Repurchase Agreement and the other Repurchase Documents and, to the extent of the Assigned Interest, it will perform in accordance with their terms all of the obligations that by the terms of the Repurchase Agreement are required to be performed by it as a Buyer; and
(e)    The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date specified on Schedule I hereto.
As of the Effective Date, (a) such Assignee shall be a party to the Repurchase Agreement and, to the extent that rights and obligations under the Repurchase Agreement have been assigned to it pursuant to this Assignment and Acceptance, have the rights and obligations of a Buyer thereunder and (b) such Assignor shall, to the extent that any rights and obligations under the Repurchase Agreement have been assigned by it pursuant to this Assignment and Acceptance, relinquish its rights (other than provisions of the Repurchase Documents that are specified under the terms of such Repurchase Documents to survive the payment in full of the Obligations of the Seller under or in respect of the Repurchase Documents) and be released from its obligations under the Repurchase Agreement (and, if this Assignment and Acceptance covers all or the remaining rights and obligations of such Assignor under the Repurchase Agreement, such Assignor shall cease to be a party thereto).
From and after the Effective Date, the Seller shall make all payments under the Repurchase Agreement in respect of the Assigned Interest to such Assignee. Such Assignor and such Assignee shall make all appropriate adjustments in payments under the Repurchase Agreement for periods prior to the Effective Date directly between themselves.
This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.
This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule I hereto by facsimile shall be effective as delivery of an originally executed counterpart of this Assignment and Acceptance.
IN WITNESS WHEREOF, each Assignor and each Assignee have caused Schedule I hereto to be executed by their respective officers thereunto duly authorized, as of the date specified thereon.

Exhibit E-2

Schedule I
to
ASSIGNMENT AND ACCEPTANCE

Percentage interest assigned	%	%	%	%	%
Amount of Maximum Amount assigned	$	$	$	$	$
Aggregate outstanding principal amount of Purchased Loans assigned	$	$	$	$	$

Effective Date:    ________ __, ____

Assignor

_______________________________, as Assignor
[Type or print legal name of Assignor]

By
    Name:
    Title:

Dated: ________ __, ____
Assignee

_______________________________, as Assignee
[Type or print legal name of Assignee]

By
    Name:
    Title:

Dated: ________ __, ____

Domestic Lending Office:

Exhibit E-3

EXHIBIT F
TAKEOUT PROCEEDS IDENTIFICATION LETTER
[Date]
Morgan Stanley Bank, N.A.
1585 Broadway
New York, New York 10036
Attention: ____________
Facsimile: (___) ___-____

Ladies and Gentlemen:

Reference is made to that certain Master Repurchase Agreement and Securities Contract, dated as of June 3, 2020 (the “Repurchase Agreement”), by and between Home Point Financial Corporation (the “Seller”), Morgan Stanley Mortgage Capital Holdings LLC (the “Agent”) and Morgan Stanley Bank, N.A. (the “Buyer”). Capitalized terms used but not otherwise defined in this letter agreement (“Letter Agreement”) shall have the meanings given to them in the Repurchase Agreement.
On [date] the Takeout Investor previously identified to you with respect to the Mortgage Loan(s) referenced on Exhibit A attached hereto wired to your account at ________________, [total amount of wire]. Contained within the total amount of the wire was a disbursement amount of _________. This amount represents proceeds for one or more mortgage loans which were not financed under the Repurchase Agreement, the details of which are:
Mortgage loan #:    _____________________________
Obligor’s name:    _____________________________
Mortgage loan #:    _____________________________
Obligor’s name:    _____________________________
        [list additional mortgage loans, if necessary]
Please wire these funds to:
[insert wire instructions here]
All costs and expenses incurred in carrying out, or as a consequence of having carried out, these instructions shall be borne by the undersigned, including, without limitation, all wire transfer fees and any related Costs.
Very truly yours,

By:
Name:
Title:
Exhibit F-1

EXHIBIT G
RESERVED

Exhibit G-1

EXHIBIT H
FORM OF COMPLIANCE CERTIFICATE
[_______]
Reference is made to the Master Repurchase Agreement and Securities Contract, dated as of June 3, 2020 (the “Repurchase Agreement”), by and among Home Point Financial Corporation (the “Seller”), Morgan Stanley Mortgage Capital Holdings LLC (the “Agent”) and Morgan Stanley Bank, N.A. (the “Buyer”),
The undersigned hereby certifies to the Buyer on behalf of the Seller, as of [_____], 20[__], that:
(a)    both immediately prior to the entering into of each Transaction that has been entered into during the period since the delivery to Buyer of the immediately preceding Compliance Certificate (or, with respect to the first such certificate, since the Effective Date) and also after giving effect to each such Transaction and to the intended use of the Purchase Price paid to the Seller in respect thereof, the representations and warranties made by the Seller in Section 6 and Schedule 1 of the Repurchase Agreement, and elsewhere in each of the Repurchase Documents, were true and correct in all material respects on and as of the date of the making of each such Transaction (in the case of the representations and warranties in Section 6.11, Section 6.25 and Schedule 1 of the Repurchase Agreement, solely with respect to Purchased Loans subject to such outstanding Transactions) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(b)    Seller is, and as of the date of each Transaction that was entered into during the period since the delivery to Buyer of the immediately preceding Compliance Certificate (or, with respect to the first such certificate, since the Effective Date) was in compliance with all governmental licenses and authorizations, statutory and regulatory requirements, and qualified to do business and in good standing in all required jurisdictions;
(c)    Seller has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Repurchase Agreement and the other Repurchase Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default [except as specified below:][ if any Default or Event of Default has occurred and is continuing, Seller shall describe the same in reasonable detail and describing the action the Seller has taken or proposes to take with respect thereto];
(d)    the below calculations support the undersigned’s certification of the Seller’s compliance with the requirements of Sections 7.14, 7.15, 7.16 and 7.18 of the Repurchase Agreement; and
(e)    [***]
(f)    [As of the date hereof, Seller has not formed any new Subsidiaries since the date of delivery of the immediately preceding Compliance Certificate.][Seller has formed the following new Subsidiaries since the date of delivery of the immediately preceding Compliance Certificate: [___]].

Responsible Officer Certification:
Exhibit H-1

By:
    Name:
    Title:

Exhibit H-2